                                                Filed Pursuant to Rule 424(b)(2)
                                                      Registration No. 333-55634


Prospectus Supplement

(To Prospectus dated June 5, 2001)

                                3,000,000 SHARES

                        [ATRIX LABORATORIES, INC. LOGO]

                            ATRIX LABORATORIES, INC.
                                  COMMON STOCK
                         ------------------------------

     We are offering 3,000,000 shares of our common stock. All of the shares of common stock offered under this prospectus supplement are being offered by us.
                         ------------------------------


     Our common stock is traded on the Nasdaq National Market under the symbol "ATRX". The last reported sale price of our common stock on the Nasdaq National Market on August 8, 2001 was $24.16 per share.

                         ------------------------------

     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE S-5 OF THIS PROSPECTUS SUPPLEMENT.
                         ------------------------------


                                                               PER SHARE          TOTAL
                                                               ---------          -----
Offering Price........................................          $23.00         $69,000,000
Discounts and Commissions to Underwriters.............          $ 1.38         $ 4,140,000
Offering Proceeds to Atrix............................          $21.62         $64,860,000


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or completed. Any representation to the contrary is a criminal offense.


     We have granted the underwriters the right to purchase up to an additional 450,000 shares of common stock to cover any over-allotments. The underwriters can exercise this right at any time within thirty days after the offering. The underwriters expect to deliver the shares of common stock to investors on or about August 14, 2001.


BANC OF AMERICA SECURITIES LLC                        U.S. BANCORP PIPER JAFFRAY

                               CIBC WORLD MARKETS

                                                           GRUNTAL & CO., L.L.C.
                         ------------------------------


                                 August 8, 2001

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
                      PROSPECTUS SUPPLEMENT
Prospectus Supplement Summary...............................   S-1
Risk Factors................................................   S-5
Use of Proceeds.............................................  S-12
Price Range of Common Stock.................................  S-12
Dividends...................................................  S-12
Capitalization..............................................  S-13
Selected Consolidated Financial Data........................  S-14
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................  S-16
Business....................................................  S-24
Management..................................................  S-36
Underwriting................................................  S-39
Legal Matters...............................................  S-41
Experts.....................................................  S-41
Where You Can Find More Information.........................  S-41
Incorporation of Certain Information by Reference...........  S-42
Index to the Consolidated Financial Statements..............   F-1
                            PROSPECTUS
About this Prospectus.......................................     1
Where You Can Find More Information.........................     1
Atrix Laboratories, Inc.....................................     2
Recent Developments.........................................     2
Risk Factors................................................     2
Use of Proceeds.............................................     3
Description of Capital Stock................................     3
Plan of Distribution........................................     9
Legal Matters...............................................    10
Experts.....................................................    10


     You should rely only on the information contained in this prospectus supplement or incorporated by reference in the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus are accurate as of any date other than the date on the front of this prospectus supplement.

     The prospectus (including the documents incorporated by reference in the prospectus) that accompanies this prospectus supplement contains important information regarding this offering, and we urge you to read both the prospectus and this prospectus supplement in full to obtain material information concerning the shares and an investment in the shares.

     Information contained in our web site does not constitute part of this prospectus supplement or the accompanying prospectus.

     Atridox(R), Atrigel(R), Atrisone(R), Leuprogel(TM), BEMA(TM), SMP(TM), MCA(TM) and BCP(TM) are our trademarks. Block Drug Corporation, a wholly owned subsidiary of GlaxoSmithKline, plc, owns the trademark Atrisorb(R) in the United States and Canada. This prospectus supplement also includes trademarks of other companies.

                           FORWARD-LOOKING STATEMENTS

     This prospectus supplement contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that address, among other things, our strategy, the anticipated development of our products, our anticipated use of proceeds, our projected capital expenditures and liquidity, our development of additional revenue sources, our development and expansion in international markets, and market acceptance of our products. We intend for these forward-looking statements to be covered by the safe harbor provisions for forward-looking statement contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of complying with these safe harbor provisions. We have based these forward-looking statements on our current expectations and projections about future events. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties include those described in "Risk Factors" and elsewhere in this prospectus supplement.

     We use words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "should," "likely," "potential," "seek" and variations of these words and similar expressions to identify forward-looking statements. You should not place undue reliance on these forward-looking statements, which reflect our management's view only as of the date of this prospectus supplement. Except as required by law, we do not undertake any obligation to update these statements or publicly release the result of any revision to the forward-looking statements that we may make to reflect events or circumstances after the date of this prospectus supplement or to reflect the occurrence of unanticipated events.

                                  MARKET DATA

     Market data and forecasts used in this prospectus supplement, including, for example, estimates of growth in the biotechnology and pharmaceutical industries, have been obtained from independent industry sources. We have not independently verified the data obtained from these sources, and we cannot assure you of the accuracy or completeness of the data. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and additional uncertainties accompanying any estimates of future market size.

                         PROSPECTUS SUPPLEMENT SUMMARY

     This summary highlights certain information contained elsewhere in this prospectus supplement and the accompanying prospectus. You should read the following summary together with the more detailed information regarding our company and the common stock being sold in this offering, especially the risks of investing in our common stock discussed under the caption "Risk Factors."

                            ATRIX LABORATORIES, INC.

     We are an emerging specialty pharmaceutical company focused on advanced drug delivery. We have five patented drug delivery technologies that allow for parenteral, transmucosal and topical delivery of active pharmaceutical compounds including proteins and peptides. We have a diverse portfolio of products including proprietary oncology, pain management and dermatology products. We undertake late stage clinical development for our product candidates ourselves and license these products to marketing partners for commercialization. In addition, we license our technologies to major pharmaceutical and biotechnology companies. Our significant strategic alliances for marketing and commercializing our drug delivery technologies include Sanofi-Synthelabo Inc. and MediGene AG. Our significant strategic alliances for developing new chemical entities and life cycle management products include Elan International Services, Ltd., or Elan, Pfizer Inc. and Geneva Pharmaceuticals, Inc.

     Our most advanced pharmaceutical product candidate is Leuprogel, which contains leuprolide acetate, a leutinizing hormone-releasing agonist, in our proprietary Atrigel drug delivery system. In March 2001, we submitted a New Drug Application, or NDA, for our Leuprogel One-month product for the palliative treatment of advanced prostate cancer, and the United States Food and Drug Administration, or FDA, has accepted the NDA for review. We recently completed the Phase III clinical trial for our Leuprogel Three-month product and have completed enrollment of the Phase III clinical trial for our Leuprogel Four-month product. We are preparing an NDA for the Leuprogel Three-month product and we expect to submit the NDA to the FDA in the second half of 2001. We expect to submit an NDA for the Leuprogel Four-month product in the second quarter of 2002. We currently have a Leuprogel Six-month product in preclinical development. According to IMS Health's Global Services Midas database, the global market for hormonal prostate cancer drugs was approximately $2.4 billion in 1999.

     The Leuprogel products utilize our proprietary Atrigel drug delivery system to provide for the sustained release of leuprolide acetate for periods ranging from one to six months. The Atrigel drug delivery system consists of biodegradable polymers dissolved in biocompatible carriers that form an implant after injection into the body. Pharmaceuticals may be blended into this liquid delivery system at the time of manufacturing or, depending upon the product, may be added later by the physician at the time of use.

     The Phase III clinical study for our Leuprogel One-month product consisted of 117 patients and yielded results that demonstrated a six-month mean testosterone level of 6.2 ng/dL, well below the medical castration level of 50 ng/dL required by the FDA and the recommended National Comprehensive Cancer Network standard of 20 ng/dL. In addition, the mean prostate specific antigen, or PSA, level at six months was reduced to less than 3.2 ng/mL. Throughout the course of treatment, no patient's testosterone levels rose above the medical castration level of 50 ng/dL, which is referred to as a breakthrough. No patient had a serious treatment-related adverse event. The data from our Leuprogel Three-month clinical study, which consisted of 117 patients, are very similar to the Leuprogel One-month product results. Mean testosterone levels were reduced to approximately 10 ng/dL and the mean PSA level was reduced to 1.7 ng/mL, with only one occurrence of testosterone breakthrough; however, the patient's testosterone level was below the FDA suppression level following the second injection. No patient had a serious treatment-related adverse event. Additional advantages offered to the patient by our Leuprogel products are a smaller needle and a subcutaneous, rather than more painful intramuscular, injection delivery.

     In December 2000, we entered into an exclusive North American marketing agreement with Sanofi-Synthelabo, a major international pharmaceutical company, for our Leuprogel One-month, Three-month and Four-month products. Under the terms of the agreement, we will manufacture the Leuprogel products and receive an agreed upon transfer price from Sanofi-Synthelabo as well as royalties from sales. To date, we have received a total of $11 million in up-front license fees and milestone payments and can receive up to an additional $34 million upon achievement of milestones and approvals.



     In April 2001, we entered into an exclusive European marketing agreement with MediGene, a biotechnology company based in Germany, for our Leuprogel One-month, Three-month and Four-month products. Under the terms of the agreement, we will manufacture the Leuprogel products and we will receive additional payments for certain clinical, regulatory and sales milestones and royalties from sales. To date, we have received $2 million in license fees and can receive up to an additional $14 million upon achievement of milestones and approvals.


     We are developing Atrisone, our proprietary product for the treatment of acne and the itching associated with healing burn wounds. Atrisone incorporates dapsone with our proprietary Solvent Microparticle, or SMP, drug delivery system. Dapsone is a potent antibiotic with a separate anti-inflammatory activity, which reduces inflammation associated with acne. When given orally, dapsone is used for the treatment of such diseases as leprosy, malaria and dermatitis herpetiformis, an autoimmune skin disease. The goal for Atrisone is topical application to the acne lesion so as to reduce any potential side effects. The SMP technology consists of a two-stage system designed to provide topical delivery of highly water-insoluble drugs, such as dapsone, to the skin. After topical application, the blood levels of dapsone are 500 to 1,000 fold less than those found when the compound is given orally, thus reducing the potential for systemic side effects.

     In April 2001, we began enrollment for the first of two Phase III clinical trials for the Atrisone product. The first Phase III clinical trial consists of 500 patients and its endpoints are the reduction of inflammatory lesions, non-inflammatory lesions and total lesions. An additional endpoint of the trial is the global acne assessment, or the qualitative assessment of the patient's improvement after using the drug. The data from this Phase III trial are expected to be available by the first quarter of 2002. Based on the results of these data, we expect to begin a second Phase III clinical trial in the first quarter of 2002. According to IMS data, the U.S. market for topical products to treat acne was $600 million in 2000, with the combined oral and topical market at more than $1 billion.

     Our Bioerodible Mucoadhesive, or BEMA, drug delivery system is a proprietary polymer-based system designed to deliver local or systemic levels of drugs rapidly across oral or vaginal mucosal tissues. The semi-soft multi-layer BEMA disc adheres readily to the mucosal tissue, where it softens further and erodes away in approximately 10 to 20 minutes. The BEMA system is versatile and is able to incorporate a wide variety of drugs, including proteins and peptides. Preclinical studies have shown that the BEMA technology rapidly (approximately 15 minutes) delivers drugs to the systemic circulation, with sustained levels to six hours. We plan to begin Phase I safety and pharmacokinetic clinical trials for several compounds in late 2001 and early 2002.

     Our primary objective is to be a leading specialty pharmaceutical company focused on advanced drug delivery. Key elements to our strategy include:

     - expanding our portfolio of products through internal development,

     - maximizing the value of products by entering into late stage collaborative relationships,

     - licensing our technologies to major pharmaceutical and biotechnology companies,

     - pursuing acquisitions of complementary drug delivery technologies, and

     - acquiring or in-licensing proprietary compounds.

     Our principal executive offices are located at 2579 Midpoint Drive, Fort Collins, Colorado 80525. Our telephone number is (970) 482-5868.

                                  THE OFFERING

Common stock offered by us....   3,000,000 shares

Common stock to be outstanding
after the offering............   18,204,402 shares

Use of proceeds...............   We will use the net proceeds from this offering
                                 to broaden our technologies, supplement our product pipeline, further our current product development efforts and for working capital and general corporate purposes. We may use a portion of the net proceeds to acquire complementary assets, technologies and businesses.

Nasdaq National Market
symbol........................   "ATRX"

---------------

     The number of shares of our common stock outstanding after the offering is based on 15,204,402 shares of common stock outstanding as of June 30, 2001 and does not include the following:

     - 2,916,496 shares of common stock subject to outstanding options as of June 30, 2001 at a weighted average exercise price of $11.28 per share,

     - 1,013,649 shares of common stock issuable upon the exercise of warrants outstanding as of June 30, 2001 at a weighted exercise price of $17.94 per share, and

     - 1,354,056 additional shares reserved for future issuance under our stock option and stock incentive plans.

     Unless otherwise noted, all information in this prospectus supplement assumes that the underwriters will not exercise their option to purchase additional shares of our common stock to cover over-allotments.

                      SUMMARY CONSOLIDATED FINANCIAL DATA


     The following table presents our summary consolidated financial data as of and for the periods indicated. The summary consolidated balance sheet data as of June 30, 2001 is presented on an actual basis and as adjusted to reflect the sale of 3,000,000 shares of common stock offered by us in this offering at a public offering price of $23.00 per share and after deducting the underwriting discounts and commissions and estimated offering expenses and giving effect to the application of the net proceeds.


                                                                                                              SIX MONTHS ENDED
                                                                YEARS ENDED DECEMBER 31,                          JUNE 30,
                                                 ------------------------------------------------------    ----------------------
                                                   1996       1997       1998        1999        2000         2000         2001
                                                 --------    -------    -------    --------    --------    ----------    --------
                                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenue:
  Net sales and royalties......................  $    636    $ 1,895    $ 3,451    $  4,542    $  6,156     $  2,821     $  2,576
  Contract research and development revenue....     1,004        854        622       1,093       2,009          760        3,433
  Licensing, marketing rights and milestone
    revenue....................................        --      7,100     17,000          --       1,878          937        1,509
                                                 --------    -------    -------    --------    --------     --------     --------
        Total revenue..........................     1,640      9,849     21,073       5,635      10,043        4,518        7,518
                                                 --------    -------    -------    --------    --------     --------     --------
Operating expense:
  Cost of goods sold...........................       364      1,533      2,250       1,974       2,644        1,123        1,043
  Research and development.....................    10,092     11,545     12,189      15,555      16,735        7,330       13,104
  Purchased in-process research and
    development................................        --         --      3,050          --          --           --           --
  Administrative and marketing.................     3,872      2,027      2,507       4,300       4,386        2,212        2,702
                                                 --------    -------    -------    --------    --------     --------     --------
        Total operating expense................    14,328     15,105     19,996      21,830      23,766       10,665       16,849
                                                 --------    -------    -------    --------    --------     --------     --------
Income (loss) from operations..................   (12,688)    (5,256)     1,077     (16,195)    (13,723)      (6,147)      (9,331)
Other income (expense):
  Equity in loss of joint venture..............        --         --         --          --     (12,239)          --       (1,517)
  Investment income............................     1,204      1,726      3,966       2,720       1,959          888        1,456
  Interest expense.............................        --       (307)    (3,575)     (3,062)     (2,582)      (1,296)        (491)
  Debt conversion expense......................        --         --         --          --          --           --       (2,048)
  Other........................................        51        (30)        13          (8)         89           78          (23)
                                                 --------    -------    -------    --------    --------     --------     --------
        Net other income (expense).............     1,255      1,389        404        (350)    (12,773)        (330)      (2,623)
                                                 --------    -------    -------    --------    --------     --------     --------
Income (loss) before income taxes,
  extraordinary item and cumulative effect of
  change in accounting principle...............   (11,432)    (3,867)     1,482     (16,545)    (26,496)      (6,477)     (11,954)
Income tax -- current expense..................        --         --        (48)         --          --           --           --
                                                 --------    -------    -------    --------    --------     --------     --------
Income (loss) before extraordinary item and
  cumulative effect of change in accounting
  principle....................................   (11,432)    (3,867)     1,433     (16,545)    (26,496)      (6,477)     (11,954)
Extraordinary gain (loss) on extinguished
  debt.........................................        --         --        257       3,275          80           --         (288)
Cumulative effect of change in accounting
  principle....................................        --         --         --          --     (20,612)     (20,612)          --
                                                 --------    -------    -------    --------    --------     --------     --------
Net income (loss) before preferred stock
  dividends....................................   (11,432)    (3,867)     1,690     (13,270)    (47,028)     (27,089)     (12,242)
Accretion of dividend on preferred stock.......        --         --         --          --        (383)          --         (430)
                                                 --------    -------    -------    --------    --------     --------     --------
Net income (loss) applicable to common stock...  $(11,432)   $(3,867)   $ 1,690    $(13,270)   $(47,411)    $(27,089)    $(12,672)
                                                 ========    =======    =======    ========    ========     ========     ========
Basic and diluted earnings per common share:
  Income (loss) before extraordinary item and
    cumulative effect of change in accounting
    principle..................................  $  (1.13)   $  (.35)   $   .13    $  (1.46)   $  (2.23)    $   (.56)    $   (.82)
  Extraordinary item...........................        --         --        .02         .29          --           --         (.02)
  Cumulative effect of change in accounting
    principle..................................        --         --         --          --       (1.73)       (1.80)          --
                                                 --------    -------    -------    --------    --------     --------     --------
Net income (loss) before preferred stock
  dividends....................................     (1.13)      (.35)       .15       (1.17)      (3.96)       (2.36)        (.84)
Accretion of dividend on preferred stock.......        --         --         --          --        (.03)          --         (.03)
                                                 --------    -------    -------    --------    --------     --------     --------
Net income (loss) applicable to common stock...  $  (1.13)   $  (.35)   $   .15    $  (1.17)   $  (3.99)    $  (2.36)    $   (.87)
                                                 ========    =======    =======    ========    ========     ========     ========
Basic and diluted weighted average shares
  outstanding..................................    10,147     11,134     11,270      11,327      11,884       11,458       14,655
                                                 ========    =======    =======    ========    ========     ========     ========


                                                               AS OF JUNE 30, 2001
                                                              ----------------------
                                                              ACTUAL     AS ADJUSTED
                                                              -------    -----------
                                                                  (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Working capital.............................................  $55,798     $120,308
Total assets................................................   75,240      139,750
Long-term obligations.......................................   37,748       37,748
Shareholders' equity........................................   29,462       93,972

                                  RISK FACTORS

     You should carefully consider the following risk factors and the other information contained in this prospectus supplement and the accompanying prospectus before purchasing shares of our common stock. Investing in our common stock involves a high degree of risk. If any of the events described in the following risk factors occur, our business and financial condition could be seriously harmed. In addition, the trading price of our common stock could decline due to the occurrence of any of such events, and you may lose all or part of your investment.

WE HAVE A HISTORY OF OPERATING LOSSES AND ANTICIPATE FUTURE LOSSES.

     Since our inception, our focus has been to invest significant time and money into research and development of new and innovative products. Because of our time and financial commitments to these new products, we have operated at a loss for four of the previous five years. Furthermore, our research and development activities may result in additional operating losses for the foreseeable future. We cannot assure you that any particular product will ever be approved or achieve market penetration.

     To support our research and development of certain product candidates, we may rely on agreements with collaborators, licensors or others that provide financial and clinical support. If any of these agreements were terminated or substantially modified, we may incur additional losses. In addition, our ability to achieve profitability will depend on our ability to obtain regulatory approval and successful commercialization of our products. We cannot assure you that we will be able to achieve revenue growth or profitability.

WE MUST OBTAIN DOMESTIC AND FOREIGN REGULATORY APPROVAL OF OUR PRODUCT CANDIDATES, WHICH REQUIRES A SIGNIFICANT AMOUNT OF TIME AND MONEY.

     We must obtain approval from the FDA to manufacture and market pharmaceutical products in the United States. Other countries have similar requirements. The process that pharmaceutical products must undergo to get this approval includes preclinical testing and clinical trials to demonstrate safety and efficacy, and the process is expensive and time consuming.

     FDA approval can be delayed, limited or denied for many reasons, including:

     - a product candidate may be found to be unsafe or ineffective,

     - the FDA may interpret data from preclinical testing and clinical trials differently and less favorably than the way we interpret it,

     - the FDA might not approve our manufacturing processes or facilities,

     - the FDA may change its approval policies or adopt new regulations that may negatively affect or delay our ability to bring a product to market, and

     - a product candidate may not be approved for all the indications we requested and thus our markets may be limited.

     In addition, the process of obtaining approvals in foreign countries is also subject to delay and failure for similar reasons. Any delay in, or failure to receive, approval will have a material adverse effect on our business and financial condition.

     We are also required to comply with the FDA's current Good Manufacturing Practice, or GMP, regulations. GMP regulations include requirements relating to quality control, quality assurance and maintenance of records and documentation. Manufacturing facilities are subject to inspection by the FDA and must be approved before we can use them in the commercial manufacturing of our products. If we or our contract manufacturers are unable to comply with the applicable GMP requirements and other FDA regulatory requirements, our business may be harmed.

CLINICAL TRIALS ARE EXPENSIVE AND THEIR OUTCOME IS UNCERTAIN.

     Before obtaining regulatory approvals for the commercial sale of any products, we or our partners must demonstrate through preclinical testing and clinical trials that our product candidates are safe and effective for use in humans. Some of our product candidates are in the early stage of development. We spend and will continue to spend a significant amount of financial resources conducting preclinical testing and clinical trials.

     Completion of clinical trials may take several years or more and the length of time can vary substantially. Our initiation and rate of completion of clinical trials may be delayed by many factors, including:

     - our inability to recruit patients at a sufficient rate,

     - the failure of clinical trials to demonstrate a product candidate's efficacy,

     - our inability to follow patients adequately after treatment,

     - our inability to predict unforeseen safety issues,

     - our inability to manufacture sufficient quantities of materials for clinical trials,

     - the potential for unforeseen governmental or regulatory delays,

     - lack of sufficient financial resources, and

     - inability to satisfy FDA requirements which may result in the clinical trials being repeated.

     In addition, the results from preclinical testing and early clinical trials do not always predict results of later clinical trials. A number of new drugs have shown encouraging results in early clinical trials, but subsequently failed to establish sufficient safety and efficacy data to obtain necessary regulatory approvals. If a product candidate fails to demonstrate safety and efficacy in clinical trials, this failure may delay development of other product candidates and hinder our ability to conduct related preclinical testing and clinical trials. As a result of these failures, we may also be unable to find additional collaborators or to obtain additional financing. Our business and financial condition may be materially adversely affected by any delays in, or termination of, our clinical trials.

     Furthermore, to market our products outside the United States, our products are subject to additional clinical trials and approvals even though the products have been approved in the United States. To meet any additional requirements that might be imposed by foreign governments, we may incur additional costs that will inhibit our profitability. If the approvals are not obtained or will be too expensive to obtain, foreign distribution may not be feasible, which could harm our business.

OUR FUTURE PROFITABILITY DEPENDS ON THE DEVELOPMENT OF NEW PRODUCTS.

     We currently have a variety of new products in various stages of research and development and are working on possible improvements, extensions or reformulations of some existing products. These research and development activities, as well as the clinical testing and regulatory approval process, which must be completed before commercial quantities of these products can be sold, will require significant commitments of personnel and financial resources. Delays in the research, development, testing and approval processes will cause a corresponding delay in revenue generation from those products. Regardless of whether they are ever released to the market, the expense of such processes will have already been incurred.

     We reevaluate our research and development efforts regularly to assess whether our efforts to develop a particular product or technology are progressing at the rate that justifies our continued expenditures. On the basis of these reevaluations, we have abandoned in the past, and may abandon in the future, our efforts on a particular product or technology. We cannot assure you that any product we are researching or developing will ever be successfully released to the market. If we fail to take a product or technology from the development stage to market on a timely basis, we may incur significant expenses without a near-term financial return.

WE RELY HEAVILY ON OUR RELATIONSHIPS WITH OUR COLLABORATORS, AND IF WE FAIL TO MAINTAIN SUCH RELATIONSHIPS, IF THE COLLABORATORS DO NOT PERFORM SATISFACTORILY OR IF DISPUTES ARISE BETWEEN US AND A COLLABORATOR, OUR BUSINESS COULD BE HARMED.

     We form strategic relationships with collaborators to help us develop, commercialize and market many of our products. Our arrangements with collaborators are critical to commercializing our products. Although some of our revenues are obtained from strategic partners' research and development payments and upon achievement of certain milestones and sales from certain of our products that we market directly, we expect that most of our future revenues will be obtained from royalty payments from sales or a percentage of profits of products licensed to our collaborators. We cannot assure you that these relationships will continue or that our collaborators will perform satisfactorily. Failure to make or maintain these arrangements or form new arrangements or a delay in a collaborator's performance could adversely affect our business and financial condition.

     Disputes may arise between us and a collaborator. Such a dispute could delay the program on which we are working with the collaborator. It could also result in expensive arbitration or litigation, which may not be resolved in our favor. In addition, our collaborators could merge with or be acquired by another company or experience financial or other setbacks unrelated to our collaboration that could, nevertheless, adversely affect us.

     We are currently involved in a dispute with Block Drug Corporation relating to a commercialization agreement we entered into with Block in 1996. Block is now a wholly owned subsidiary of GlaxoSmithKline, plc. We believe that under the agreement, the milestone for the FDA approval of our Atrisorb-Doxy Barrier product was achieved in 2000 and the corresponding payment of $1,000,000 was due. Block has not made this payment. Pursuant to our agreement with Block, we will be entitled to an additional milestone payment of $2,000,000 upon Block's first commercial sale of the Atrisorb-Doxy Barrier product in the United States. The Block agreement provides that the first commercial sale of this product in the United States must occur within 120 days after FDA approval, subject to certain conditions that have been satisfied. The FDA approved the Atrisorb-Doxy Barrier product in September 2000. We have notified Block that they are in breach of the agreement for failure to commence marketing of our Atrisorb-Doxy Barrier product and on May 11, 2001 we filed a lawsuit in the U.S. District Court for the District of Colorado seeking injunctive relief based on Block's breach of the agreement. Block has initiated arbitration, and an arbitration hearing has been set for November 13, 2001. We cannot assure you of the outcome of these disputes.

WE HAVE LIMITED EXPERIENCE IN SELLING AND MARKETING OUR PRODUCTS.

     We have limited experience in marketing and selling our products. To achieve commercial success for any products, we must either develop a marketing and sales force or contract with another party, including collaborators, to perform these services for us. In either case, we will be competing with companies that have experienced and well-funded marketing and sales operations. To the extent we undertake to market or co-market our own products, we will require additional expenditures and management resources. We cannot assure you that we will be successful in developing a marketing and sales force or in contracting with a third party on acceptable terms to sell our products.

IF THERE IS NO MARKET ACCEPTANCE OF OUR PRODUCTS, OUR REVENUES WILL BE REDUCED.

     Our products may not gain market acceptance among physicians, patients, third-party payors and the medical community. The degree of market acceptance of any of our products or product candidates will depend on a number of factors, including:

     - demonstration of their clinical efficacy and safety,

     - their cost-effectiveness,

     - their potential advantage over alternative existing and newly developed treatment methods,

     - the marketing and distribution support they receive, and

     - reimbursement policies of government and third-party payors.

     Our products and product candidates, if successfully developed, will compete with a number of drugs and therapies currently manufactured and marketed by major pharmaceutical and other biotechnology companies. Our products may also compete with new products currently under development by others or with products which may cost less than our products. Physicians, patients, third-party payors and the medical community may not accept or utilize our products. If our products do not achieve significant market acceptance, our business and financial condition will be materially adversely affected.

WE CONDUCT OPERATIONS IN FOREIGN COUNTRIES WHICH ARE SUBJECT TO RISKS AND OUR PLANS FOR INTERNATIONAL EXPANSION MAY NOT SUCCEED, WHICH WOULD HARM OUR REVENUES AND PROFITABILITY.

     We conduct operations in foreign countries which are subject to certain risks. In addition, one of our strategies for increasing our revenues depends on expansion into international markets. Our international operations may not succeed for a number of reasons, including:

     - difficulties in managing foreign operations,

     - fluctuations in currency exchange rates or imposition of currency exchange controls,

     - competition from local and other foreign-based companies,

     - issues relating to uncertainties of laws and enforcement relating to the protection of intellectual property,

     - unexpected changes in trading policies and regulatory requirements,

     - duties and taxation issues,

     - language and cultural differences,

     - general political and economic trends, and

     - expropriation of assets, including bank accounts, intellectual property and physical assets by foreign governments.

     Accordingly, we may not be able to successfully execute our business plan in foreign markets. If we are unable to achieve anticipated levels of revenues from our international operations, our revenues and profitability will decline.

OUR INABILITY TO PROTECT OUR INTELLECTUAL PROPERTY AND DEFEND OURSELVES FROM INTELLECTUAL PROPERTY SUITS COULD HARM OUR COMPETITIVE POSITION AND OUR FINANCIAL PERFORMANCE.

     We rely heavily on our proprietary information in developing and manufacturing our products. We attempt to protect our intellectual property rights through patents, trade secrets and other measures. Despite our efforts to protect our proprietary rights from unauthorized use or disclosure, parties, including former employees or consultants of ours, may attempt to disclose, obtain or use our proprietary information or technologies. The steps we have taken may not prevent misappropriation of our proprietary information and technologies, particularly in foreign countries where laws or law enforcement practices may not protect our proprietary rights as fully as in the United States. Unauthorized disclosure of our proprietary information could harm our competitive position.

     Intellectual property claims brought against us, regardless of their merit, could result in costly litigation and the diversion of our financial resources and technical and management personnel. Further, if such claims are proven valid, through litigation or otherwise, we may be required to change our trademarks and pay financial damages, which could harm our profitability and financial performance.

IF WE ENGAGE IN ACQUISITIONS, WE WILL INCUR A VARIETY OF EXPENSES, AND WE MAY NOT BE ABLE TO REALIZE THE ANTICIPATED BENEFITS.

     From time to time, we engage in preliminary discussions with third parties concerning potential acquisitions of products, technologies and businesses. Although there are currently no commitments or agreements with respect to any acquisitions, in the future, we may pursue acquisitions of additional products, technologies or businesses. Acquisitions involve a number of risks, including:

     - difficulties in and costs associated with the assimilation of the operations, technologies, personnel and products of the acquired companies,

     - assumption of known or unknown liabilities or other unanticipated events or circumstances,

     - risks of entering markets in which we have limited or no experience, and

     - potential loss of key employees.

     Any of these risks could harm our ability to achieve levels of profitability of acquired operations or to realize other anticipated benefits of an acquisition.

WE MAY SEEK TO RAISE ADDITIONAL FUNDS, AND ADDITIONAL FUNDING MAY BE DILUTIVE TO STOCKHOLDERS OR IMPOSE OPERATIONAL RESTRICTIONS.

     Any additional equity financing may be dilutive to our stockholders and debt financing, if available, may involve restrictive covenants, which may limit our operating flexibility with respect to certain business matters. If additional funds are raised through the issuance of equity securities, the percentage ownership of our stockholders will be reduced. These stockholders may experience additional dilution in net book value per share and any additional equity securities may have rights, preferences and privileges senior to those of the holders or our common stock.

OUR FUTURE PERFORMANCE DEPENDS ON OUR ABILITY TO ATTRACT AND RETAIN KEY
PERSONNEL.

     Our success depends in part on our ability to attract and retain highly qualified management and scientific personnel. Competition for personnel in our industry is intense. The loss of key employees or the inability to attract key employees could limit our ability to develop new products and result in lost sales and diversion of management.

WE ARE SUBJECT TO ENVIRONMENTAL COMPLIANCE RISKS.

     Our research, development and manufacturing involves the controlled use of hazardous biological, chemical and radioactive materials. We are also subject to federal, state and local government regulation in the conduct of our business, including regulations on employee safety and our handling and disposal of hazardous and radioactive materials. Any new regulation or change to an existing regulation could require us to implement costly capital or operating improvements for which we have not budgeted. We cannot assure you that these regulations will remain the same or that we will be able to maintain compliance with these regulations.

OUR INDUSTRY IS CHARACTERIZED BY INTENSE COMPETITION AND RAPID TECHNOLOGICAL CHANGE, WHICH MAY LIMIT OUR COMMERCIAL OPPORTUNITIES, RENDER OUR PRODUCTS OBSOLETE AND REDUCE OUR REVENUES.

     The pharmaceutical and biotechnology industries are highly competitive. We face intense competition from academic institutions, government agencies, research institutions and other biotechnology and pharmaceutical companies, including other drug delivery companies. Some of these competitors are also our collaborators. These competitors are working to develop and market other drug delivery systems, vaccines, antibody therapies and other methods of preventing or reducing disease, and new small-molecule and other classes of drugs that can be used without a drug delivery system.

     Many of our competitors have much greater capital resources, manufacturing and marketing experience, research and development resources and production facilities than we do. Many of them also have much more experience than we do in preclinical testing and clinical trials of new drugs and in obtaining FDA and foreign approvals. In addition, they may succeed in obtaining patents that would make it difficult or impossible for us to compete with their products.

     Because major technological changes can happen quickly in the biotechnology and pharmaceutical industries, the development by competitors of technologically improved or different products may make our product candidates obsolete or noncompetitive.

IF THIRD-PARTY PAYORS WILL NOT PROVIDE COVERAGE OR REIMBURSE PATIENTS FOR THE USE OF OUR PRODUCTS, OUR REVENUES AND PROFITABILITY WILL SUFFER.

     The commercial success of our products is substantially dependent on whether third-party reimbursement is available for the use of our products by the medical profession. Medicare, Medicaid, health maintenance organizations and other third-party payors may not authorize or otherwise budget for the reimbursement of our products. In addition, they may not view our products as cost-effective and reimbursement may not be available to consumers or may not be sufficient to allow our products to be marketed on a competitive basis. Likewise, legislative proposals to reform health care or reduce government programs could result in lower prices for or rejection of our products. Changes in reimbursement policies or health care cost containment initiatives that limit or restrict reimbursement for our products may cause our revenues to decline.

IF PRODUCT LIABILITY LAWSUITS ARE BROUGHT AGAINST US, WE MAY INCUR SUBSTANTIAL COSTS.

     Our industry faces an inherent risk of product liability claims from allegations that our products resulted in adverse effects to the patient and others. These risks exist even with respect to those products that are approved for commercial sale by the FDA and manufactured in facilities licensed and regulated by the FDA. Our insurance may not provide adequate coverage against potential product liability claims or losses. In addition, we cannot assure you that our current coverage will continue to be available in the future on reasonable terms, if at all. Even if we are ultimately successful in product liability litigation, the litigation would consume substantial amounts of our financial and managerial resources and may create adverse publicity, all of which would impair our ability to generate sales. If we were found liable for any product liability claims in excess of our insurance coverage or outside our coverage, the cost and expense of such liability could severely damage our business and profitability.

A VARIETY OF FACTORS MAY CAUSE THE PRICE OF OUR STOCK TO BE VOLATILE.

     Our stock price may fluctuate due to a variety of factors, including:

     - announcements of developments related to our business or our competitors' businesses,

     - fluctuations in our operating results,

     - sales of our common stock in the marketplace,

     - failure to meet or changes in analysts' expectations,

     - general conditions in the pharmaceutical and biotechnology industries or the worldwide economy,

     - announcements of innovations, new products or product enhancements by us or by our competitors,

     - developments in patents or other intellectual property rights or any litigation relating to these rights, and

     - developments in our relationships with our customers, suppliers and collaborators.

     In recent years, our stock, the stock of other pharmaceutical and biotechnology companies and the stock market in general have experienced extreme price fluctuations, which have been unrelated to the operating performance of the affected companies. We cannot assure you that the market price of our common stock will not continue to experience significant fluctuations in the future, including fluctuations that are unrelated to our performance.

WE WILL RETAIN BROAD DISCRETION IN THE USE OF PROCEEDS FROM THIS OFFERING AND MAY NOT OBTAIN A SIGNIFICANT RETURN ON THE USE OF THESE PROCEEDS.

     We currently have no specific plans for a significant portion of our net proceeds from this offering. Consequently, our management has discretion as to how to spend the proceeds from this offering and may spend these proceeds in ways with which our stockholders may not agree. Management's allocation of the proceeds of this offering may not benefit our business and the investment of the proceeds may not yield a favorable return.

ANTI-TAKEOVER PROVISIONS AND OUR RIGHT TO ISSUE PREFERRED STOCK COULD MAKE A THIRD-PARTY ACQUISITION DIFFICULT.

     Our certificate of incorporation and bylaws and anti-takeover provisions of Delaware law could make it difficult for a third party to acquire control of us, even if a change in control would be beneficial to stockholders. Our certificate of incorporation provides that our board of directors may issue, without stockholder approval, preferred stock having such voting rights, preferences and special rights as the board of directors may determine. Our certificate of incorporation and bylaws also provide for a classified board, with board members serving staggered three-year terms. In addition, we have a stockholder rights plan, which entitles existing stockholders to rights, including the right to purchase shares of preferred stock, in the event of an acquisition of 15% or more of our outstanding common stock, or an unsolicited tender offer for such shares. These provisions of Delaware law, our certificate of incorporation and bylaws, and our stockholders rights plan may make it difficult for a third party to acquire us.

                                USE OF PROCEEDS


     We estimate that our net proceeds from the sale of the 3,000,000 shares of common stock we are offering will be approximately $64.5 million, or approximately $74.2 million if the underwriters exercise their over-allotment option in full, based on the public offering price of $23.00 per share and after deducting underwriting discounts and commissions and our estimated offering expenses.


     We expect to use these net proceeds to broaden our technologies, supplement our product pipeline, and otherwise further our current product development efforts. We will also use funds for working capital and general corporate purposes. In addition, we may use a portion of the net proceeds to acquire complementary assets, technologies and businesses. We currently have no commitments or agreements with respect to any acquisitions. Pending use of the net proceeds, we plan to invest the net proceeds in short-term investment grade securities. We will have broad discretion as to the allocation and use of the net proceeds that we will receive.

                          PRICE RANGE OF COMMON STOCK

     Our common stock is traded on the Nasdaq National Market under the symbol "ATRX." The following table sets forth, for the fiscal periods indicated, the range of high and low sales prices per share of our common stock as reported on the Nasdaq National Market:


                                                              HIGH      LOW
                                                             ------    ------
1999:
  First Quarter............................................  $16.00    $ 8.50
  Second Quarter...........................................   12.13      7.94
  Third Quarter............................................    9.94      6.25
  Fourth Quarter...........................................    7.69      3.31
2000:
  First Quarter............................................  $16.56    $ 5.06
  Second Quarter...........................................   11.06      6.88
  Third Quarter............................................   16.19      8.88
  Fourth Quarter...........................................   19.81     12.13
2001:
  First Quarter............................................  $25.00    $13.38
  Second Quarter...........................................   24.76      9.63
  Third Quarter (through August 8, 2001)...................   28.40     21.40



     On August 8, 2001, the last reported sale price of our common stock as reported by the Nasdaq National Market was $24.16 per share. As of August 7, 2001, there were 15,228,635 shares of our common stock outstanding, held by approximately 2,470 holders of record.


                                   DIVIDENDS

     We have not paid any cash dividends to stockholders since our inception. We currently intend to retain all available funds for use in the operation of our business and do not anticipate paying any cash dividends on our common stock in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our board of directors and will be dependent on results of operations, financial condition, restrictions imposed by applicable law and other factors deemed relevant by our board of directors.

                                 CAPITALIZATION


     The following table presents our cash, cash equivalents, marketable securities and capitalization as of June 30, 2001 on an actual basis and on an as adjusted basis to reflect the sale of 3,000,000 shares of common stock we are offering at a public offering price of $23.00 per share and after deducting the underwriting discounts and commissions and estimated offering expenses and giving effect to the application of the estimated net proceeds. This table should be read in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus supplement.



                                                                   AS OF JUNE 30, 2001
                                                              ------------------------------
                                                                 ACTUAL         AS ADJUSTED
                                                              -------------    -------------
Cash, cash equivalents and marketable securities............  $  56,249,042    $ 120,759,042
                                                              =============    =============
Current portion of long-term debt...........................             --               --
Long-term debt, less current portion:
  Convertible subordinated notes............................  $   9,711,000    $   9,711,000
                                                              -------------    -------------
          Total long-term debt..............................      9,711,000        9,711,000
                                                              -------------    -------------
Stockholders' Equity:
  Preferred stock, $.001 par value; 5,000,000 shares
     authorized:
     Series A preferred stock, $.001 par value, 200,000
       shares authorized and no shares issued or
       outstanding..........................................             --               --
     Series A convertible exchangeable preferred stock,
       $.001 par value, 20,000 shares authorized; 12,439
       shares issued and outstanding........................             12               12
  Common stock, $.001 par value; 45,000,000 shares
     authorized; shares issued and outstanding: Actual:
     15,204,402 shares; and As Adjusted: 18,204,402
     shares.................................................         15,204           18,204
  Additional paid-in capital................................    148,171,512      212,678,512
  Accumulated other comprehensive loss......................       (555,204)        (555,204)
  Accumulated deficit.......................................   (118,169,074)    (118,169,074)
                                                              -------------    -------------
       Total stockholders' equity...........................     29,462,450       93,972,450
                                                              -------------    -------------
          Total capitalization..............................  $  39,173,450    $ 103,683,450
                                                              =============    =============


     The number of shares of our common stock outstanding after the offering is based on 15,204,402 shares of common stock outstanding as of June 30, 2001 and does not include:

     - 2,916,496 shares of common stock subject to outstanding options as of June 30, 2001 at a weighted average exercise price of $11.28 per share,

     - 1,013,649 shares of common stock issuable upon the exercise of warrants outstanding as of June 30, 2001 at a weighted exercise price of $17.94 per share, and

     - 1,354,056 shares of common stock reserved for issuance under our stock option and stock incentive plans.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table presents selected consolidated financial data as of and for the periods indicated. The consolidated statement of operations data for each of the fiscal years in the three-year period ended December 31, 2000 and the consolidated balance sheet data as of December 31, 1999 and 2000 were derived from our consolidated financial statements audited by Deloitte & Touche LLP, independent auditors, included elsewhere in this prospectus supplement. The consolidated statement of operations data for the fiscal years ended December 31, 1996 and 1997 and the consolidated balance sheet data as of December 31, 1996, 1997 and 1998 were derived from our consolidated financial statements audited by Deloitte & Touche LLP not included in this prospectus supplement. The consolidated statement of operations data for the six-month periods ended June 30, 2000 and 2001 and the consolidated balance sheet data as of June 30, 2001 are derived from unaudited interim consolidated financial statements included elsewhere in this prospectus supplement. The unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in our opinion, include all adjustments which we consider necessary to present fairly the financial condition and results of operations for the period presented. You should read this information together with this discussion in "Management's Discussion and Analysis of Consolidated Financial Condition and Results of Consolidated Operations" and the consolidated financial statements and related notes included elsewhere in this prospectus supplement.

                                                                                                          SIX MONTHS ENDED
                                                                YEARS ENDED DECEMBER 31,                      JUNE 30,
                                                   --------------------------------------------------   ---------------------
                                                     1996      1997      1998       1999       2000        2000        2001
                                                   --------   -------   -------   --------   --------   ----------   --------
                                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenue:
  Net sales and royalties........................  $    636   $ 1,895   $ 3,451   $  4,542   $  6,156    $  2,821    $  2,576
  Contract research and development revenue......     1,004       854       622      1,093      2,009         760       3,433
  Licensing, marketing rights and milestone
    revenue......................................        --     7,100    17,000         --      1,878         937       1,509
                                                   --------   -------   -------   --------   --------    --------    --------
         Total revenue...........................     1,640     9,849    21,073      5,635     10,043       4,518       7,518
                                                   --------   -------   -------   --------   --------    --------    --------
Operating expense:
  Cost of goods sold.............................       364     1,533     2,250      1,974      2,644       1,123       1,043
  Research and development.......................    10,092    11,545    12,189     15,555     16,735       7,330      13,104
  Purchased in-process research and
    development..................................        --        --     3,050         --         --          --          --
  Administrative and marketing...................     3,872     2,027     2,507      4,300      4,386       2,212       2,702
                                                   --------   -------   -------   --------   --------    --------    --------
         Total operating expense.................    14,328    15,105    19,996     21,830     23,766      10,665      16,849
                                                   --------   -------   -------   --------   --------    --------    --------
Income (loss) from operations....................   (12,688)   (5,256)    1,077    (16,195)   (13,723)     (6,147)     (9,331)
Other income (expense):
  Equity in loss of joint venture................        --        --        --         --    (12,239)         --      (1,517)
  Investment income..............................     1,204     1,726     3,966      2,720      1,959         888       1,456
  Interest expense...............................        --      (307)   (3,575)    (3,062)    (2,582)     (1,296)       (491)
  Debt conversion expense........................        --        --        --         --         --          --      (2,048)
  Other..........................................        51       (30)       13         (8)        89          78         (23)
                                                   --------   -------   -------   --------   --------    --------    --------
         Net other income (expense)..............     1,255     1,389       404       (350)   (12,773)       (330)     (2,623)
                                                   --------   -------   -------   --------   --------    --------    --------
Income (loss) before income taxes, extraordinary
  item and cumulative effect of change in
  accounting principal...........................   (11,432)   (3,867)    1,482    (16,545)   (26,496)     (6,477)    (11,954)
Income tax -- current expense....................        --        --       (48)        --         --          --          --
                                                   --------   -------   -------   --------   --------    --------    --------
Income (loss) before extraordinary item and
  cumulative effect of change in accounting
  principle......................................   (11,432)   (3,867)    1,433    (16,545)   (26,496)     (6,477)    (11,954)
Extraordinary gain (loss) on extinguished debt...        --        --       257      3,275         80          --        (288)
Cumulative effect of change in accounting
  principle......................................        --        --        --         --    (20,612)    (20,612)         --
                                                   --------   -------   -------   --------   --------    --------    --------
Net income (loss) before preferred stock
  dividends......................................   (11,432)   (3,867)    1,690    (13,270)   (47,028)    (27,089)    (12,242)
Accretion of dividend on preferred stock.........        --        --        --         --       (383)         --        (430)
                                                   --------   -------   -------   --------   --------    --------    --------
Net income (loss) applicable to common stock.....  $(11,432)  $(3,867)  $ 1,690   $(13,270)  $(47,411)   $(27,089)   $(12,672)
                                                   ========   =======   =======   ========   ========    ========    ========

                                                                                                          SIX MONTHS ENDED
                                                                YEARS ENDED DECEMBER 31,                      JUNE 30,
                                                   --------------------------------------------------   ---------------------
                                                     1996      1997      1998       1999       2000        2000        2001
                                                   --------   -------   -------   --------   --------   ----------   --------
                                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
Basic and diluted earnings per common share:
  Income (loss) before extraordinary item and
    cumulative effect of change in accounting
    principle....................................  $  (1.13)  $  (.35)  $   .13   $  (1.46)  $  (2.23)   $   (.56)   $   (.82)
  Extraordinary item.............................        --        --       .02        .29         --          --        (.02)
  Cumulative effect of change in accounting
    principle....................................        --        --        --         --      (1.73)      (1.80)         --
                                                   --------   -------   -------   --------   --------    --------    --------
Net income (loss) before preferred stock
  dividends......................................     (1.13)     (.35)      .15      (1.17)     (3.96)      (2.36)       (.84)
Accretion of dividend on preferred stock.........        --        --        --         --       (.03)         --        (.03)
                                                   --------   -------   -------   --------   --------    --------    --------
Net income (loss) applicable to common stock.....  $  (1.13)  $  (.35)  $   .15   $  (1.17)  $  (3.99)   $  (2.36)   $   (.87)
                                                   ========   =======   =======   ========   ========    ========    ========
Basic and diluted weighted average shares
  outstanding....................................    10,147    11,134    11,270     11,327     11,884      11,458      14,655
                                                   ========   =======   =======   ========   ========    ========    ========

                                                                    AS OF DECEMBER 31,                   AS OF JUNE 30,
                                                      -----------------------------------------------   -----------------
                                                       1996      1997      1998      1999      2000      2000      2001
                                                      -------   -------   -------   -------   -------   -------   -------
                                                                                (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Working capital.....................................  $24,669   $67,229   $63,121   $38,646   $56,549   $32,624   $55,798
Total assets........................................   38,463    78,294    79,480    54,659    74,172    46,804    75,240
Long-term obligations...............................       --    50,000    48,500    36,690    60,408    36,690    37,748
Shareholders' equity................................   30,284    26,703    28,422    14,670     7,809     7,919    29,462

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     You should read the following discussion in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus supplement. The results below are not necessarily indicative of the results to be expected in any future period. Certain statements in the following discussion are considered forward-looking statements under federal securities laws. These forward-looking statements are subject to various risks and uncertainties, including those described under the heading "Risk Factors," that could cause actual results to differ substantially from historical results or our predictions.

OVERVIEW

     We are an emerging specialty pharmaceutical company focused on advanced drug delivery. With five unique patented drug delivery technologies, we are currently developing a diverse portfolio of products, including proprietary oncology, pain management, and dermatology products. Our drug delivery systems deliver controlled amounts of drugs in time frames ranging from minutes to months to address a range of therapeutic and patient needs. Atrigel is our original proprietary sustained release biodegradable polymer drug delivery system. The Atrigel system may provide benefits over traditional methods of drug administration, such as safety and effectiveness, wide array and ease of applications, site-specific or systemic delivery, customized release rates and biodegradability. With the acquisition of ViroTex Corporation in November 1998, we added four additional drug delivery systems: BEMA, MCA, BCP and SMP. Currently we have 20 compounds in various stages of preclinical development, a number of which are being developed through partnerships with different external companies.

     We form strategic alliances with large pharmaceutical and biotechnology companies utilizing our various drug delivery systems. Our significant strategic alliances for marketing and commercializing our drug delivery technologies include Sanofi-Synthelabo Inc. and MediGene AG. Our significant strategic alliances for developing new chemical entities and life cycle management products include Elan International Services, Ltd., Pfizer Inc. and Geneva Pharmaceuticals, Inc.

RESULTS OF OPERATIONS

  Six Months Ended June 30, 2001 Compared to Six Months Ended June 30, 2000 (Restated)

     Total revenues for the six months ended June 30, 2001 were approximately $7,518,000 compared to approximately $4,518,000 for the six months ended June 30, 2000, representing a 66% increase.

     Product net sales and royalty revenue were approximately $2,576,000 during the six months ended June 30, 2001 compared to approximately $2,821,000 for the six months ended June 30, 2000, representing a 9% decrease. This decrease was primarily related to a reduction of sales of approximately $209,000 for our Doxirobe product, which is used in companion animals, as well as a reduction in sales of approximately $114,000 for our contract manufacturing business.

     Contract research and development revenue represents revenue we received from grants, from unaffiliated third parties and from our joint venture with Elan for performing contract research and development activities using our various patented drug delivery technologies. Contract research and development revenue was approximately $3,433,000 for the six months ended June 30, 2001 compared to approximately $760,000 for the six months ended June 30, 2000, representing a 352% increase. This increase is primarily related to the recognition of approximately $1,883,000 for oncology and pain management research activities with our joint venture, Transmucosal Technologies, Ltd., approximately $407,000 for dermatology research activities with Geneva Pharmaceuticals and approximately $258,000 for research projects with Pfizer.

     Licensing, marketing rights and milestone revenue recognized in accordance with SAB No. 101 for the six months ended June 30, 2001 was approximately $1,509,000 compared to approximately $937,000 for the six months ended June 30, 2000, representing a 61% increase. This increase is primarily related to the recognition of approximately $495,000 in license fee revenue for our Leuprogel products under the Sanofi-Synthelabo and MediGene agreements. The Block agreement provides for potential milestone payments

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totaling up to $50 million to us over a three to five year period, as well as manufacturing margins and royalties on sales. Prior to 2001, we had received $24.1 million in milestone payments from Block. In February 2001, we received a $1,000,000 Atridox sales milestone payment from Block. These milestone payments will be recognized as revenue over a ten-year period using the straight-line method. We are currently in a dispute with Block pertaining to two Atrisorb-Doxy milestone payments. Additionally, the European Leuprogel license fee from MediGene for $2,000,000 was received in April 2001 and will be recognized over a ten-year period.

     Cost of goods sold recorded for the six months ended June 30, 2001 was approximately $1,043,000 compared to approximately $1,123,000 for the six months ended June 30, 2000, representing a 7% decrease. This decrease in cost of sales correlates to the decline in sales revenue.

     Research and development expenses for the six months ended June 30, 2001 were approximately $13,104,000 compared to approximately $7,330,000 for the six months ended June 30, 2000, representing a 79% increase. Approximately $2,878,000 of this increase was due to progress in our Leuprogel products. Approximately $773,000 is related to oncology and pain management research activities with our joint venture, Transmucosal Technologies, Ltd. Dermatology research and development activities for Geneva Pharmaceuticals related projects increased approximately $739,000. In January 2001, we purchased an exclusive option from Tulane University Heath Science Center to license growth hormone releasing peptide-1, or GHRP-1, a patented growth promoting compound. Research and development activities for the GHRP-1 were approximately $818,000 for the six months ended June 30, 2001. Additionally, Atrisone research and development expenditures increased approximately $725,000.

     Administrative and marketing expenses for the six months ended June 30, 2001 were approximately $2,702,000 compared to approximately $2,212,000 for the six months ended June 30, 2000, representing a 22% increase. The increase was primarily related to an increase in legal expenses associated with general business planning and activities, including fees for patents/trademark searches and the Block dispute.

     We recognized a loss of approximately $1,517,000 for the six months ended June 30, 2001 for our 80.1% equity share in the loss of our joint venture with Elan. The joint venture was established in June 2000. Currently, the joint venture is developing two products using our BEMA drug delivery system. We expect to record additional equity losses for the joint venture in the foreseeable future.

     Investment income for the six months ended June 30, 2001 was approximately $1,456,000 compared to approximately $888,000 for the six months ended June 30, 2000, representing a 64% increase. The increase was primarily the result of a net increase in our cash and cash equivalents and our marketable securities of approximately $28,019,000 for the six months ended June 30, 2001 in comparison to the six months ended June 30, 2000. The increase in our cash and investment balances was primarily the result of receiving an $8,000,000 license fee and a $15,000,000 purchase of our common stock from Sanofi-Synthelabo in January 2001. Additionally, we received a $2,000,000 payment from MediGene in April 2001 to license Leuprogel in Europe and a $3,000,000 payment from Sanofi-Synthelabo in June 2001 for the NDA filing of the Leuprogel One-month product.

     Interest expense for the six months ended June 30, 2001 was approximately $491,000 compared to approximately $1,296,000 for the six months ended June 30, 2000, representing a 62% decrease. The reduction in interest expense was primarily the result of exchanges of common stock for $26,479,000 of our 7% convertible subordinated notes since the period ended June 30, 2000.

     During the six months ended June 30, 2001, we completed a series of private transactions involving the exchange of 1,482,031 issued shares of common stock for $26,479,000, or 53% of the original offering amount, of the 7% convertible subordinated notes. Of the 1,482,031 shares issued, 1,393,629 shares were valued at the conversion price of $19.00 per share and the remaining 88,402 were valued at the closing market price as of the various exchange dates. As a result, we recognized an extraordinary loss of approximately $288,000 for the write-off of approximately $585,000 for pro rata unamortized deferred finance

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charges net of approximately $297,000 interest expense eliminated as a result of these exchanges. Additionally, as part of the 88,402 shares issued to induce conversion, debt conversion expense of approximately $2,048,000 was recognized in the six months ended June 30, 2001. As of June 30, 2001 and December 31,
2000, the convertible notes payable balance was $9,711,000 and $36,190,000, respectively.

     As discussed below, effective in the fiscal fourth quarter of 2000, we changed our method of accounting for nonrefundable technology access fees and milestone payments to recognize such payments as revenue over the term of the related agreements. The change in accounting principle is based on guidance provided in the Securities and Exchange Commission's Staff Accounting Bulletin No. 101 -- Revenue Recognition in Financial Statements. As a result of this change in accounting principle, we recorded a cumulative effect adjustment in the first quarter of 2000 which resulted in a $20,612,000 charge to earnings.

     We issued 12,015 shares of our Series A convertible exchangeable preferred stock to Elan in July 2000 in connection with the formation of our joint venture with Elan. Related to this issuance, we recognized approximately $430,000 for accretion of dividend on preferred stock for the six months ended June 30, 2001.

     For the reasons described above, we recorded a net loss applicable to common stock of approximately $12,672,000, or $.87 per share, for the six months ended June 30, 2001 compared to a net loss applicable to common stock of approximately $27,089,000, or $2.36 per share, for the six months ended June 30, 2000.

  Year Ended December 31, 2000 Compared to Year Ended December 31, 1999

     Effective in the fourth quarter of 2000, we changed our method of accounting for nonrefundable technology access fees and milestone payments to recognize such payments as revenue over the term of the related agreements. The change in accounting principle is based on guidance provided in the Securities and Exchange Commission's Staff Accounting Bulletin No. 101 -- Revenue Recognition in Financial Statements. Previously, we recognized $24,100,000 for nonrefundable technology access fees and milestone payments as revenue when received and when we fulfilled all contractual obligations relating to the fees and milestone payments. There was approximately $20,612,000 cumulative effect for this change in accounting principle which was reported as a charge in the year ended December 31, 2000. The cumulative effect was recorded as deferred revenue that will be recognized as revenue over the remaining contractual terms for each of the specific agreements. During the year ended December 31, 2000, the impact of the change in accounting principle increased net loss by approximately $18,734,000, or $1.58 per share. This amount is comprised of approximately $20,612,000, or $1.73 per share, cumulative effect of the change as described above, net of approximately $1,878,000, or $0.16 per share, recognized as revenue during the year. The remainder of the related deferred revenue will be recognized as revenue approximately as follows: $1,885,000 for each year from 2001 through 2010 and $11,000 for each year from 2011 through 2015 and $2,000 in 2016.

     Total revenues for the year ended December 31, 2000 were approximately $10,043,000 compared to approximately $5,635,000 for the year ended December 31, 1999, representing a 78% increase.

     Product net sales and royalty revenue were approximately $6,156,000 for the year ended December 31, 2000 compared to approximately $4,542,000 for the year ended December 31, 1999, representing a 36% increase. The increase of approximately $1,710,000 in our contract manufacturing business with unaffiliated third parties was the significant factor for the increase in net sales revenue.

     During the fourth quarter of 1999, we incurred a charge of $733,000 for a change in estimate for revenues from sales of Atridox, Atrisorb FreeFlow GTR Barrier and Atrisorb GTR Barrier. This change resulted when Block provided updated information indicating the actual net selling price of these products was less than the estimated net selling price previously provided by Block. Our revenue is based on a set percentage of Block's actual net sales. We recorded this adjustment in the quarter ended December 31, 1999 as a change in estimate at the time it became known. Further, we reduced the rate at which we recognized revenue under the Block agreement during 2000 to reflect these lower selling prices.

     Contract research and development revenue represents revenue we earned from grants and from third parties for performing contract research and development activities using our various patented drug delivery technologies. Contract research and development revenue was approximately $2,009,000 for the year ended

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December 31, 2000 compared to approximately $1,093,000 for the year ended
December 31, 1999, representing a 84% increase. Approximately, $1,344,000 was related to work on five research projects with third parties. Additionally, contract research and development revenue earned from our joint venture with Elan, Transmucosal Technologies, was approximately $251,000 for the year ended December 31, 2000 compared to $0 for the year ended December 31, 1999. We commenced research and development activities for Transmucosal Technologies in October 2000.

     Licensing, marketing rights and milestone revenue for the year ended December 31, 2000 was approximately $1,878,000 compared to $0 for the year ended December 31, 1999. Revenue of $1,878,000 was recognized in the year ended December 31, 2000 primarily for the Block milestone payments received in 1997 and 1998 in accordance with SAB 101.

     The Block agreement provides for potential milestone payments totaling up to $50 million to us over a three-to-five year period, as well as manufacturing margins and royalties on sales. Prior to 2000, we had recognized $24.1 million in milestone payments from Block. No additional Block milestone payments were received in 2000. We are currently in a dispute with Block related to product pricing and milestone payments. See "Business -- Legal Proceedings."

     Cost of goods sold was approximately $2,644,000 for the year ended December 31, 2000 compared to approximately $1,974,000 for the year ended December 31, 1999, representing a 34% increase. This increase in cost of goods sold is primarily related to the 36% increase in product net sales.

     Research and development expenses were approximately $16,735,000 for the year ended December 31, 2000 compared to approximately $15,555,000 for the year ended December 31, 1999 representing an 8% increase. This increase reflects a shift in our research and development focus from dental to medical products in 2000. Research and development costs for the year ended December 31, 2000 decreased approximately $3,200,000 for our dental products, increased approximately $3,500,000 for our Leuprogel products and increased approximately $772,000 for our Atrisone product. Our strategic goal is to devote substantial resources to our medical research and development efforts with the expectation of expediting products from the development stages through to commercialization.

     Administrative and marketing expenses were approximately $4,386,000 for the year ended December 31, 2000 compared to approximately $4,300,000 for the year ended December 31, 1999.

     We recognized a loss of approximately $12,239,000 for the year ended December 31, 2000 for our 80.1% equity share in the loss of Transmucosal Technologies, our joint venture with Elan. The joint venture's loss for this period included a one-time, non-cash charge of $15,000,000 in July 2000 for an exclusive license from Elan Pharma International Limited for nanoparticulate drug delivery technology. We expect to record additional equity losses for Transmucosal Technologies in the foreseeable future.

     Investment income for the year ended December 31, 2000 was approximately $1,959,000 compared to approximately $2,720,000 for the year ended December 31, 1999, representing a 28% decrease. The decrease was primarily the result of a reduction in investment balances from 1999 to 2000.

     Interest expense for the year ended December 31, 2000 was approximately $2,582,000 compared to approximately $3,062,000 for the year ended December 31, 1999 representing a 16% decrease. The reduction in interest expense was primarily the result of our repurchase and subsequent retirement of $6,810,000, or approximately 14% of the original offering, of our 7% convertible subordinated notes since October 1999.

     During the year ended December 31, 2000, we repurchased a total of $500,000, or 1% of the original offering, of our outstanding subordinated notes for approximately $415,000, which includes approximately $7,000 for accrued interest paid. As a result, we recognized an extraordinary gain of approximately $80,000, net of deferred finance charges of approximately $12,000. As of December 31, 2000, the notes payable balance is $36,190,000.

     We issued 12,015 shares of our Series A convertible exchangeable preferred stock to Elan in July 2000 in connection with the formation of our joint venture with Elan. Related to this issuance, we recognized

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approximately $383,000 for accretion of dividend on preferred stock during the year ended December 31, 2000 compared to $0 for the year ended December 31, 1999.


     For the reasons described above, we recorded a consolidated net loss applicable to common stock of approximately $47,411,000, or $3.99 per share, for the year ended December 31, 2000 compared to a consolidated net loss applicable to common stock of approximately $13,270,000, or $1.17 per share, for the year ended December 31, 1999. The approximately $12,239,000 equity in loss of our joint venture and the approximately $20,612,000 cumulative effect from a change in accounting principle were the primary factors causing the increase in consolidated net loss applicable to common stock between periods.


  Year Ended December 31, 1999 Compared to Year Ended December 31, 1998

     Total revenues for the year ended December 31, 1999 were approximately $5,635,000 compared to approximately $21,073,000 for the year ended December 31, 1998, representing a 73% decrease.

     Our total revenue included product net sales and royalty revenue of approximately $4,542,000 for the year ended December 31, 1999 compared to approximately $3,451,000 for the year ended December 31, 1998, representing a 32% increase. Atridox product sales increased 176% and Atrisorb FreeFlow GTR Barrier product sales increased 217% as a result of a full year of sales in 1999 compared to four months of sales of these products at the end of 1998. Both the Atridox and Atrisorb FreeFlow GTR Barrier products were launched in September 1998.

     During the fourth quarter of 1999, we incurred a charge of $733,000 for a change in estimate for revenues from sales of Atridox, Atrisorb FreeFlow GTR Barrier and Atrisorb GTR Barrier. This change resulted when Block provided updated information indicating the actual net selling price of these products was less than the estimated net selling price previously provided by Block. Our revenue is based on a set percentage of Block's actual net sales. We recorded this adjustment in the quarter ended December 31, 1999 as a change in estimate at the time it became known. Further, we have reduced the rate at which we recognized revenue under the Block agreement during 2000 to reflect these lower selling prices.

     Third-party contract manufacturing arrangements and royalty revenue relating to sales of the Eucalyptamint(R) 2000 product, both of which commenced in 1999, also contributed to the increase in sales for 1999. The acquisition of ViroTex in November 1998 included royalty revenue on future net sales of Viractin from J.B. Williams Company through July 2002. The increase in royalty revenue of 748% in 1999 was primarily due to the royalty revenue earned on a full year of Viractin sales in 1999. Partially offsetting the increase in sales revenue for 1999 was an 80% decrease in sales of the Atrisorb GTR Barrier product and a 76% decrease in sales of the Heska Periodontal Therapeutic product for companion animals.

     Contract revenue represents revenue we earned from grants and from unaffiliated third parties for performing contract research and development activities utilizing our proprietary drug delivery systems. Contract revenue was approximately $1,093,000 for the year ended December 31, 1999 compared to approximately $622,000 for the year ended December 31, 1998, representing a 76% increase. The increase was primarily due to the acceleration of revenue recognition on the Atrisorb-Doxy federal research grant, as a result of the corresponding acceleration of research and development efforts on these products.

     Sale of marketing rights of $17 million represents milestone revenue we received pursuant to the Block agreement during the year ended December 31, 1998. We expect to receive additional revenue in the future upon the achievement of other milestones under the Block agreement. The Block agreement provides for potential milestone payments totaling up to $50 million to us over a three-to-five year period, as well as manufacturing margins and royalties on sales. Prior to 1999, we had recognized $24.1 million in milestone revenue from Block. No additional Block milestone revenue was recognized in 1999.

     Cost of goods sold was approximately $1,974,000 for the year ended December 31, 1999 compared to approximately $2,250,000 for the period ended December 31, 1998, representing a 12% decrease. Although there was an increase in sales revenue for 1999, the decrease in cost of goods sold was primarily due to lower costs to manufacture the Atridox and Atrisorb Freeflow GTR Barrier products as compared to the Atrisorb GTR Barrier product in 1998.

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     Research and development expenses were approximately $15,555,000 for the year ended December 31, 1999 compared to approximately $12,189,000 for the year ended December 31, 1998 representing a 28% increase. This increase reflects a shift in our research and development focus from dental to medical products in 1999. Our strategic goal is to devote substantial resources to our research and development efforts in these areas with the expectation of quickly moving products from the development stage to commercialization.

     In 1998, we expensed $3,050,000 of the ViroTex purchase price, which was allocated to purchased in-process research and development projects, as of the date of acquisition. This charge to income was based upon an independent third-party valuation.

     Administrative and marketing expenses were approximately $4,300,000 for the year ended December 31, 1999 compared to approximately $2,507,000 for the year ended December 31, 1998, representing a 72% increase. The increase was primarily the result of recognition of approximately $863,000 for amortization expense on intangible assets associated with the ViroTex acquisition in November 1998. Also contributing to the increase were expenditures of approximately $415,000 associated with establishing our foreign subsidiary, Atrix Laboratories Limited, which commenced operations in June 1999.

     Investment income for the year ended December 31, 1999 was approximately $2,720,000 compared to approximately $3,966,000 for the year ended December 31, 1998, representing a 31% decrease. The decrease was primarily the result of a reduction in cash and cash equivalents and investments from 1998 to 1999. A loss of approximately $141,000 on the sale of investments recorded in 1999 also contributed to the decrease in investment income.

     Interest expense for the year ended December 31, 1999 was approximately $3,062,000 compared to approximately $3,575,000 for the year ended December 31, 1998 representing a 14% decrease. The reduction in interest expense was primarily the result of our repurchase and subsequent retirement of $11,810,000, or approximately 24% of the original offering, of our 7% convertible subordinated notes in 1999. We repurchased the notes for approximately $8,173,000. As a result, we recognized an extraordinary gain of approximately $3,275,000, or $0.29 per share, net of deferred finance charges and accumulated amortization of approximately $362,000.

     For the reasons described above, we recorded a consolidated net loss of approximately $13,270,000, or $1.17 per share, for the year ended December 31, 1999 compared to a net income applicable to common stock of approximately $1,690,000 or $0.15 per share for the year ended December 31, 1998. The $17 million Block milestone payments earned in 1998 was the primary factor causing the decrease in net income between periods. The impact of adopting SEC SAB 101 is not reflected in the amounts presented in the Results of Operations for the years ended December 31, 1999 and 1998.

LIQUIDITY AND CAPITAL RESOURCES

     As of June 30, 2001, we had cash and cash equivalents of approximately $19,073,000, marketable securities (at fair market value) of approximately $37,176,000, and other current assets of approximately $7,579,000, for total current assets of approximately $63,828,000. We had current liabilities of approximately $8,030,000, which resulted in working capital of approximately $55,798,000.

     In August 2000, we renewed a $1,000,000 revolving bank line of credit that expires August 2001. Borrowings under the line bear interest at the prime rate and are subject to financial covenants requiring us to maintain certain levels of net worth and liquidity. As of June 30, 2001, we had no outstanding balance under this line of credit.

     In July 2000, we formed Transmucosal Technologies with Elan. This joint venture was established to develop and commercialize oncology and pain management products. Subject to the satisfaction of certain conditions, Elan has agreed to loan us up to $8,010,000 under a convertible promissory note agreement in support of our 80.1% share of Transmucosal Technologies' research and development costs. The note has a six-year term, will accrue interest at 7% per annum, compounded semi-annually and added to principal, and is convertible at the holder's option into shares of our common stock at a conversion price of $14.60 per share, subject to adjustment as provided in the note; provided, that if upon conversion Elan's ownership of

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our common stock would exceed 19.9% of the outstanding shares then Elan would receive non-voting securities to the extent of such excess. The note also allows us to convert this debt into our common stock at the prevailing market price at maturity. As of June 30, 2001, we had not drawn any amounts under the note.

     During the six months ended June 30, 2001, net cash provided by operating activities was approximately $4,328,000. This was primarily the result of the net loss for the period of approximately $12,672,000, adjusted for certain non-cash expenses, and changes in operating assets and liabilities as set forth in the consolidated statements of cash flows. We received an $8,000,000 license fee from Sanofi-Synthelabo in January 2001 for payment of the December 2000 Note Receivable-License Fee. Additionally, we recognized non-cash charges for debt conversion expense of approximately $2,048,000 and approximately $288,000 as an extraordinary loss on extinguished debt during the six months ended June 30, 2001 for the exchange of 1,482,031 shares of our common stock to extinguish approximately $26,479,000 of our convertible subordinated notes. The increase of approximately $5,360,000 for deferred revenue included a $1,000,000 payment from Block in February 2001 for an Atridox sales milestone payment, a $3,000,000 payment in June 2001 from Sanofi-Synthelabo for our Leuprogel One-month NDA filing and a $2,000,000 payment in April 2001 from MediGene in connection with the collaboration license and supply agreement for exclusive marketing rights with respect to our Leuprogel product in Europe.

     Net cash used in investing activities was approximately $9,855,000 during the six months ended June 30, 2001, primarily as a result of approximately $27,067,000 for the purchase of six bond investments and thirteen corporate note investments. This was offset by proceeds of approximately $18,741,000 for six called bond investments.

     Net cash provided by financing activities was approximately $20,336,000 during the six months ended June 30, 2001. We received $15,000,000 from Sanofi-Synthelabo in January 2001 for payment pertaining to Sanofi-Synthelabo's common stock purchase in conjunction with the December 2000 collaboration, license and supply agreement. We received $3,780,000 from MediGene for the issuance of our common stock in conjunction with the stock purchase agreement in April 2001. Additionally, approximately $1,242,000 was received for the issuance of our common stock related to employee stock options and the employee stock purchase plan.

     Our long-term capital expenditure requirements will depend on numerous factors, including:

     - the progress of our research and development programs,

     - the time required to file and process regulatory approval and applications,

     - the development of our commercial manufacturing facilities,

     - our ability to obtain additional licensing arrangements, and

     - the demand for our products.

     We expect to continue to incur substantial expenditures for research and development, testing, regulatory compliance, market development in European countries, possible repurchases of our notes or common stock and to hire additional management, scientific, manufacturing and administrative personnel. We will also continue to expend a significant amount of funds for our ongoing clinical studies. Depending on the results of our research and development activities, we may determine to accelerate or expand our efforts in one or more proposed areas and may, therefore, require additional funds earlier than previously anticipated. We believe that the existing cash and cash equivalent assets in addition to marketable security resources will be sufficient to fund our operations through 2001. However, we cannot assure you that underlying assumed levels of revenue and expense will prove accurate.

     We believe that it is advisable to augment our cash to fund all of our activities, including potential product or business acquisitions. Therefore, we will consider raising cash whenever market conditions are favorable. Such capital may be raised through additional public or private financing, as well as collaborative relationships, borrowings and other available sources. In addition, in the course of our business, we evaluate products and technologies held by third parties which, if acquired, could result in our development of product

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candidates or which complement technologies that we are currently developing. We expect, from time to time, to be involved in discussions with other entities concerning our potential acquisition of rights to additional pharmaceutical and/or biotechnology products. If we acquire such products or third-party technologies, we may find it necessary or advisable to obtain additional funding.

IMPACT OF INFLATION

     Although it is difficult to predict the impact of inflation on our costs and revenues in connection with our products, we do not anticipate that inflation will materially impact our costs of operation or the profitability of our products when marketed.

NEW ACCOUNTING PRONOUNCEMENTS

     Effective in the fiscal fourth quarter of 2000, we changed our method of accounting for nonrefundable technology access fees and milestone payments to recognize such payments as revenue over the term of the related agreements. The change in accounting principle is based on guidance provided in the Securities and Exchange Commission's Staff Accounting Bulletin No. 101 -- Revenue Recognition in Financial Statements. Previously, we recognized $24,100,000 for nonrefundable technology access fees and milestone payments as revenue when received and when we fulfilled all contractual obligations relating to the fees and milestone payments. We recorded approximately $20,612,000 cumulative effect for this change in accounting principle that was reported as a charge in the year ended December 31, 2000. The cumulative effect was recorded as deferred revenue that will be recognized as revenue over the remaining contractual terms for each of the specific agreements. During the year ended December 31, 2000, the impact of the change in accounting principle increased net loss applicable to common stock by approximately $18,734,000, or $1.58 per share. This amount is comprised of approximately $20,612,000, or $1.73 per share, cumulative effect of the change as described above, net of approximately $1,878,000, or $0.16 per share, recognized as revenue during the year ended December 31, 2000. The remainder of the related deferred revenue will be recognized as revenue approximately as follows: $1,885,000 for each year from 2001 through 2010 and $11,000 for each year from 2011 through 2015 and $2,000 in 2016.

     In June 1998, SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, was issued which, as amended, was effective for all fiscal years beginning after June 15, 1999. SFAS No. 133 provides new standards for the identification, recognition and measurement of derivative financial instruments, including embedded derivatives. Historically, we have not entered into derivative contracts to hedge existing risks nor have we entered into speculative derivative contracts. Although our convertible debt and preferred stock include conversion features that are considered to be embedded derivatives, accounting for those instruments is not affected by SFAS No. 133. The adoption of SFAS No. 133 on January 1, 2001 did not result in a transition adjustment in the financial statements.

     On June 29, 2001, Statement of Financial Accounting Standards (SFAS) No. 141, "Business Combinations" was approved by the Financial Accounting Standards Board (FASB). SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Goodwill and certain intangible assets will remain on the balance sheet and not be amortized. On an annual basis, and when there is reason to suspect that their values have been diminished or impaired, these assets must be tested for impairment, and write-downs may be necessary. We are required to implement SFAS No. 141 on July 1, 2001 and we have not determined the impact, if any, that this statement will have on our consolidated financial position or results of operations.

     On June 29, 2001, SFAS No. 142, "Goodwill and Other Intangible Assets" was approved by the FASB. SFAS No. 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. Amortization of goodwill, including goodwill recorded in past business combinations, will cease upon adoption of this statement. We are required to implement SFAS No. 142 on January 1, 2002 and we have not determined the impact, if any, that this statement will have on our consolidated financial position or results of operations.

                                    BUSINESS

OVERVIEW

     We are an emerging specialty pharmaceutical company focused on advanced drug delivery. With five unique patented drug delivery technologies, we are currently developing a diverse portfolio of products, including proprietary oncology, pain management and dermatology products. We also form strategic alliances with large pharmaceutical and biotechnology companies utilizing our various drug delivery systems. We have significant strategic alliances for marketing and commercializing our drug delivery technologies with Sanofi-Synthelabo and MediGene. Our significant strategic alliances for developing new chemical entities and life cycle management products include Elan, Pfizer and Geneva Pharmaceuticals.

OUR STRATEGY

     Our primary objective is to be a leading specialty pharmaceutical company focused on advanced drug delivery to improve the effectiveness of existing pharmaceuticals and new chemical entities, particularly proteins, peptides and vaccines. Key elements of our strategy include:

     Expanding our portfolio of products through internal development. We intend to develop our own pharmaceutical product candidates and undertake late stage human clinical development ourselves. We are applying our drug delivery technologies to novel applications and formulations of approved pharmaceutical products to improve their delivery and effectiveness. For example, we developed our product candidates Leuprogel and Atrisone. Leuprogel combines our Atrigel drug delivery technology with leuprolide acetate, a compound used in the treatment of prostate cancer. Atrisone combines our SMP drug delivery technology with dapsone, a compound to treat dermatological conditions.

     Maximizing the value of products by entering into late stage collaborative relationships. We believe that advancing our products through late stage development before seeking commercialization partners allows us to license our products on more favorable terms than would be available earlier in the development cycle. As part of this strategy, we developed our lead product candidate, Leuprogel, and completed Phase III clinical trials ourselves. We subsequently entered into commercialization arrangements for Leuprogel with Sanofi-Synthelabo and MediGene.

     Licensing our technologies to major pharmaceutical and biotechnology companies. We are focused on developing partnerships with pharmaceutical and biotechnology companies to utilize our drug delivery systems for new chemical entities and life cycle management products. As part of this strategy we have collaborative arrangements with Elan and Pfizer. We also have preclinical feasibility studies with a number of other companies for proteins, peptides and monoclonal antibodies. We believe that our technologies enable us to deliver a number of products that cannot be taken orally.

     Pursuing acquisitions of complementary drug delivery technologies. We are pursuing opportunities that further strengthen our delivery technologies. We believe that if we are able to increase the number of delivery systems in our portfolio, we can increase our attractiveness as a product development partner with other pharmaceutical and biotechnology companies. In addition, we believe that pursuit of this strategy will strengthen our internal product development efforts.

     Acquiring or in-licensing proprietary compounds. To expand our pipeline, we seek to identify drug candidates which may benefit from the application of our drug delivery technologies. These compounds generally have entered or are about to enter human clinical trials. An example of this strategy is our option to license the growth hormone releasing peptide-1, or GHRP-1, a novel compound for short stature and muscle wasting in the elderly.

OUR PRODUCTS

     The following table sets forth certain information about our pharmaceutical product candidates.

                       PHARMACEUTICAL PRODUCT CANDIDATES

                                  DELIVERY                                                     COLLABORATIVE
PRODUCT                          TECHNOLOGY        INDICATION         REGULATORY STATUS           PARTNER
-------                          ----------        ----------         -----------------        -------------
Leuprogel One-month............  Atrigel       Prostate cancer        NDA submitted         Sanofi-Synthelabo
                                                                                            MediGene
Leuprogel Three-month..........  Atrigel       Prostate cancer        Phase III complete    Sanofi-Synthelabo
                                                                                            MediGene
Leuprogel Four-month...........  Atrigel       Prostate cancer        Phase III             Sanofi-Synthelabo
                                                                                            MediGene
Leuprogel Six-month............  Atrigel       Prostate cancer        Preclinical           Sanofi-Synthelabo*
                                                                                            MediGene*
                                                                                            (optional)
Atrisone.......................  SMP           Moderate to severe     Phase III             None
                                                 acne
                                               Burn itch              Phase I
                                               Atopic dermatitis      Phase I
BEMA-Fentanyl..................  BEMA          Chronic and            Preclinical           Elan
                                                 breakthrough
                                                 cancer pain
BEMA-Ondansetron...............  BEMA          Emesis (nausea)        Preclinical           Elan
BEMA-Hydrocodone...............  BEMA          Mild to moderate       Preclinical           None
                                                 pain
BEMA-Migraine..................  BEMA          Migraine               Preclinical           None
Growth Hormone Releasing
  Peptide-1....................  Atrigel       Growth promotion       Preclinical           None
                                                 and cachexia
                                                 (muscle wasting)

---------------
* Sanofi-Synthelabo and MediGene have rights to develop this product.

  Leuprogel Depot Products

     We are developing our proprietary Leuprogel Depot products for prostate cancer incorporating a leutinizing hormone-releasing hormone, or LHRH, agonist with our proprietary Atrigel drug delivery system. The Atrigel technology allows for sustained delivery of leuprolide acetate for periods ranging from one month to six months. The Atrigel drug delivery system consists of biodegradable polymers dissolved in biocompatible carriers which form an implant after injection into the body. Pharmaceuticals may be blended into this liquid delivery system at the time of manufacturing or, depending upon the product, may be added later by the physician at the time of use.

     Numerous clinical trials have demonstrated that the sustained release of an LHRH agonist decreases testosterone levels to suppress tumor growth in patients with hormone-responsive prostate cancer. Our Leuprogel products are injected subcutaneously as a liquid with a small gauge needle. The polymers precipitate after injection forming a solid implant in the body that slowly releases the leuprolide as the implant is bioabsorbed. We believe our Leuprogel products are safe and effective in treating prostate cancer and offer advantages to the patient, including a smaller needle and subcutaneous, rather than the more painful intramuscular, injection delivery.

     The American Cancer Society estimates that in 2001 there will be 198,000 newly diagnosed cases of prostate cancer, with 32,000 deaths in the United States. Cancerous prostate cells require the hormone testosterone for growth, and as a result, more than 70% of newly diagnosed prostate cancer patients receive some form of hormone therapy to reduce testosterone levels during the course of the disease. According to IMS Health's Global Services Midas database, the global market for hormonal prostate cancer drugs was approximately $2.4 billion in 1999.

     Leuprogel One-month. In March 2001, we submitted an NDA to the FDA for marketing approval of our Leuprogel One-month product, and the FDA has accepted the NDA for review. Our Phase III clinical trial was conducted at 22 centers on 117 patients with each patient receiving a monthly Leuprogel injection over a six-month period. The endpoint of the trial was the reduction of testosterone below medical castration level, which is defined by the FDA as 50 ng/dL. The Phase III results demonstrated a six-month mean testosterone level of 6.2 ng/dL, well below the testosterone level of 50 ng/dL required by the FDA and the recommended National Comprehensive Cancer Network standard of 20 ng/dL. In addition, the mean prostate specific antigen, or PSA, level at six months was reduced to 3.2 ng/mL. Throughout the course of treatment, no patient's testosterone levels rose above the clinical castration level of 50 ng/dL, which is referred to as a breakthrough. No patient had a serious treatment-related adverse event.

     Leuprogel Three-month. In June 2001, we completed our Phase III clinical trial for the Leuprogel Three-month product. Our Phase III clinical trial was conducted at 26 centers on 117 patients. Each patient received a Leuprogel injection every three months over a six-month period. The efficacy endpoint of the trial was the reduction of testosterone below 50 ng/dL. The data are very similar to the Leuprogel One-month product, with six-month mean testosterone levels reduced to approximately 10 ng/dL. The mean PSA level at six months was reduced to 1.7 ng/mL. There was only one occurrence of testosterone breakthrough; however, the patient's testosterone level was below the FDA suppression level following the second injection. This resulted in 100% of the patients being suppressed below the generally accepted testosterone level of 50 ng/dL and 94% of the 117 patients had steady-state testosterone levels below the more stringent National Comprehensive Cancer Network recommendations. No patient had a serious treatment-related adverse event. We are preparing an NDA for this product which we expect to submit to the FDA in the second half of 2001.

     Leuprogel Four-month. In March 2001, we completed enrollment for a Phase III clinical trial of the Leuprogel Four-month product. The Phase III clinical trial is being conducted at 22 centers on 90 patients with each patient receiving a Leuprogel injection every four months over an eight-month period. The data from the Leuprogel Four-month Phase III clinical trial are expected to be available in the fourth quarter of 2001. We expect to submit an NDA for the Leuprogel Four-month product in the second quarter of 2002.

     Leuprogel Six-month. A Leuprogel Six-month product for prostate cancer is currently in preclinical development. If these experiments demonstrate that leuprolide is delivered effectively over a six-month period, we expect to enter Phase III clinical trials in the first quarter of 2002.

     North American Marketing Rights. In December 2000, we entered into an exclusive North American marketing agreement with Sanofi-Synthelabo, a major international pharmaceutical company, for our Leuprogel One-month, Three-month and Four-month products. Sanofi-Synthelabo also has an option to develop a Leuprogel Six-month product. Under the terms of the agreement, we will manufacture the Leuprogel products and receive an agreed upon transfer price from Sanofi-Synthelabo as well as royalties from sales. In addition, we have received an up-front license fee of $8 million and will receive research and development support if Sanofi-Synthelabo exercises its option with respect to additional indications of the Leuprogel products. As part of the agreement, Sanofi-Synthelabo purchased approximately $15 million of our common stock. We believe the total amount that we may receive under this agreement, including all amounts received from Sanofi-Synthelabo's purchase of our common stock, the license fees, research and development support, and payments for clinical, regulatory and sales milestones for the Leuprogel products upon approval for marketing by the FDA, will be approximately $60 million. To date, we have received $3 million in milestone payments under the agreement.

     European Marketing Rights. In April 2001, we entered into an exclusive European marketing agreement with MediGene AG, a biotechnology company based in Germany, for our Leuprogel One-month, Three-month and Four-month products. MediGene also has the right to develop the Leuprogel Six-month product. Under the terms of the agreement, we will manufacture the Leuprogel products and we will receive additional payments for certain clinical, regulatory and sales milestones and royalties from sales. Pursuant to the agreement, we received an up-front license fee of $2 million and MediGene purchased $3.78 million of our common stock. Additionally, MediGene will provide all funding and resources needed to conduct clinical research and regulatory activities associated with seeking European marketing approvals. We believe the total amount that we may receive under this agreement, including all amounts received from MediGene's purchase of our common stock, the license fees, research and development support, and payments for certain clinical, regulatory and sales milestones, will be approximately $20 million.

  Atrisone

     We are developing Atrisone, our proprietary product for the treatment of acne and the itching associated with healing burn wounds. Atrisone incorporates dapsone with our proprietary Solvent Microparticle, or SMP, drug delivery system. Dapsone is a potent antibiotic with a separate anti-inflammatory activity, which reduces inflammation associated with acne. When given orally, dapsone is used for the treatment of such diseases as leprosy, malaria and dermatitis herpetiformis, an autoimmune skin disease. A potential systemic side effect of oral delivery of dapsone is anemia.

     The SMP technology consists of a two-stage system designed to provide topical delivery of highly water-insoluble drugs, such as dapsone, to the skin. The combination of dissolved drug with a microparticle suspension of the drug in a single formulation allows a controlled amount of the dissolved drug to permeate into the epidermal layer of the skin, while a high level of the microparticle drug is maintained just above the outermost layer of the skin for release over a sustained period of time. By topical delivery, the drug penetrates into the epidermal layer of the skin to kill P. acnes, the bacterium responsible for the acne lesion. After topical application, the blood levels of dapsone are 500 to 1,000 fold less than those found when the compound is given orally, thus reducing the potential for systemic side effects.

     In the fourth quarter of 2000, we completed a Phase II clinical trial for the Atrisone product to determine appropriate dose ranges for the treatment of moderate to severe acne. The Phase II clinical trial was conducted at five centers on 85 patients. Based on the results of this trial, the FDA allowed us to proceed to a Phase III trial. In April 2001, we began enrollment for the first of two Phase III clinical trials. The first Phase III clinical trial consists of 500 patients at 19 centers comparing 5% dapsone applied twice a day to a vehicle control. The endpoints of the trial are the reduction of inflammatory lesions, non-inflammatory lesions and total lesions. An additional endpoint of the trial is the global acne assessment, or the qualitative assessment of the patient's improvement after using the drug. The data from this Phase III trial are expected to be available by the first quarter of 2002. Based on the results of these data, we expect to begin a second Phase III clinical trial in the first quarter of 2002.

     In addition, a Phase I clinical trial is underway in patients with burn wounds to control the itch associated with this condition. To expand the potential indications for Atrisone, we have submitted an IND for atopic dermatitis, another inflammatory skin condition.

     According to IMS data, the U.S. market for topical products to treat acne was $600 million in 2000, with the combined oral and topical market at more than $1 billion. We intend to find a marketing partner prior to commercialization of one or all of the indications for Atrisone.

  BEMA-Fentanyl

     Through our joint venture with Elan, we are developing BEMA-Fentanyl, which uses our proprietary Bioerodible Mucoadhesive, or BEMA, drug delivery system with fentanyl, an opiate analgesic, for breakthrough cancer pain and potentially the management of chronic pain. The BEMA delivery system is a polymer-based system designed to deliver systemic levels of drugs rapidly across oral or vaginal mucosal tissues. The system consists of a thin, semi-soft bioerodible multi-layer disc of various polymers which adheres readily to the mucosal tissues. The BEMA disc softens upon contact with moisture and erodes away over approximately 10 to 20 minutes as it delivers the drug. It is a versatile delivery system that can incorporate a wide variety of drugs, including proteins and peptides.

     The preclinical data show clinically effective levels of fentanyl in the blood are achieved in ten minutes, with sustained levels for up to six hours. The BEMA-Fentanyl system has not shown any safety issues in these preclinical studies. As a result of our pre-IND meeting with the FDA, we anticipate submitting an IND for BEMA-Fentanyl in the second half of 2001. We anticipate entering a Phase I safety and pharmacokinetic clinical trial shortly thereafter.

  BEMA-Ondansetron

     Through our joint venture with Elan, we are also developing the anti-emetic product BEMA-Ondansetron, using our BEMA drug delivery system, for the prevention of nausea and vomiting associated with cancer chemotherapy. Preclinical studies have shown that the BEMA technology rapidly delivers the drug to the systemic circulation with sustained levels to six hours. The levels achieved in these preclinical studies were significantly higher and provided a more extended release profile than the oral dosage form. A pre-IND meeting is being scheduled with the FDA with the goal of moving this project into a Phase I safety and pharmacokinetic clinical trial shortly thereafter.

  BEMA-Hydrocodone

     We are developing a BEMA-hydrocodone product using our BEMA system with hydrocodone bitartrate, a narcotic analgesic used for the treatment of mild to moderate pain. In combination with acetaminophen or ibuprofen, products containing hydrocodone were the most prescribed generic oral drug products in 2000. These products are oral tablets requiring at least one hour or more to achieve efficacious blood levels after administration. We believe that a non-injectible drug product containing hydrocodone with a rapid onset of action would have definite advantages over these current oral products. Preclinical results with BEMA discs containing hydrocodone bitartrate have shown rapid absorption of the drug with efficacious blood levels in 15 minutes. We anticipate submitting an IND for this product and commencing a Phase I safety study by early 2002.

  BEMA-Migraine

     We are exploring the development of a migraine product utilizing the BEMA drug delivery system with various migraine treatment compounds to provide rapid relief for migraine headaches, with a rapid onset comparable to that of injections. It is estimated that there are as many as 63 million people in the world who suffer from migraine headaches. The total U.S. market for migraine products was up 14% in 2000 to $1.5 billion. Imitrex (Sumatriptan) dominates the market with sales of $1 billion, according to IMS Health. A significant problem with Imitrex and other triptans on the market is their inability to provide pain relief as quickly as desired. Intramuscular injection provides rapid relief but many patients do not favor this method of administration. Preclinical studies with the BEMA delivery system and a number of migraine treatment compounds have shown the potential for rapid absorption and improved bioavailability compared to oral administration.

  Growth Hormone Releasing Peptide-1

     We are developing a sustained release GHRP-1 product with our Atrigel drug delivery system. This proprietary compound promotes the pulsatile release of the body's own growth hormone from the pituitary gland. GHRP-1 represents the first of a new class of small synthetic peptides, and we believe the pulsatile delivery of growth hormone produced by GHRP-1 offers advantages over current methods of administration of growth hormone because pulsatile delivery more closely mirrors the natural physiological mechanism. We have begun preclinical studies for the GHRP-1 compound utilizing the Atrigel system. Applications for human growth hormones and/or promoting compounds include inhibition of cachexia (extensive muscle and tissue wasting) in patients whose immune systems are compromised, such as patients with AIDS or other immune system disorders, or patients receiving cancer treatments, promotion of growth in children of short stature, and possibly prevention of muscle wasting and frailty in aged individuals. We anticipate submitting an IND for GHRP-1 by the end of 2001.

  Other Products

     Dental Products. We have a number of approved products which target the dental market. Atridox, which combines the Atrigel system and the antibiotic doxycycline, is a minimally invasive treatment intended to control the bacteria that causes periodontal disease. Atrisorb GTR Barrier is a biodegradable polymer that utilizes the Atrigel system to aid in the guided tissue regeneration of a tooth's support following osseus flap surgery or other periodontal procedures. Our Atrisorb-Doxy products also use the Atrigel system to address infections following periodontal surgery and thereby improve healing. Block currently has the exclusive rights to market each of these products in North America. To date, Block has not begun marketing the Atrisorb-Doxy products and we have notified Block that they are in breach of the agreement for failure to commence marketing efforts. We are currently in several disputes with Block relating to the agreement. See "-- Legal Proceedings" below for information regarding these disputes. We retain European marketing rights for each of these products and are marketing them in selected European countries. We continue to seek mutual recognition of Atridox in additional European countries as well as registration and marketing approvals in other countries.

     In addition to these products, we also sell Doxirobe Gel, a subgingival therapy for periodontal disease in companion animals, which is comprised of the antibiotic doxycycline and the Atrigel system. Pharmacia & Upjohn Company currently has the worldwide rights to market this product, which we manufacture exclusively.

     Biocompatible Polymer Products. The Biocompatible Polymer, or BCP, delivery system, composed of polymers, solvents and active agents carefully selected for their low toxicity to skin cells, can be formulated as either film-forming gels or liquids for topical applications. BCP gels are non-greasy, non-staining formulations that can be applied to wounded or denuded skin to deliver a drug, such as an antibiotic, and then dry to form a non-constricting, protective film over the wound. The gels have the unique property of maintaining an ideal wound-healing environment by removing excess moisture from exudative wounds and transferring moisture from the gel into wounds that are too dry. Liquid BCP formulations are designed to provide effective cleansing of topical wounds or denuded skin without causing further trauma to the skin, thereby promoting faster healing with minimal scarring. The first two products in development utilizing the BCP technology are a topical antibiotic preparation (with and without local anesthetic) for superficial wound healing and a wound-washing solution for cleansing dirty wounds.

     Over-The-Counter Products. Our over-the-counter products which are currently being marketed include Viractin(R) Cold Sore & Fever Blister Medicine and Orajel-Ultra(R) Mouth Sore Medicine, which utilizes our proprietary MCA drug delivery system. Viractin is marketed by J.B. Williams Company and Orajel-Ultra is marketed by Del Pharmaceuticals.

OUR DRUG DELIVERY TECHNOLOGIES

     We believe there are multiple opportunities to expand our product pipeline and enter into additional partnerships with pharmaceutical and biotechnology companies using our proprietary drug delivery technologies. The following chart provides a brief description of and applications for our drug delivery systems.

TECHNOLOGY                                                     DESCRIPTION                              APPLICATION
----------                                                     -----------                              -----------
Atrigel System..................................  Biodegradable sustained release in       Delivery of drugs from weeks to
                                                    situ implant for local or systemic       months
                                                    delivery
Bioerodible Mucoadhesive System (BEMA)..........  Pre-formed bioerodible film for fast-    Transmucosal delivery of drugs from
                                                    acting local or systemic delivery        minutes to hours
Mucocutaneous Adsorption System (MCA)...........  Water resistant topical gel providing    Film for either wet or dry surfaces
                                                    sustained delivery
Solvent Microparticle System (SMP)..............  Topical gel providing two-stage          Dermal delivery of water insoluble
                                                    dermal delivery                          drugs
Biocompatible Polymer System (BCP)..............  Non-cytotoxic gel/liquid for topical     Protective gel film for wound healing
                                                    delivery                                 and liquid formulation for wound
                                                                                             washing

  Atrigel System

     The Atrigel drug delivery system consists of biodegradable polymers, similar to those used in biodegradable sutures, dissolved in biocompatible carriers. Pharmaceuticals may be blended into this liquid delivery system at the time of manufacturing or, depending upon the product, may be added later by the physician at the time of use. When the liquid product is injected subcutaneously or intramuscularly through a small gauge needle or placed into accessible tissue sites through a cannula, displacement of the carrier with water in the tissue fluids causes the polymer to precipitate to form a solid film or implant. The drug encapsulated within the implant is then released in a controlled manner as the polymer matrix biodegrades with time. Depending upon the patient's medical needs, the Atrigel system can deliver small molecules, peptides, and proteins over a period ranging from days to months. We believe we have a strong proprietary position with respect to our Atrigel drug delivery system, with 35 United States patents and 33 foreign patents and 15 United States and 43 foreign patent applications pending. We believe that the Atrigel system may provide benefits over traditional methods of drug administration such as tablets, capsules, injections and continuous infusion as a result of the following properties:

     - Broad Applicability -- The Atrigel system is compatible with a broad range of pharmaceutical compounds, including water soluble and insoluble compounds and high and low molecular weight compounds, including peptides and proteins.

     - Site Specific Drug Delivery -- The Atrigel system can be delivered directly to a target area, thus potentially achieving higher drug concentrations at the desired site of action to minimize systemic side effects.

     - Systemic Drug Delivery -- The Atrigel system can be used to provide sustained drug release into the systemic circulation.

     - Customized Continuous Release and Degradation Rates -- The Atrigel system can be designed to provide continuous release of incorporated pharmaceuticals over a targeted time period so as to reduce the frequency of drug administration.

     - Biodegradability -- The Atrigel system will biodegrade and does not require removal when the drug is depleted.

     - Ease of Application -- The Atrigel system can be injected or inserted as flowable compositions, such as solutions, gels, pastes, and putties, by means of ordinary needles and syringes, or can be sprayed or painted onto tissues.

     - Safety -- All current components of the Atrigel system are biocompatible and have independently established safety and toxicity profiles. The polymers used in the system are members of a class, some of which have previously been approved by the FDA for human use in other applications.

  Bioerodible Mucoadhesive System

     The BEMA system is a proprietary polymer-based system designed to deliver local or systemic levels of drugs rapidly across oral or vaginal mucosal tissues. The semi-soft BEMA disc adheres readily to the mucosal tissue, where it softens further on contact with moisture, rapidly becoming unnoticeable as it delivers the drug and erodes away in approximately 10 to 20 minutes. The BEMA system is versatile and can incorporate a wide variety of drugs, including proteins and peptides. The compound can be loaded into the mucoadhesive layer for delivery into the mucosal tissue, while minimizing drug release into surrounding tissues or cavities. The drug may also be loaded into the backing layer to provide more controlled release into the oral or vaginal cavity.

     Various properties of the BEMA products, such as residence time, bioerosion kinetics, taste, shape and thickness can be modified to the desired level to customize drug delivery to the medical need and patient needs. The BEMA technology has potential applications in pain management, anti-migraine compounds and anti-emetics, all of which require rapid onset of action and avoidance of first-pass metabolism.

  Mucocutaneous Adsorption System

     The Mucocutaneous Adsorption, or MCA, delivery system can be formulated as either alcohol-based gels or as aerosols for the localized delivery of drugs to the skin or mucosal tissues. The MCA formulations can be applied to dry, damp or even wet skin or mucosal surfaces. Because of the novel blend of cellulose polymers dissolved in alcohol, they quickly dry to form moisture-resistant films that can deliver drugs and/or promote healing. Depending on the desired application, the MCA products can be formulated to form opaque films to highlight the area of treatment, or transparent films that are more cosmetically acceptable. The MCA formulations can be easily flavored to mask the taste of active ingredients for oral products and are compatible with liquid spray applicators.

  Solvent Microparticle System

     The SMP technology consists of a two-stage system designed to provide topical delivery of highly water-insoluble drugs to the skin. The combination of dissolved drug with a microparticle suspension of the drug in a single formulation allows a controlled amount of the dissolved drug to permeate into the epidermal layer of the skin, while a high level of the microparticle drug is maintained just above the outermost layer of the skin for later delivery. The consistent microparticle size and distribution maximize drug delivery while minimizing crystal growth over the shelf life of the product.

  Biocompatible Polymer System

     The BCP delivery system, composed of polymers, solvents and actives carefully selected for their low toxicity to skin cells, can be formulated as either film-forming gels or liquids for topical applications. The BCP gels are non-greasy, non-staining formulations that can be applied to wounded or denuded skin to deliver a drug, such as an antibiotic, and then dry to form a non-constricting, protective film over the wound. We believe the gels have the unique property of maintaining an ideal wound-healing environment by removing excess moisture from exudative wounds and transferring moisture from the gel into wounds that are too dry. The liquid BCP formulations are designed to provide effective cleansing of topical wounds or denuded skin without causing further trauma to the skin, thereby promoting faster healing with minimal scarring.

COLLABORATIVE ARRANGEMENTS

     We form strategic alliances with major pharmaceutical and biotechnology companies utilizing our various drug delivery systems. Our significant strategic alliances for marketing and commercializing our drug delivery technologies include Sanofi-Synthelabo and MediGene. Our significant strategic alliances for developing new chemical entities and life cycle management products include Elan, Pfizer and Geneva Pharmaceuticals.

  Significant Marketing and Commercialization Alliances

     Sanofi-Synthelabo Inc.

     In December 2000, we entered into an exclusive North American marketing agreement with Sanofi-Synthelabo for our One-month, Three-month and Four-month Leuprogel products. Sanofi-Synthelabo also has an option to develop a Leuprogel Six-month product for prostate cancer and has a right of first negotiation for new products consisting of a combination of leuprolide acetate in the Atrigel delivery system that we may seek to develop.


     Under the terms of the agreement, we will manufacture the Leuprogel products and receive an agreed upon transfer price from Sanofi-Synthelabo. In addition, we have received an up-front license fee of $8 million and we will receive research and development support if Sanofi-Synthelabo exercises its option with respect to additional indications of the Leuprogel products. We will also receive royalty payments based on sales of the Leuprogel products upon approval for marketing by the FDA. As part of the agreement, Sanofi-Synthelabo purchased 824,572 shares of our common stock for approximately $15 million. We believe the total amount that we may receive under this agreement, including all amounts received from Sanofi-Synthelabo's purchase of our common stock, the license fees, research and development support, and payments for clinical, regulatory and sales milestones for the Leuprogel products upon approval for marketing by the FDA, will be approximately $60 million. To date we have received $3 million in milestone payments under the agreement.


     MediGene AG

     In April 2001, we entered into an exclusive European marketing agreement with MediGene for the One-month, Three-month, Four-month and Six-month Leuprogel products. MediGene also has the right to develop the Leuprogel Six-month product. In the agreement, MediGene paid $2 million as an up-front license fee and purchased 233,918 shares of our common stock for approximately $3.78 million. We will manufacture the Leuprogel products and will receive payments for certain clinical, regulatory and sales milestones. Furthermore, MediGene will provide all funding and resources needed to conduct clinical research and regulatory activities associated with seeking European marketing approvals. We believe the total amount that we may receive under this agreement, including all amounts received from MediGene's purchase of our common stock, the license fees, research and development support, and payments for certain clinical, regulatory and sales milestones, will be approximately $20 million. In addition, MediGene has a right of first negotiation for new products consisting of a combination of leuprolide acetate or similar chemical compounds in the Atrigel delivery system that we may seek to develop.

  Significant Development Alliances

     Elan International Services, Ltd.

     In July 2000, we formed a joint venture with Elan, a wholly owned subsidiary of Elan Corporation, plc, for the purpose of developing and commercializing oncology and pain management products. This joint venture, Transmucosal Technologies, Ltd., will use our patented BEMA and Atrigel drug delivery systems to deliver compounds targeted for major unmet medical needs in oncology and pain management. As part of this agreement, we granted the joint venture an exclusive license to use our BEMA technology in these fields. The first compound selected was the opiate analgesic, fentanyl, using our BEMA drug delivery system for breakthrough cancer pain and management of chronic pain. As part of our agreement, Elan may provide funding to develop this and any future selected compounds. Initially, we are the majority-owner of this joint venture.

     In connection with the formation of the joint venture, Elan purchased approximately $12.015 million of our Series A convertible exchangeable preferred stock and $5 million of our common stock. The Series A convertible exchangeable preferred stock is convertible at any time after July 2002, at Elan's option, into shares of our common stock at a price equivalent to $18 per share. In the event of a merger or the sale of our common stock in an underwritten public offering, we have the option to convert the Series A convertible exchangeable preferred stock into shares of our common stock. Alternatively, Elan has the option to exchange this preferred stock for a 30.1% interest in the joint venture. This exchange option will terminate if the preferred stock is converted into our common stock unless we cause the conversion. This preferred stock must be redeemed by us in July 2006 for either cash or shares of our common stock, at our option, in an amount or value equal to the liquidation preference. We also issued to Elan a five-year warrant to purchase up to 1 million shares of our common stock at an exercise price of $18 a share.

     As part of our agreement, Elan may loan us up to approximately $8.01 million to support our share of the joint venture's research and development costs pursuant to a convertible promissory note we issued to Elan. The convertible promissory note has a maximum principal amount of approximately $8.01 million and is due in July 2006. The note is convertible into shares of our common stock at a conversion price of $14.60 per share, subject to adjustment as provided in the note. As of July 20, 2001, we have not drawn any amounts under the convertible promissory note.

     Pfizer Inc.

     In August 2000, we executed a non-exclusive comprehensive research and worldwide licensing agreement with Pfizer to provide broad-based access to our proprietary drug delivery systems in the development of new products. Pfizer will provide funding to develop and commercialize selected compounds developed by Pfizer using our patented drug delivery technologies. We retained co-manufacturing rights with Pfizer and will receive royalties on the sales of products that are successfully developed and commercialized under this agreement. Pfizer purchased $5 million of our common stock as part of the agreement.

     Geneva Pharmaceuticals, Inc.

     In August 2000, we entered into a collaboration, development and supply agreement with Geneva Pharmaceuticals, Inc., a subsidiary of Novartis, to conduct research and development activities on a collaborative basis to develop designated generic topical prescription dermatology products. We are currently developing two products. The first product entered a pivotal clinical trial in the second quarter of 2001. Under the agreement, we will be responsible for validation, formulation, development and required clinical studies of selected products. This collaboration extends to the United States, although additional territories may be added at a later date. Geneva will be responsible for market research and commercialization of the products. Geneva will reimburse us for one half of the research and development expenses we incur and both parties will generally share equally in the net profits from the sale of the products.

  Other Arrangements

     In addition to the foregoing, we have marketing and commercialization agreements with other third parties relating to certain of our products. Under the terms of our agreement with our marketing partner, Del Pharmaceuticals Inc., we receive a royalty on net sales of Orajel-Ultra Mouth Sore Medicine, an over-the-counter oral care product based on our MCA drug delivery system. Pharmacia & Upjohn Company is our marketing partner for our Doxirobe Gel product to treat periodontal disease in companion animals. We continue to manufacture the product. As part of our acquisition of ViroTex, we acquired the over-the-counter product Viractin Cold Sore & Fever Blister Medicine. J.B. Williams Company markets the product and we receive royalty payments on net sales.

     In December 1996, we entered into a commercialization agreement with Block Drug Corporation, which is now a wholly owned subsidiary of GlaxoSmithKline. Under the agreement, Block has exclusive rights to market the Atrisorb GTR Barrier products and the Atrisorb-Doxy products in North America. Block also acquired the rights to market the Atridox product in the United States, with an option to acquire the rights to market the Atridox product in Canada and certain European countries. On September 12, 1997, Block exercised its option to market the Atridox product in Canada, but allowed its option lapse with respect to

Europe. This agreement is the subject of a dispute between us and Block, which is described below under "-- Legal Proceedings."

PATENTS AND TRADEMARKS

     We consider patent protection and proprietary position to be significant to our business. As of July 19, 2001, we maintained 44 United States patents and 33 foreign patents, and have 26 United States and 59 foreign patent applications pending. A number of the claims contained in these patents and pending patent applications cover certain aspects of our drug delivery technology and products based upon these technologies, including the Atrigel, BEMA, MCA, BCP, and SMP drug delivery technologies and the Atrisorb GTR Barrier, Atrisorb FreeFlow, Atrisorb-Doxy, Atridox, Leuprogel and Atrisone products.

     Notwithstanding our pursuit of patent protection, we cannot provide assurance that others will not develop delivery systems, compositions and/or methods that infringe our patent rights resulting from outright ownership or non-revocable exclusive licensure of patents which relate to our delivery systems, composition and/or methods. In that event, such delivery systems, compositions and methods may compete with our systems, compositions and methods and may adversely affect our operations. Furthermore, we cannot provide assurance that patent protection will afford adequate protection against competitors with similar systems, composition or methods, nor can we provide assurance that the patents will not be infringed or circumvented by others. Moreover, it may be costly to pursue and to prosecute patent infringement actions against others, and such actions could hamper our business. We also rely on our unpatented proprietary knowledge. We cannot provide assurance that others will not be able to develop substantially equivalent proprietary knowledge or otherwise obtain access to our knowledge, or that our rights under any patents will afford sufficient protection.

     In addition to patents, we also maintain several United States and numerous foreign trademark and service mark applications for registrations of our name, logo, drug delivery systems and products. These include seven United States and 27 foreign issued trademarks, with nine U.S. and 24 foreign applications pending.

FACILITIES

     We lease approximately 24,580 square feet of office and research laboratory space located in Fort Collins, Colorado, pursuant to a lease that expires in June 2004. We own a 24,100 square foot manufacturing facility in Fort Collins that we acquired in July 1996. As part of the building acquisition, we acquired two acres of vacant land, directly adjacent to the building. In August 1997, we acquired an additional 2.7 acres for possible future development or expansion.

     We also lease approximately 740 square feet of office space located in Frankfurt, Germany, pursuant to a lease that expires in June 2004. This office space is used for the operations of our wholly owned subsidiary Atrix Laboratories GmbH.

     We own substantially all of our laboratory and manufacturing equipment, which we consider to be adequate for our research, development and testing requirements for the foreseeable future.

EMPLOYEES

     As of July 19, 2001, we employed 137 employees on a full-time basis. Of these 137 full-time employees, 105 are engaged in production, research and clinical testing and the remaining 32 are in administrative capacities. A total of 36 employees have earned doctorate or advanced degrees. None of our employees are represented by a union or collective bargaining unit and management considers relations with employees to be good.

LEGAL PROCEEDINGS

     In December 1996, we entered into a commercialization agreement with Block Drug Corporation, which is now a wholly owned subsidiary of GlaxoSmithKline. Under the agreement, Block has exclusive rights to market the Atrisorb GTR Barrier products and the Atrisorb-Doxy products in North America. Block also acquired the rights to market the Atridox product in the United States, with an option to acquire the rights to market the Atridox product in Canada and certain European countries. On September 12, 1997, Block exercised its option to market the Atridox product in Canada, but let its option lapse with respect to Europe.

     We have been involved in disputes with Block concerning product pricing and the payments due upon achievement of milestones under the commercialization agreement. With respect to product pricing, arbitration began in December 2000 to resolve the issue as to the minimum price Block must pay for products under the agreement. On April 20, 2001, we entered into a settlement agreement with Block resolving the pricing dispute over Block's sale of our Atridox product. The settlement agreement provides for the payment owed to us for sales of the product in 1999. We also implemented a new pricing schedule for future purchases.

     With respect to milestone payments, we believe that under the agreement, the milestone for the FDA approval of our Atrisorb-Doxy Barrier product was achieved in September 2000 and the corresponding payment of $1,000,000 is due. Block has not made this payment. Pursuant to our agreement with Block, we will be entitled to an additional milestone payment of $2,000,000 upon Block's first commercial sale of the Atrisorb-Doxy Barrier product in the United States. The agreement provides that the first commercial sale of this product in the U.S. must occur within 120 days after FDA approval, subject to certain conditions that have been satisfied. The FDA approved the Atrisorb-Doxy Barrier product in September 2000. We have notified Block that they are in breach of the agreement for failure to commence marketing of our Atrisorb-Doxy Barrier product and on May 11, 2001 we filed a lawsuit in the U.S. District Court for the District of Colorado seeking injunctive relief based on Block's breach of the agreement. Block has initiated arbitration, and an arbitration hearing has been set for November 13, 2001. We intend to vigorously pursue our right to these milestone payments.

     We are currently negotiating with the BDF Beierdorf Corporation of Germany regarding BDF Beierdorf's allegation that in certain foreign countries we have engaged in unauthorized use of the word "Atrix." We are not aware of any threat or commencement of litigation in this matter.

     We are not a party to any other legal proceedings.

                                   MANAGEMENT

     Information is set forth below regarding our executive officers, directors and key employees, including their ages.


NAME                                   AGE                           POSITION
----                                   ---                           --------
Mr. David R. Bethune.................  60     Chairman and Chief Executive Officer, Director
Dr. Richard L. Jackson...............  61     Senior Vice President, Research and Development,
                                              Director
Dr. Richard L. Dunn..................  60     Senior Vice President, Drug Delivery Research
Dr. Charles P. Cox...................  49     Senior Vice President, Corporate Development
Mr. Brian G. Richmond................  49     Chief Financial Officer
Dr. J. Steven Garrett................  56     Vice President, Clinical Research
Mr. Michael R. Duncan................  38     Vice President, Technical Operations
Dr. David W. Osborne.................  40     Vice President, Pharmaceutical Development
Mr. Sean F. Moriarty.................  37     Vice President, Licensing and Counsel
Mr. Magnus Pelles....................  54     Vice President Sales and Marketing, European
                                              Operations
Dr. Nicolas Bazan....................  59     Director
Mr. Sander A. Flaum..................  64     Director
Dr. D. Walter Cohen..................  74     Director
Mr. C. Rodney O'Connor...............  68     Director
Mr. H. Stuart Campbell...............  71     Director


     Mr. David R. Bethune has served as our Chairman and Chief Executive Officer since August 1999 and as a director since 1995. Mr. Bethune previously served as President and Chief Operating Officer of IVAX Corporation, a pharmaceutical holding company, from 1997 to 1998 and as the President and Chief Executive Officer of Aesgen, Inc., a pharmaceutical company, from 1995 to 1996. From 1996 to 1997, Mr. Bethune served as a consultant to the pharmaceutical industry. Mr. Bethune served as the Group Vice President of American Cyanamid Company, a health care business, from 1992 to 1995. Mr. Bethune also serves as a director of Female Health Co. Mr. Bethune received his Bachelors degree in Business from Lenoir-Rhyne College and an Executive Management degree from Columbia University Graduate School.

     Dr. Richard L. Jackson has served as our Senior Vice President, Research and Development since November 1998 and as a director since 1999. Dr. Jackson previously served as the Senior Vice President of Discovery Research at Wyeth-Ayerst, American Home Products from 1993 to June 1998. From 1985 to 1992, Dr. Jackson was Vice President, Research at Marion-Merrell Dow. Prior to that Dr. Jackson was at the National Institutes of Health, and was a Professor at Baylor College of Medicine and University of Cincinnati College of Medicine. Dr. Jackson received his Bachelor of Science in Chemistry and his Ph.D. degree in Microbiology from the University of Illinois, Urbana, Illinois.

     Dr. Richard L. Dunn has served as our Senior Vice President, Drug Delivery Research since 1998. Dr. Dunn previously served as the Vice President of Drug Delivery Research from 1992 to 1998 and as the Vice President of Research and Development from 1987 to 1992. Dr. Dunn received his Bachelor of Science in Chemistry from the University of North Carolina at Chapel Hill and a Ph.D. in Organic Chemistry from the University of Florida.

     Dr. Charles P. Cox has served as the Senior Vice President, Corporate Development since April 2001. Dr. Cox previously served as the Vice President of New Business Development from January 1996 to April 2001, and as the Vice President of Product Development from September 1992 to January 1996. Dr. Cox received his Bachelor of Arts in Zoology and Pre-Med from the University of Tulsa and a Masters and Ph.D. in Medical Microbiology and Immunology from the University of Oklahoma Health Sciences Center. Dr. Cox also received a Masters in Business Administration from Northwestern University, Kellogg Graduate School of Management.

     Mr. Brian G. Richmond has served as our Chief Financial Officer since April 2001 and Vice President of Finance since December 1997. He has also served as Assistant Secretary since January 1997. Mr. Richmond previously served as the Corporate Controller from January 1997 to November 1997 and as the Accounting Manager from 1991 to 1996. Mr. Richmond received his Bachelor of Science in Education and a Masters degree in Business Management from Colorado State University. Mr. Richmond is a certified public accountant, certified management accountant and a member of both the American Institute for Certified Public Accountants and the Colorado Society for Certified Public Accountants.

     Dr. J. Steven Garrett has served as the Vice President, Clinical Research since April 1995. Dr. Garrett was previously a professor of Periodontics at Loma Linda University from 1986 to 1995 and has been in private practice specializing in periodontics since 1978. Dr. Garrett received his D.D.S. from Northwestern University and his Masters degree in Periodontics and Oral Biology from Loma Linda University.

     Mr. Michael R. Duncan has served as the Vice President, Technical Operations since October 2000. Mr. Duncan previously served as Vice President of Manufacturing from October 1995 to October 2000. Mr. Duncan previously served as the Director of Production Operations and Packaging Manager for Geneva Pharmaceuticals, Inc. from October 1991 to October 1995. Mr. Duncan received his Bachelor of Science in Education from Ohio State University and a Bachelor of Science in Business from Regis University.

     Dr. David W. Osborne has served as the Vice President, Pharmaceutical Development since November 1998. Dr. Osborne previously served as the Vice President of Research and Development for ViroTex Corporation from June 1993 to November 1998. Dr. Osborne received his Bachelor of Science in Chemistry from Southwest Missouri State University and his Ph.D. in Physical Chemistry from University of Missouri-Rolla.

     Mr. Sean F. Moriarty has served as the Vice President, Licensing and Counsel since October 2000. Mr. Moriarty previously served as the Director of Business Development for Geneva Pharmaceuticals, Inc. from September 1998 to October 2000. Mr. Moriarty was an attorney with the law firm of Isaacson, Rosenbaum, Woods & Levy, P.C. from June 1996 to September 1998. Mr. Moriarty received his Bachelor of Science in Engineering and Applied Science from California Institute of Technology and his J.D. from University of Colorado School of Law.

     Mr. Magnus Pelles has served as the Vice President, Sales and Marketing, European Operations since January 2000. Mr. Pelles previously served as the Managing Director and Chief Executive Officer for the German, Austrian and Swiss divisions of Biora AB from 1995 to January 2000. Mr. Pelles attended the University of Uppsala.

     Dr. Nicolas Bazan has served as a director since November of 2000. Dr. Bazan is a Professor at Louisiana State University Medical Center and Neuroscience Center of Excellence in the areas of Ophthalmology, Biochemistry, Molecular Biology, and Neurology and serves as a Director of the Neuroscience Training Program. Dr. Bazan sits on the Scientific Advisory Board of Centaur in Sunnyvale, California, and is the founder and Chairman of the Board of St. Charles Pharmaceuticals in New Orleans, Louisiana. Dr. Bazan received his Bachelors degree from Colegio Belgrano, Argentina, his M.D. from U. Tucuman, Argentina, and his Ph.D. from the Medical School at U. Tucuman.


     Mr. Sander A. Flaum has served as a director since 1999. Mr. Flaum has served as the Chief Executive Officer of Robert A. Becker, Inc. Euro RSCG (a member of the Euro RSCG Healthcare Global Network) since 1998. Mr. Flaum is also an adjunct professor at The Fordham University Graduate School of Business in New York City and a member of the editorial advisory board of Pharmaceutical Executive. He serves on the boards of Fischer College of Business at The Ohio State University, Fordham Graduate School of Business, Hollins Communications Research Institute and Neopharm Corporation. Mr. Flaum received his Bachelor of Arts in Business from Ohio State University and his Masters degree in Business from Fairleigh Dickenson.

     Dr. D. Walter Cohen has served as a director since 1992. Dr. Cohen has served as the Chancellor-Emeritus of MCP Hahnemann University's School of Medicine since 1998, the Chancellor of MCP Hahnemann University's School of Medicine from 1993 to 1998 and as the President of MCP Hahnemann University's School of Medicine from 1986 to 1993. Since 1950, Dr. Cohen has had a dental practice specializing in periodontics. Dr. Cohen also serves as a director of Crusader Bank of Philadelphia. Dr. Cohen received his D.D.S. from the University of Pennsylvania School of Dentistry and served as its Dean from 1972 to 1983.

     Mr. C. Rodney O'Connor has served as director since 1987. Mr. O'Connor has served as the Chairman and Chief Executive Officer of Cameron Associates, Inc., a financial services firm, since 1976. Mr. O'Connor also serves on the boards of Streicher Mobile Fueling, Inc., Fundamental Management Corporation and Morgan Holdings, Inc. Mr. O'Connor received his Bachelor of Arts degree from Wesleyan University and a Masters degree in Finance from the Wharton School of Finance.

     Mr. H. Stuart Campbell has served as a director since 1995. Mr. Campbell has been the owner and Vice President of Highland Packaging Labs, Inc., a specialty packaging company for the pharmaceutical industry, since 1983. Mr. Campbell also serves as a director for Biomatrix, Inc. and Mesa Laboratories, Inc. Mr. Campbell received his Bachelor of Science degree in Agriculture from Cornell University.

                                  UNDERWRITING

     We are offering the shares of common stock described in this prospectus supplement through a number of underwriters. Banc of America Securities LLC, U.S. Bancorp Piper Jaffray Inc., CIBC World Markets Corp. and Gruntal & Co., L.L.C. are the representatives of the underwriters. We have entered into an underwriting agreement with the representatives. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, the number of shares of common stock listed next to its name in the following table:


UNDERWRITER                                                   NUMBER OF SHARES
-----------                                                   ----------------
Banc of America Securities LLC..............................     1,214,550
U.S. Bancorp Piper Jaffray Inc. ............................       674,750
CIBC World Markets Corp. ...................................       674,750
Gruntal & Co., L.L.C. ......................................       134,950
Arnhold and S. Bleichroeder, Inc. ..........................        43,000
Emedsecurities, Inc. .......................................        43,000
Global Capital Securities Corporation.......................        43,000
Leerink Swann & Company.....................................        43,000
M.R. Beal & Company.........................................        43,000
Stifel, Nicolaus & Company, Incorporated....................        43,000
ThinkEquity Partners........................................        43,000
                                                                 ---------
     Total..................................................     3,000,000
                                                                 =========



     The underwriters initially will offer the shares to the public at the price specified on the cover page of the prospectus supplement. The underwriters may allow selected dealers a concession of not more than $0.76 per share. The underwriters may also allow, and any other dealers may reallow, a concession of not more than $0.10 per share to some other dealers. If all the shares are not sold at the public offering price, the underwriters may change the public offering price and the other selling terms. The common stock is offered subject to a number of conditions, including:


     - receipt and acceptance of our common stock by the underwriters, and

     - the right to reject orders in whole or in part.

     We have granted the underwriters an option to buy up to 450,000 additional shares of common stock. These additional shares would cover sales of shares by the underwriters that exceed the number of shares specified in the table above. The underwriters may exercise this option at any time within 30 days after the date of the prospectus supplement. If the underwriters exercise this option, they will each purchase, subject to a number of terms and conditions, additional shares approximately in proportion to the amounts specified above.

     The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters. These amounts are shown assuming no exercise and full exercise of the underwriters' option to purchase additional shares:


                                                             PAID BY ATRIX
                                                      ----------------------------
                                                      NO EXERCISE    FULL EXERCISE
                                                      -----------    -------------
Per share underwriting discounts and commissions....  $      1.38     $     1.38
Total underwriting discounts and commissions........  $ 4,140,000     $4,761,000


     The expenses of the offering, not including the underwriting discounts and commissions, are estimated to be approximately $350,000 and will be paid by us. Expenses of the offering, exclusive of the underwriting discounts and commissions, include NASD fees, printing expenses, transfer agent fees and other miscellaneous fees.

     We, our executive officers and directors have entered into lock-up agreements with the underwriters. Under these agreements, subject to exceptions, we may not issue any new shares of common stock, and our executive officers and directors may not offer, sell, contract to sell or otherwise dispose of or hedge any common stock or securities convertible into or exchangeable for shares of common stock. These restrictions will be in effect for a period of 90 days after the date of the prospectus supplement. At any time and without notice, Banc of America Securities LLC may, in its sole discretion, release all or some of the securities from these lock-up agreements. Elan, MediGene, Pfizer and Sanofi-Synthelabo are subject to lock-up restrictions with us pursuant to their respective stock purchase agreements. Under these agreements, they may not offer, sell, contract to sell or otherwise dispose of or hedge any common stock or securities convertible into or exchangeable for shares of our common stock for the periods set forth in the agreements. These restrictions will be in effect for at least 90 days after the date of the prospectus supplement.

     We will indemnify the underwriters against some liabilities, including some liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments the underwriters may be required to make in respect of those liabilities.

     In connection with the offering, the underwriters may purchase and sell common stock in the open market. These transactions may include:

     - short sales,

     - stabilizing transactions, and

     - purchases to cover positions created by short sales.

     Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

     The underwriters may also impose a penalty bid. This means that if the representatives purchase shares in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of the offering to repay the underwriting discounts and commissions received by them.

     The underwriters may engage in activities that stabilize, maintain or otherwise affect the price of the common stock, including:

     - over-allotment,

     - stabilization,

     - syndicate covering transactions, and

     - imposition of penalty bids.

     As a result of these activities, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the Nasdaq National Market, in the over-the-counter market or otherwise.

     In connection with the offering, some underwriters and any selling group members who are qualified market makers on the Nasdaq National Market may engage in passive market making transactions in the common stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M during the business day before the pricing of the offering, before the commencement of offers or sales of the common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as a passive market maker. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for the security; if all independent bids are lowered below the passive market maker's bid, however, the bid must then be lowered when purchase limits are exceeded.

     One or more of the underwriters may facilitate the marketing of this offering online directly or through one of its affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, place orders online or through their financial advisors.

     Some of the underwriters or their affiliates have in the past engaged, and may in the future engage, in transactions with and perform services for us, including commercial banking, financial advisory and investment banking services, in the ordinary course of business.

                                 LEGAL MATTERS

     The validity of the shares of common stock offered by us hereby will be passed upon for us by Morrison & Foerster LLP, Denver, Colorado. As of the date of this prospectus supplement, Morrison & Foerster LLP held options to acquire 5,000 shares of our common stock. Certain legal matters will be passed upon for the underwriters by Cahill Gordon & Reindel, New York, New York.

                                    EXPERTS

     The consolidated financial statements as of December 31, 2000 and 1999, and for each of the three years ended December 31, 2000, included and incorporated by reference in this prospectus supplement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, appearing herein (which reports express an unqualified opinion and includes an explanatory paragraph referring to a change in accounting principle), and have been so included and incorporated by reference herein in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of Transmucosal Technologies, Ltd. incorporated by reference in this prospectus supplement from our Amendment No. 1 on Form 10-K/A to our Annual Report on Form 10-K for the year ended December 31, 2000, have been audited by KPMG, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. We have also filed with the SEC a registration statement on Form S-3 to register the shares of common stock being offered in the prospectus supplement and the accompanying prospectus. This prospectus supplement does not contain all of the information included in the registration statement. For further information about us and the shares of common stock offered by this prospectus supplement and the accompanying prospectus, you should refer to the registration statement and its exhibits and our other SEC filings. You can read and copy the registration statement as well as reports, proxy statements and other information we have filed with the SEC at the public reference rooms maintained by the SEC in Washington, D.C., New York, New York, and Chicago, Illinois. You can obtain copies from the public reference rooms of the SEC upon payment of various fees. You can call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. We are also required to file electronic versions of these documents with the SEC, which may be accessed through the SEC's website at http://www.sec.gov. Our common stock is quoted on the Nasdaq National Market System under the symbol "ATRX."

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The SEC allows us to "incorporate by reference" certain of our publicly filed documents into this prospectus supplement and the accompanying prospectus, which means that information included in these documents is considered part of this prospectus supplement and the accompanying prospectus. The information incorporated by reference is considered to be part of the prospectus supplement and the accompanying prospectus, and information that we subsequently file with the SEC will automatically update and supersede this information. This prospectus supplement and the accompany prospectus do not include all the information in the registration statement and documents incorporated by reference. You should refer to the documents and to the exhibits to the registration statement for a more complete understanding of the matter involved. We hereby incorporate by reference the documents listed below and any future filings made with the SEC prior to the termination of the offering under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.

     The following documents filed with the SEC are incorporated by reference in this prospectus:

          1. Our Annual Report on Form 10-K for the year ended December 31, 2000, and Amendment No. 1 on Form 10-K/A to our Annual Report on Form 10-K for the year ended December 31, 2000 (File No. 0-18231).

          2. Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 (File No. 0-18231).

          3. Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 (File No. 0-18231).

          4. Our Current Report on Form 8-K dated April 20, 2001, filed with the SEC on April 24, 2001 (File No. 0-18231), our Current Report on Form 8-K dated December 29, 2000, filed with the SEC on February 23, 2001 (File No. 0-18231), our Current Report on Form 8-K dated December 29, 2000, filed with the SEC on January 9, 2001 (File No. 0-18231), and our Current Report on Form 8-K dated April 4, 2001, filed with the SEC on June 20, 2001 (File No. 0-18231).

          5. Our Proxy Statement dated April 4, 2001, filed in connection with our May 7, 2001 Annual Meeting of Stockholders.

          6. The description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on January 12, 1990, including any amendments or reports filed with the SEC for the purpose of updating such description.

          7. The description of our Series A Preferred Stock Purchase Rights contained in our Registration Statement on Form 8-A, filed with the SEC on October 1, 1998, including any amendments or reports filed with the SEC for the purpose of updating such description.

     We will furnish you without charge, on written or oral request, a copy of any or all of the documents incorporated by reference. You should direct any requests for documents to our Corporate Secretary, Atrix Laboratories, Inc., 2579 Midpoint Drive, Fort Collins, Colorado 80524, telephone number (970) 482-5868.

     You should rely only on the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will sell the offered securities only in states where the offer or sale is permitted. You should assume that the information appearing in this prospectus supplement or the accompanying prospectus or incorporated by reference is accurate only as of the date on the front of these documents. Our business and financial condition may have changed since that date.

                            ATRIX LABORATORIES, INC.

                 INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
Independent Auditors' Report................................  F-2
Consolidated Balance Sheets as of December 31, 2000 and
  1999......................................................  F-3
Consolidated Statements of Operations for the Years Ended
  December 31, 2000, 1999 and 1998..........................  F-4
Consolidated Statements of Changes in Shareholders' Equity
  for the Years Ended December 31, 2000, 1999 and 1998......  F-5
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 2000, 1999 and 1998..........................  F-6
Notes to the Consolidated Financial Statements for the Years
  Ended December 31, 2000, 1999 and 1998....................  F-8

Consolidated Balance Sheets as of June 30, 2001 and December
  31, 2000..................................................  F-26
Consolidated Statements of Operations for the Six Months
  Ended June 30, 2001 and 2000..............................  F-27
Consolidated Statements of Changes in Shareholders' Equity
  for the Six Months Ended June 30,
  2001......................................................  F-28
Consolidated Statements of Cash Flows for the Six Months
  Ended June 30, 2001 and 2000..............................  F-29
Notes to the Consolidated Financial Statements for the Six
  Months Ended June 30, 2001 and 2000.......................  F-30

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders
Atrix Laboratories, Inc. and Subsidiaries
Fort Collins, Colorado

     We have audited the accompanying consolidated balance sheets of Atrix Laboratories, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

     As discussed in Note 1 to the financial statements, the Company changed its method of accounting for revenue recognition in 2000.

DELOITTE & TOUCHE LLP

Denver, Colorado
February 28, 2001

                   ATRIX LABORATORIES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                              DECEMBER 31,     DECEMBER 31,
                                                                  2000             1999
                                                              -------------    ------------
                                          ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $   4,484,330    $  3,021,869
  Marketable securities available for sale, at fair market
    value...................................................     28,910,439      34,856,697
  Notes receivable -- stock subscription and other..........     23,000,000              --
  Accounts receivable, net of allowance for doubtful
    accounts of $209,659 and $18,355........................      2,610,683       1,222,850
  Interest receivable.......................................        472,201         562,318
  Inventories...............................................      1,940,929       1,862,522
  Prepaid expenses and deposits.............................      1,085,070         418,812
                                                              -------------    ------------
         Total current assets...............................     62,503,652      41,945,068
                                                              -------------    ------------
PROPERTY, PLANT AND EQUIPMENT, NET..........................      6,818,372       7,114,761
                                                              -------------    ------------
OTHER ASSETS:
  Intangible assets, net of accumulated amortization of
    $2,399,431 and $1,477,698...............................      4,049,104       4,580,325
  Deferred finance costs, net of accumulated amortization of
    $628,379 and $430,007...................................        800,536       1,018,650
                                                              -------------    ------------
    Other assets, net.......................................      4,849,640       5,598,975
                                                              -------------    ------------
         TOTAL ASSETS.......................................  $  74,171,664    $ 54,658,804
                                                              =============    ============
                           LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable -- trade.................................  $   2,197,980    $  2,455,605
  Interest payable..........................................        215,156         211,094
  Accrued salaries and payroll taxes........................        278,684         321,548
  Other accrued liabilities.................................        265,873         150,396
  Deferred revenue..........................................      2,997,154         160,000
                                                              -------------    ------------
         Total current liabilities..........................      5,954,847       3,298,643
                                                              -------------    ------------
DEFERRED REVENUE............................................     24,217,699              --
CONVERTIBLE SUBORDINATED NOTES PAYABLE......................     36,190,000      36,690,000
COMMITMENTS AND CONTINGENCIES (SEE NOTES 4, 6, 7 AND 11)
SHAREHOLDERS' EQUITY:
  Preferred stock, $.001 par value; 5,000,000 shares
    authorized
    Series A preferred stock, $.001 par value, 200,000
       shares authorized and no shares issued or
       outstanding..........................................             --              --
    Series A convertible exchangeable preferred stock, $.001
       par value, 20,000 shares authorized; 12,015 shares
       issued and outstanding. Liquidation preference
       $12,397,505 and $-0-.................................             12              --
  Common stock, $.001 par value; 25,000,000 shares
    authorized; 13,341,681 and 11,435,244 shares issued;
    13,341,681 and 11,427,554 shares outstanding............         13,342          11,435
  Additional paid-in capital................................    113,763,660      74,495,672
  Treasury stock, -0- and 7,690 shares, at cost.............             --         (80,846)
  Accumulated other comprehensive loss......................       (471,306)     (1,696,010)
  Accumulated deficit.......................................   (105,496,590)    (58,060,090)
                                                              -------------    ------------
       Total shareholders' equity...........................      7,809,118      14,670,161
                                                              -------------    ------------
         TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY.........  $  74,171,664    $ 54,658,804
                                                              =============    ============

              See notes to the consolidated financial statements.

                   ATRIX LABORATORIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                               YEAR ENDED     YEAR ENDED     YEAR ENDED
                                                              DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                                  2000           1999           1998
                                                              ------------   ------------   ------------
REVENUE:
  Net sales and royalties...................................  $  6,156,227   $  4,541,703   $  3,451,148
  Contract research and development revenue.................     2,008,773      1,093,358        621,771
  Licensing, marketing rights and milestone revenue.........     1,877,538             --     17,000,000
                                                              ------------   ------------   ------------
         Total revenue......................................    10,042,538      5,635,061     21,072,919
                                                              ------------   ------------   ------------
OPERATING EXPENSE:
  Cost of goods sold........................................     2,644,192      1,974,009      2,249,776
  Research and development..................................    16,735,195     15,555,333     12,189,212
  Purchased in-process research and development.............            --             --      3,050,000
  Administrative and marketing..............................     4,386,465      4,300,480      2,506,879
                                                              ------------   ------------   ------------
         Total operating expense............................    23,765,852     21,829,822     19,995,867
                                                              ------------   ------------   ------------
INCOME (LOSS) FROM OPERATIONS...............................   (13,723,314)   (16,194,761)     1,077,052
OTHER INCOME (EXPENSE):
  Equity in loss of joint venture...........................   (12,238,700)            --             --
  Investment income.........................................     1,959,195      2,719,830      3,965,966
  Interest expense..........................................    (2,582,320)    (3,062,239)    (3,574,906)
  Other.....................................................        88,581         (7,651)        13,439
                                                              ------------   ------------   ------------
         Net other income (expense).........................   (12,773,244)      (350,060)       404,499
                                                              ------------   ------------   ------------
INCOME (LOSS) BEFORE INCOME TAXES, EXTRAORDINARY ITEM AND
  CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE.......   (26,496,558)   (16,544,821)     1,481,551
Income tax -- current expense...............................            --             --        (48,183)
                                                              ------------   ------------   ------------
INCOME (LOSS) BEFORE EXTRAORDINARY ITEM AND CUMULATIVE
  EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE..................   (26,496,558)   (16,544,821)     1,433,368
Extraordinary gain on extinguished debt.....................        79,906      3,274,595        256,678
Cumulative effect of change in accounting principle.........   (20,611,526)            --             --
                                                              ------------   ------------   ------------
NET INCOME (LOSS) BEFORE PREFERRED STOCK DIVIDENDS..........  $(47,028,178)  $(13,270,226)  $  1,690,046
Accretion of dividend on preferred stock....................      (382,505)            --             --
                                                              ------------   ------------   ------------
NET INCOME (LOSS) APPLICABLE TO COMMON STOCK................  $(47,410,683)  $(13,270,226)  $  1,690,046
                                                              ============   ============   ============
Basic and diluted earnings per common share:
  Income (loss) before extraordinary item and cumulative
    effect of change in accounting principle................  $      (2.23)  $      (1.46)  $        .13
  Extraordinary item........................................            --            .29            .02
  Cumulative effect of change in accounting principle.......         (1.73)            --             --
                                                              ------------   ------------   ------------
Net income (loss) before preferred stock dividends..........  $      (3.96)  $      (1.17)  $        .15
Accretion of dividend on preferred stock....................          (.03)            --             --
                                                              ------------   ------------   ------------
Net income (loss) applicable to common stock................  $      (3.99)  $      (1.17)  $        .15
                                                              ============   ============   ============
Basic and diluted weighted average common shares
  outstanding...............................................    11,883,712     11,327,213     11,269,981
                                                              ============   ============   ============
Pro forma amounts assuming the change in revenue recognition method is applied retroactively:
  Net loss before extraordinary item........................  $(26,496,558)  $(14,671,046)  $(14,454,433)
                                                              ============   ============   ============
  Net loss applicable to common stock.......................  $(26,799,157)  $(11,396,451)  $(14,197,755)
                                                              ============   ============   ============
Basic and diluted earnings per common share:
Net loss before extraordinary item..........................  $      (2.23)  $      (1.30)  $      (1.28)
                                                              ============   ============   ============
Net loss applicable to common stock.........................  $      (2.26)  $      (1.01)  $      (1.26)
                                                              ============   ============   ============

              See notes to the consolidated financial statements.

                   ATRIX LABORATORIES, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                                                           ACCUMULATED
                                    PREFERRED STOCK       COMMON STOCK        ADDITIONAL                      OTHER
                                    ---------------   --------------------     PAID-IN       TREASURY     COMPREHENSIVE
                                    SHARES   AMOUNT     SHARES     AMOUNT      CAPITAL         STOCK          LOSS
                                    ------   ------   ----------   -------   ------------   -----------   -------------
BALANCE, DECEMBER 31, 1997........      --    $--     11,177,261   $11,177   $ 73,224,442   $        --    $  (177,867)
Comprehensive income:
  Net income......................      --     --             --        --             --            --             --
  Other comprehensive income:
    -- Unrealized gain on
      investments.................      --     --             --        --             --            --         81,314
Net comprehensive income..........
Exercise of stock options.........      --     --        145,212       146        228,686            --             --
Issuance for employee stock
  purchase plan...................      --     --            339        --          4,557            --             --
Issuance for acquisition:
    Common stock..................      --     --         37,860        38        389,920            --             --
    Stock options.................                            --        --        921,370            --             --
    Warrants......................      --     --             --        --         30,555            --             --
Compensation -- stock options.....                            --        --         23,412            --             --
Purchase of treasury stock........      --     --       (157,000)       --             --    (1,650,564)            --
                                    ------    ---     ----------   -------   ------------   -----------    -----------
BALANCE, DECEMBER 31, 1998........      --     --     11,203,672    11,361     74,822,942    (1,650,564)       (96,553)
Comprehensive loss:
  Net loss........................      --     --             --        --             --            --             --
  Other comprehensive loss:
    -- Cumulative foreign currency
      translation adjustments.....      --     --             --        --             --            --           (931)
    -- Unrealized loss on
      investments.................      --     --             --        --             --            --     (1,598,526)
Net comprehensive loss............
Exercise of stock options.........      --     --        120,650        15       (763,781)    1,107,550             --
Exercise of non-qualified stock
  options.........................      --     --          1,000        --             --        10,513             --
Issuance for employee stock
  purchase plan...................      --     --          3,382        --          4,781        31,129             --
Issuance of restricted stock......      --     --         80,000        40        236,840       420,526             --
Issuance for earn-out
  distribution....................      --     --         18,850        19        194,890            --             --
                                    ------    ---     ----------   -------   ------------   -----------    -----------
BALANCE, DECEMBER 31, 1999........      --    $--     11,427,554   $11,435   $ 74,495,672   $   (80,846)   $(1,696,010)
Comprehensive loss:
  Net loss........................      --     --             --        --             --            --             --
  Other comprehensive loss:
    -- Cumulative foreign currency
      translation adjustments.....      --     --             --        --             --            --         13,430
    -- Unrealized gain on
      investments.................      --     --             --        --             --            --      1,211,274
Net comprehensive loss............
Issuance of Series A Convertible
  Exchangeable Preferred Stock to
  Elan............................  12,015     12             --        --     12,014,988            --             --
Accretion on preferred stock......      --     --             --        --        382,505            --             --
Issuance of common stock and
  warrants to Elan................      --     --        442,478       442      4,999,558            --             --
Issuance of common stock to
  Pfizer..........................      --     --        447,550       448      4,999,552            --             --
Issuance of common stock to
  Sanofi-Synthelabo...............      --     --        824,572       824     14,999,171            --             --
Exercise of stock options.........      --     --        135,352       130      1,144,665        69,029             --
Exercise of non-qualified stock
  options.........................      --     --          4,480         4         29,698            --             --
Issuance for employee stock
  purchase plan...................      --     --          8,707         8         73,330        11,817             --
Issuance of restricted stock......      --     --         42,702        43        499,902            --             --
Issuance for earn-out
  distribution....................      --     --          8,286         8        124,619            --             --
                                    ------    ---     ----------   -------   ------------   -----------    -----------
BALANCE, DECEMBER 31, 2000........  12,015    $12     13,341,681   $13,342   $113,763,660   $        --    $  (471,306)
                                    ======    ===     ==========   =======   ============   ===========    ===========


                                                        TOTAL
                                     ACCUMULATED    SHAREHOLDERS'
                                       DEFICIT         EQUITY
                                    -------------   -------------
BALANCE, DECEMBER 31, 1997........  $ (46,354,834)  $ 26,702,918
Comprehensive income:
  Net income......................      1,690,046      1,690,046
  Other comprehensive income:
    -- Unrealized gain on
      investments.................             --         81,314
                                                    ------------
Net comprehensive income..........                     1,771,360
Exercise of stock options.........             --        228,832
Issuance for employee stock
  purchase plan...................             --          4,557
Issuance for acquisition:
    Common stock..................             --        389,958
    Stock options.................             --        921,370
    Warrants......................             --         30,555
Compensation -- stock options.....             --         23,412
Purchase of treasury stock........             --     (1,650,564)
                                    -------------   ------------
BALANCE, DECEMBER 31, 1998........    (44,664,788)    28,422,398
Comprehensive loss:
  Net loss........................    (13,270,226)   (13,270,226)
  Other comprehensive loss:
    -- Cumulative foreign currency
      translation adjustments.....             --           (931)
    -- Unrealized loss on
      investments.................             --     (1,598,526)
Net comprehensive loss............                   (14,869,683)
Exercise of stock options.........        (32,567)       311,217
Exercise of non-qualified stock
  options.........................         (3,513)         7,000
Issuance for employee stock
  purchase plan...................          1,530         37,440
Issuance of restricted stock......        (90,526)       566,880
Issuance for earn-out
  distribution....................             --        194,909
                                    -------------   ------------
BALANCE, DECEMBER 31, 1999........  $ (58,060,090)  $ 14,670,161
Comprehensive loss:
  Net loss........................    (47,410,683)   (47,410,683)
  Other comprehensive loss:
    -- Cumulative foreign currency
      translation adjustments.....             --         13,430
    -- Unrealized gain on
      investments.................             --      1,211,274
Net comprehensive loss............                   (46,185,979)
Issuance of Series A Convertible
  Exchangeable Preferred Stock to
  Elan............................             --     12,015,000
Accretion on preferred stock......             --        382,505
Issuance of common stock and
  warrants to Elan................             --      5,000,000
Issuance of common stock to
  Pfizer..........................             --      5,000,000
Issuance of common stock to
  Sanofi-Synthelabo...............             --     14,999,995
Exercise of stock options.........        (23,920)     1,189,904
Exercise of non-qualified stock
  options.........................             --         29,702
Issuance for employee stock
  purchase plan...................         (1,897)        83,258
Issuance of restricted stock......             --        499,945
Issuance for earn-out
  distribution....................             --        124,627
                                    -------------   ------------
BALANCE, DECEMBER 31, 2000........  $(105,496,590)  $  7,809,118
                                    =============   ============

              See notes to the consolidated financial statements.

                   ATRIX LABORATORIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                               YEAR ENDED           YEAR ENDED           YEAR ENDED
                                              DECEMBER 31,         DECEMBER 31,         DECEMBER 31,
                                                  2000                 1999                 1998
                                            -----------------    -----------------    -----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss) applicable to common
     stock................................    $(47,410,683)        $(13,270,226)        $  1,690,046
  Adjustments to reconcile net income
     (loss) to net cash used in operating
     activities:
     Accretion of dividend on preferred
       stock..............................         382,505                   --                   --
     Depreciation and amortization........       2,190,431            1,776,695            1,317,871
     Equity in loss of joint venture......      12,238,700                   --                   --
     (Gain) loss on sale of property,
       plant and equipment................          (7,496)             113,772               45,031
     (Gain) loss on sale of marketable
       securities.........................         171,583              140,350              (28,186)
     Provision for bad debts..............         191,304              (30,810)             (62,313)
     Write-off of obsolete patents........           2,656               25,835               32,226
     Stock compensation...................         124,620              309,380               23,412
     Extraordinary gain on extinguished
       debt...............................         (79,906)          (3,274,595)            (256,678)
     Cumulative effect of change in
       accounting principle...............      20,611,526                   --                   --
     Purchased in-process research and
       development........................              --                   --            3,050,000
  Net changes in operating assets and
     liabilities, net of effects of
     ViroTex acquisition in 1998:
     Accounts receivable..................      (1,588,431)           4,745,406           (4,271,706)
     Interest receivable..................          90,117              102,056             (324,028)
     Inventories..........................         (74,827)             701,014           (1,254,017)
     Prepaid expenses and deposits........        (665,846)             434,454             (649,997)
     Other assets.........................              --              474,708                   --
     Accounts payable.....................        (423,926)             805,115             (466,755)
     Interest payable.....................           4,062              (67,945)              (8,632)
     Accrued salaries and payroll taxes...         (43,190)              61,562              (16,746)
     Other accrued liabilities............         113,763              (63,691)            (149,210)
     Deferred revenue.....................      (1,556,673)               6,398              153,602
                                              ------------         ------------         ------------
          Net cash used in operating
            activities....................     (15,729,711)          (7,010,522)          (1,176,080)
                                              ------------         ------------         ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of property, plant and
     equipment and leasehold
     improvements.........................        (795,176)          (1,194,081)          (1,004,291)
  Investment in intangible assets.........        (246,142)            (268,184)            (213,189)
  Proceeds from sale of property, plant
     and equipment........................          20,025               29,235                2,725
  Proceeds from sale of marketable
     securities...........................       7,402,544           10,710,352           20,130,000
  Proceeds from maturity of marketable
     securities...........................              --            9,352,656           48,043,018
  Investment in marketable securities.....        (421,927)         (19,570,429)         (54,968,515)
  Acquisition of ViroTex -- net of cash
     acquired.............................              --              (23,124)          (4,833,192)
                                              ------------         ------------         ------------
          Net cash provided by (used in)
            investing activities..........       5,959,324             (963,575)           7,156,556
                                              ------------         ------------         ------------

                   ATRIX LABORATORIES, INC. AND SUBSIDIARIES

                                               YEAR ENDED           YEAR ENDED           YEAR ENDED
                                              DECEMBER 31,         DECEMBER 31,         DECEMBER 31,
                                                  2000                 1999                 1998
                                            -----------------    -----------------    -----------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of equity
     securities...........................      11,678,184              613,156              233,388
  Extinguished convertible long-term
     debt.................................        (408,000)          (8,172,900)          (1,192,500)
  Acquisition of treasury stock...........              --                   --           (1,650,564)
                                              ------------         ------------         ------------
          Net cash provided by (used in)
            financing activities..........      11,270,184           (7,559,744)          (2,609,676)
                                              ------------         ------------         ------------
NET EFFECT OF EXCHANGE RATE ON CASH.......         (37,336)                (931)                  --
                                              ------------         ------------         ------------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS.............................       1,462,461          (15,534,772)           3,370,800
CASH AND CASH EQUIVALENTS, BEGINNING OF
  YEAR....................................       3,021,869           18,556,641           15,185,841
                                              ------------         ------------         ------------
CASH AND CASH EQUIVALENTS, END OF YEAR....    $  4,484,330         $  3,021,869         $ 18,556,641
                                              ============         ============         ============
       Supplemental cash flow information:
          Cash paid for interest..........    $  2,568,015         $  3,110,116         $  3,569,421
                                              ============         ============         ============

---------------

Non-cash activities:    1998

                        Issued common stock, warrants, and stock options valued at $1,341,883 in connection with the acquisition of ViroTex

                        1999

                        Issued common stock valued at $194,909 in connection with the May 1999 earn-out payments relating to the ViroTex acquisition

                        Recognized compensation expense of $309,380 with issuance of restricted common stock as an addition to additional paid-in capital

                        2000

                        Issued common stock valued at approximately $15,000,000 to Sanofi-Synthelabo in connection with the marketing agreement

                        Issued preferred stock valued at $12,015,000 in exchange for an 80.1% initial interest in our joint venture with Elan

                        Issued common stock valued at $124,627 in connection with the November 2000 earn-out payments relating to the ViroTex acquisition

              See notes to the consolidated financial statements.

                   ATRIX LABORATORIES, INC. AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998


NOTE 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Atrix Laboratories, Inc. was formed in August 1986 as a Delaware corporation. In November 1998, the Company acquired ViroTex. In June 1999, the Company organized its wholly owned subsidiary Atrix Laboratories Limited, which is based in London, England. In February 2000, the Company organized its wholly owned subsidiary Atrix Laboratories GmbH, which is based in Frankfurt, Germany, to conduct its European operations. Collectively, Atrix Laboratories and its subsidiaries are referred to as Atrix or the Company. In June 2000, the Company entered into a research joint venture, Transmucosal Technologies, with Elan, a wholly owned subsidiary of Elan Corporation, plc.

     The Company is an emerging specialty pharmaceutical company focused on advanced drug delivery. With five unique patented drug delivery technologies, the Company is currently developing a diverse portfolio of products, including proprietary oncology, pain management, and dermatology products. The Company also partners with large pharmaceutical and biotechnology companies to apply its proprietary technologies to new chemical entities or to extend the patent life of existing products. The Company has strategic alliances with several pharmaceutical to use its drug delivery technologies and expertise in the development of new products.

PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of Atrix Laboratories, Inc., and its wholly owned subsidiaries Atrix Laboratories Limited and Atrix Laboratories, GmbH. All significant intercompany transactions and balances have been eliminated. While the Company initially owns 80.1% of Transmucosal Technologies' outstanding common stock, Elan and its subsidiaries have retained significant minority investor rights that are considered "participating rights" as defined in Emerging Issues Task Force Bulletin 96-16, "Investor's Accounting for an Investor When the Investor Has a Majority of the Voting Interest, but the Minority Shareholder or Shareholders Have Certain Approval or Veto Rights." Accordingly, the Company accounts for its investment in Transmucosal Technologies under the equity method of accounting.

USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     Cash equivalents include highly liquid investments with an original maturity of three months or less.

MARKETABLE SECURITIES

     Marketable securities are classified as available-for-sale and are carried at fair market value with the unrealized holding gain or loss included in shareholders' equity as a component of other comprehensive income (loss). Premiums and discounts associated with bonds are amortized using the effective interest rate method.

                   ATRIX LABORATORIES, INC. AND SUBSIDIARIES

STOCK SUBSCRIPTIONS

     The note receivable for stock subscriptions is shown as a current asset to the extent collected before the financial statements are published.

INVENTORIES

     Inventories are stated at the lower of cost, determined by the first-in, first-out method, or market. The components of inventories are as follows as of December 31:

                                                         2000          1999
                                                      ----------    ----------
Raw materials.......................................  $1,616,878    $1,486,289
Work in progress....................................     144,723       300,571
Finished goods......................................     179,328        75,662
                                                      ----------    ----------
     Total..........................................  $1,940,929    $1,862,522
                                                      ==========    ==========

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from three to forty years. Leasehold improvements and capital additions to the Company's building are amortized over the remaining term of the related lease and estimated useful life respectively. The components of net property, plant and equipment are as follows as of December 31:

                                                       2000           1999
                                                    -----------    -----------
Land..............................................  $ 1,071,018    $ 1,071,018
Building..........................................    3,610,068      3,573,695
Leasehold improvements............................      470,002        470,002
Furniture & fixtures..............................      440,534        387,549
Machinery.........................................    5,038,815      4,517,952
Office equipment..................................      813,317        686,958
                                                    -----------    -----------
     Total property, plant and equipment..........   11,443,754     10,707,174
Accumulated depreciation and amortization.........   (4,625,382)    (3,592,413)
                                                    -----------    -----------
     Property, plant and equipment, net...........  $ 6,818,372    $ 7,114,761
                                                    ===========    ===========

INTANGIBLE ASSETS

     Intangible assets consist of patents, purchased technology, purchased royalty rights, and goodwill. Patents are stated at the legal cost incurred to obtain the patents. Upon approval, patent costs are amortized, using the straight-line method, over their estimated useful life ranging from ten to twenty years. The values assigned to the purchased technology, purchased royalty rights, and goodwill arising from the ViroTex acquisition are being amortized using the straight-line method over the period of expected benefit of four to five years.

VALUATION OF LONG-LIVED ASSETS

     The Company reviews its long-lived assets, including goodwill, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If this review indicates that these assets will not be recoverable, based on the forecasted non-discounted future operating cash flows expected to result from the use of these assets and their eventual disposition, the carrying value of

                   ATRIX LABORATORIES, INC. AND SUBSIDIARIES these assets is reduced to fair value. Management does not believe current events or circumstances indicate that long-lived assets, including goodwill, are impaired as of December 31, 2000.

DEFERRED FINANCE COSTS

     Costs associated with the issuance of the 7% convertible subordinated notes were deferred and are being amortized on a straight-line basis over the seven-year term of the notes. As convertible notes are repurchased and subsequently extinguished, the pro-rata portion of unamortized deferred finance costs is written off.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     Unless otherwise stated herein, the fair value of the Company's financial instruments approximate their carrying value due to the relatively short periods to maturity of the instruments and/or variable rates of the instruments, which approximate current interest rates.

REVENUE RECOGNITION

     The Company recognizes revenue on product sales and contract manufacturing at the time of shipment. Royalty revenue is recognized at the time of shipment by the licensee and is reported with net sales revenue.

     Contract research and development revenue, with the exception of the joint venture with Elan and the partnership agreement with Geneva Pharmaceuticals, is recognized on a straight-line basis over the estimated time frame to complete the work detailed in each agreement. Contract research and development revenue, as it relates to work performed on behalf of the joint venture with Elan, is recognized as approved costs are incurred and subsequently charged back to the joint venture. Contract research and development revenue as it relates to work performed under the agreement with Geneva Pharmaceuticals is recognized as research work is performed and costs are incurred for Geneva's share of costs.

     The Company previously recognized nonrefundable technology access fees and milestone payments as revenue when received and when the Company fulfilled all contractual obligations relating to the fees and milestone payments. Effective in the fourth quarter of 2000, the Company changed its method of accounting for nonrefundable technology access fees and milestone payments to recognize such payments over the term of the related agreements in accordance the Securities and Exchange Commission's Staff Accounting Bulletin No. 101 -- Revenue Recognition in Financial Statements. The $20,611,526 cumulative effect of a change in accounting principle was reported as a charge in the year ended December 31, 2000. The cumulative effect was recorded as deferred revenue that will be recognized as revenue over the remaining contractual terms of the specific agreements. During the year ended December 31, 2000, the impact from the change in accounting principle increased net loss by approximately $18,734,000, or $1.58 per share. This amount is comprised of approximately $20,612,000, or $1.73 per share, cumulative effect of the change as described above, net of approximately $1,878,000, or $0.16 per share, recognized as revenue during the year. The remainder of the related deferred revenue will be recognized as revenue approximately as follows: $1,885,000 for each year from 2001 through 2010 and $11,000 for each year from 2011 through 2015 and $2,000 in 2016.

RESEARCH AND DEVELOPMENT

     Costs incurred in connection with research and development activities are expensed as incurred. These costs consist of direct and indirect costs associated with specific projects, as well as fees paid to various entities that perform certain research on the Company's behalf. A portion of overhead costs is allocated to research and development costs on a weighted-average percentage basis among all projects under development.

                   ATRIX LABORATORIES, INC. AND SUBSIDIARIES

NET INCOME (LOSS) PER COMMON SHARE

     Basic net income (loss) per common share excludes dilution and is computed by dividing net income (loss) by the weighted-average number of common shares outstanding during the periods presented. Diluted net income (loss) per common share reflects the potential dilution of securities that could participate in the earnings. Stock options, warrants outstanding and their equivalents are included in diluted earnings per share computations through the "treasury stock method" unless they are antidilutive. Convertible securities are included in diluted earnings per share computations through the "if converted" method unless they are antidilutive. The effect of assuming conversion of the Series A convertible preferred stock is excluded from the diluted earnings per share computations since the conversion option commences July 18, 2002. Additionally, since the Company did not draw any proceeds under the convertible promissory note agreement with Elan as of December 31, 2000, there was no effect on earnings per share computations pertaining to this convertible promissory note for the periods presented. Common share equivalents are excluded from the computations in loss periods, as their effect would be antidilutive. For the years ended December 31, 2000 and 1999 approximately 2.3 million, and 1.9 million equivalent dilutive securities (primarily convertible notes and common stock options), respectively, have been excluded from the weighted-average number of common shares outstanding for the diluted net loss per share computations as they are antidilutive. Additionally, for the year ended December 31, 1998, approximately 2.6 million equivalent dilutive securities for convertible notes were excluded from the weighted-average number of common shares outstanding for the net income per share computation as they are antidilutive. The notes were antidilutive as a result of assuming the elimination of interest expense under the "if converted" method for the year ended December 31, 1998. Also for the year ended December 1998, approximately 429,000 equivalent dilutive securities for common stock options were excluded from the weighted-average number of common shares outstanding for the net income per share computation due to the insignificant effect.

NEW ACCOUNTING PRONOUNCEMENTS

     Effective in the fiscal fourth quarter of 2000, the Company changed its method of accounting for nonrefundable technology access fees and milestone payments to recognize such payments as revenue over the term of the related agreements. The change in accounting principle is based on guidance provided in the Securities and Exchange Commission's Staff Accounting Bulletin No.
101 -- Revenue Recognition in Financial Statements. Previously, the Company recognized $24,100,000 for nonrefundable technology access fees and milestone payments as revenue when received and when the Company fulfilled all contractual obligations relating to the fees and milestone payments. The Company recorded a $20,612,000 cumulative effect for this change in accounting principle which was reported as a charge in the year ended December 31, 2000. The cumulative effect was recorded as deferred revenue that will be recognized as revenue over the remaining contractual terms for each of the specific agreements. During the year ended December 31, 2000, the impact of the change in accounting principle increased net loss by approximately $18,734,000, or $1.58 per share. This amount is comprised of approximately $20,612,000, or $1.73 per share, cumulative effect of the change as described above, net of approximately $1,878,000, or $0.16 per share, recognized as revenue during the year. The remainder of the related deferred revenue will be recognized as revenue approximately as follows:
$1,885,000 for each year from 2001 through 2010 and $11,000 for each year from 2011 through 2015 and $2,000 in 2016.

     In June 1998, SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, was issued which, as amended, was effective for all fiscal years beginning after June 15, 1999. SFAS No. 133 provides new standards for the identification, recognition and measurement of derivative financial instruments, including embedded derivatives. Historically, the Company has not entered into derivative contracts to hedge existing risks nor has the Company entered into speculative derivative contracts. Although the Company's convertible debt and preferred stock include conversion features that are considered to be embedded

                   ATRIX LABORATORIES, INC. AND SUBSIDIARIES derivatives, accounting for those instruments is not affected by SFAS No. 133. The adoption of SFAS No. 133 on January 1, 2001 did not result in a transition adjustment in the financial statements.

COMPREHENSIVE INCOME

     Disclosure of comprehensive income for the years ended December 31, 2000, 1999, and 1998 is included in the accompanying financial statements as part of the consolidated statements of shareholders' equity.

STOCK OPTION PLANS

     The Company accounts for stock-based compensation to employees and directors using the intrinsic value method. The Company accounts for stock-based compensation to non-employees using a fair value based method. Pro forma operating results showing the impact of using the intrinsic value method instead of the fair value method for employee stock options is provided in Note 8.

INCOME TAXES

     The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes, which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement basis and the income tax basis of assets and liabilities that will result in taxable or deductible amounts in the future. Such deferred income tax liability computations are based on enacted tax laws and rates applicable to the years in which the differences are expected to affect taxable income. A valuation allowance is established when it is necessary to reduce deferred income tax assets to the expected realized amounts.

TRANSLATION OF FOREIGN CURRENCIES

     The Company's primary functional currency is the United States dollar. Foreign subsidiaries with a functional currency other than the U.S. dollar translate balance sheet accounts at period-end exchange rates. Revenue and expense accounts are translated at average exchange rates in effect during the period. Translation adjustments are recorded as a component of comprehensive income. Some of the Company's transactions and transactions of its subsidiaries are made in currencies different from their functional currency. Gains and losses from these transactions are included in other income or expense as they occur. To date, the effect on income and expenses for such amounts has been immaterial.

RECLASSIFICATIONS

     Certain prior year amounts have been reclassified to conform to the current year's financial statement presentation.

                   ATRIX LABORATORIES, INC. AND SUBSIDIARIES

2. MARKETABLE SECURITIES

     As of December 31, 2000 marketable securities consist of the following:

                                         NUMBER OF SHARES OR                       FAIR
                                          PRINCIPAL AMOUNT         COST        MARKET VALUE
                                         -------------------    -----------    ------------
U.S. Government and Agency Bond Funds:
  Thornburg Fund.......................     48,172 Shares       $   604,822    $   592,514
  Pimco Fund...........................    661,342 Shares         7,097,314      6,871,345
                                                                -----------    -----------
     Total.............................                           7,702,136      7,463,859
U.S. Government and Agency Bonds.......       $21,695,000        21,692,107     21,446,580
                                                                -----------    -----------
     Total.............................                         $29,394,243    $28,910,439
                                                                ===========    ===========

     As of December 31, 1999 marketable securities consist of the following:

                                         NUMBER OF SHARES OR                       FAIR
                                          PRINCIPAL AMOUNT         COST        MARKET VALUE
                                         -------------------    -----------    ------------
U.S. Government and Agency Bond Funds:
  Thornburg Fund.......................     45,496 Shares       $   572,871    $   540,494
  Pimco Fund...........................    622,446 Shares         6,707,337      6,162,219
                                                                -----------    -----------
     Total.............................                           7,280,208      6,702,713
U.S. Government and Agency Bonds.......       $29,265,000        29,271,567     28,153,984
                                                                -----------    -----------
     Total.............................                         $36,551,775    $34,856,697
                                                                ===========    ===========

     As of December 31, 2000 gross unrealized gains and losses pertaining to marketable securities were $-0-and $483,805 respectively. As of December 31, 1999 gross unrealized gains and losses pertaining to marketable securities were $-0- and $1,695,079, respectively. Realized investment gains and losses are included in investment income and included gains of $-0-, $608, and $28,186 in 2000, 1999, and 1998, respectively, and losses of $171,583, $140,958, and $-0-, in 2000, 1999, and 1998, respectively. Fair value of these marketable securities is based on quoted market prices or dealer quotes.

3. INTANGIBLE ASSETS

     Intangible assets consist of the following as of December 31:

                                                       2000           1999
                                                    -----------    -----------
Patents...........................................  $ 2,115,194    $ 1,864,185
Purchased technology..............................    2,800,000      2,800,000
Purchased royalty rights..........................      600,000        600,000
Goodwill..........................................      933,341        793,838
                                                    -----------    -----------
     Sub-total....................................    6,448,535      6,058,023
                                                    -----------    -----------
Less: Accumulated amortization....................   (2,399,431)    (1,477,698)
                                                    -----------    -----------
     Total........................................  $ 4,049,104    $ 4,580,325
                                                    ===========    ===========

4. LINE OF CREDIT

     The Company has a revolving line of credit with a bank that expires in August 2001. Under the terms of the line of credit, the Company may borrow up to $1,000,000. Borrowings under the line bear interest at the

                   ATRIX LABORATORIES, INC. AND SUBSIDIARIES prime rate and are subject to financial covenants requiring the Company to maintain certain levels of net worth and liquidity. As of December 31, 2000, the Company had no outstanding balance under this line.

5. CONVERTIBLE SUBORDINATED NOTES PAYABLE

     In November 1997, the Company issued $50,000,000 of convertible subordinated notes. The notes bear interest at the rate of 7% and are due in 2004. The notes are convertible, at the option of the holder, into the Company's common stock, $.001 par value, at any time prior to maturity, unless previously redeemed or repurchased, at a conversion price of $19.00 per share, subject to adjustments in certain events. The notes are redeemable, in whole or in part, at the Company's option, on or after December 5, 2000.

     In 2000, the Company repurchased a total of $500,000 of the notes in the open market for approximately $415,000, which includes approximately $7,000 for accrued interest paid. As a result, the Company recognized an extraordinary gain of approximately $80,000, net of unamortized deferred finance charges of approximately $12,000. In 1998 and 1999, the Company repurchased $1,500,000 and $11,810,000 of the notes and recognized an extraordinary gain of approximately $257,000 and $3,275,000 respectively. As of December 31, 2000 and 199, the notes payable balance was $36,190,000 and $36,690,000 respectively. The estimated fair value of the notes payable, based on quoted market prices or dealer quotes, was approximately $37,226,000 and $21,464,000 at December 31, 2000 and 1999
respectively.

6. COLLABORATIVE ARRANGEMENTS

  Sanofi-Synthelabo, Inc.

     In December 2000, the Company entered into an exclusive North American marketing agreement with Sanofi-Synthelabo, a major international pharmaceutical company, for the One-, Three-, and Four-month Leuprogel products for the treatment of prostate cancer.

     Under the terms of the agreement the Company is to receive a license fee, research and development support and payments for certain clinical, regulatory and sales milestones. In addition to the milestone payments, the Company will receive royalty payments based on sales of the Leuprogel products upon approval for marketing by the FDA. The Company will manufacture Leuprogel at its facility in Fort Collins, Colorado.

     As part of the agreement, Sanofi-Synthelabo purchased 824,572 shares of the Company's common stock for approximately $15 million. Additionally, included in deferred revenue is the license fee of $8 million that was deferred and will be amortized to revenue over a ten-year period using the straight-line method beginning in 2001. The $15 million for the stock purchase and the $8 million for the license fee are included in notes receivable -- stock subscription and other at December 31, 2000. These amounts were collected in January 2001.

  Pfizer, Inc.

     In August 2000, the Company executed a comprehensive research and worldwide licensing agreement with Pfizer to provide broad-based access to the Company's proprietary drug delivery systems in the development of new products. Pfizer will provide funding to develop and commercialize their selected compounds using Atrix's patented drug delivery technologies. The Company retained manufacturing rights and will receive royalties on the sales of products that are successfully developed and commercialized under this agreement. Pfizer also purchased 447,500 shares of the Company's common stock for $5 million as part of the agreement.

                   ATRIX LABORATORIES, INC. AND SUBSIDIARIES

  Elan International Services, Ltd.

     The Company's joint venture, Transmucosal Technologies, with Elan International Services, Ltd., a wholly owned subsidiary of Elan Corporation, plc, was formed with the purpose of developing and commercializing oncology and pain management products. The first compound selected to develop in the joint venture was the opiate analgesic, fentanyl, using the BEMA drug delivery system for breakthrough cancer pain and management of chronic pain. This joint venture will use the patented BEMA and Atrigel drug delivery systems and Elan's nanoparticulate drug delivery technology to deliver compounds targeted for major unmet medical needs in oncology and pain management.

     In connection with the formation of the joint venture in July 2000, Elan purchased 12,015 shares of the Company's Series A convertible exchangeable preferred stock for $12,015,000. The Company used the proceeds of the preferred stock sale to purchase 6,000 shares of Transmucosal Technologies' common stock and 3,612 shares of their preferred stock to fund its share of the joint venture's initial capitalization. This preferred stock bears an annual dividend of 7%, accruing semi-annually and payable by the issuance of additional shares of preferred stock. This preferred stock is convertible at any time after July 2002, at Elan's option, into the Company's common stock at a price equivalent to $18.00 per share, subject to a weighted average anti-dilution adjustment. Additionally, in the event of a merger or consolidation of Atrix, or a sale of the Company's common stock in an underwritten public offering, the Company has the option to convert the Series A preferred stock into its common stock. As of December 31, 2000 the Company had accrued dividends of approximately $383,000. Alternatively, Elan has an option to exchange this preferred stock for a 30.1% interest in the joint venture, increasing Elan's ownership in Transmucosal Technologies to 50% and decreasing Atrix's ownership in the joint venture to 50%. This exchange option, if exercised within the first two years of formation of the joint venture, provides that the preferred stock will be exchanged for non-voting convertible preferred stock of Transmucosal Technologies. This exchange right will terminate if the preferred stock is converted into Atrix's common stock, unless Atrix causes the conversion. The Series A preferred stock must be redeemed by the Company in July 2006 for either cash or shares of the Company's common stock, at the Company's option, in an amount or value equal to the liquidation preference. Under the terms of the related agreements, Transmucosal Technologies paid $15,000,000 to Elan for a license giving the joint venture exclusive rights to use Elan's nanoparticulate drug delivery technology.

     In July 2000, Elan purchased 442,478 shares of the Company's common stock for $5,000,000 and the Company issued Elan a five-year warrant to purchase up to 1,000,000 shares of its common stock for $18 per share, in conjunction with the formation of its joint venture. The warrant expires in July 2005 and may be exercised for $18.00 per share.

     Elan may also loan Atrix up to $8,010,000 to support the Company's share of the joint venture's research and development costs pursuant to a convertible promissory note issued by us to Elan. During the year ended December 31, 2000, the Company recognized approximately $251,000 in contract revenues for research and development activity performed for Transmucosal Technologies.

     The joint venture, for the year ended December 31, 2000, had a net loss of approximately $15,279,000 for which the Company recognized 80.1%, or approximately $12,239,000 as equity in the loss. The net loss includes the one-time, non-cash charge to research and development expense of $15,000,000 for a license fee paid by the joint venture to Elan for exclusive access to Elan's nanoparticulate drug delivery technology.

  Geneva Pharmaceuticals, Inc.

     In August 2000, the Company also entered into a collaborative, development and supply agreement with the Novartis company -- Geneva Pharmaceuticals, to conduct research and development activities on a collaborative basis to develop designated prescription generic dermatology products. Under the agreement, Atrix will be responsible for validation, formulation, development and required clinical studies of selected

                   ATRIX LABORATORIES, INC. AND SUBSIDIARIES products. Geneva will be responsible for market research and commercialization of the products. Geneva will reimburse the Company for a portion of the research and development expenses Atrix incurs and both parties will share in the net profits from the sale of the products. Atrix will recognize contract research and development revenue for Geneva's portion of the costs relating to the research and development expenses as they are incurred pertaining to the products covered under this agreement.

  Del Pharmaceuticals, Inc.

     In September 2000, the Company announced the nationwide sales launch of Orajel-Ultra Mouth Sore Medicine, a new over-the-counter oral care product based on a patented drug delivery system. Under the terms of the agreement with marketing partner, Del Pharmaceuticals, the Company will receive a royalty on net sales. Additionally, the Company received licensing fees of $175,000 from Del Pharmaceuticals in 2000. This licensing fee revenue is being amortized through February 2016.

  Pharmacia &Upjohn Animal Health

     Pharmacia & Upjohn Animal Health, a division of Pharmacia Corporation, replaced Heska Corporation in April 2000 as the Company's marketing partner for a product to treat periodontal disease in companion animals. The Company manufactures the product and receives manufacturing margins.

  J.B. Williams Company

     As part of the Company's acquisition of ViroTex in November 1998, Atrix acquired the over-the-counter product Viractin Cold Sore & Fever Blister Medicine. J.B. Williams Company markets Viractin and Atrix receives royalty payments on net sales.

  Block Drug Corporation/GlaxoSmithKline, plc

     On December 17, 1996, the Company entered into an agreement with Block Drug Corporation ("Block"), which became a wholly owned subsidiary of GlaxoSmithKline, plc in January 2001. Under the terms of the agreement, Block acquired the North American marketing rights to the Atrisorb GTR Barrier products and Atrisorb-Doxy products, and the rights to market the Atridox product in the United States and Canada.

     The agreement provides for potential milestone payments totaling up to $50 million to Atrix over a three-to-five year period, as well as manufacturing margins and royalties on sales. Prior to 2000, Atrix received $24.1 million in milestone payments under the agreement. No additional milestone payments were received in 2000.

     Several disputes exist with Block concerning product pricing and the payments due upon achievement of milestones. With respect to product pricing, arbitration began in December 2000 to resolve the issue as to the minimum price Block must pay for products under the agreement. An arbitration hearing has been set for July 25, 2001. We intend to vigorously pursue our rights with respect to the minimum price.

     With respect to milestone payments, the milestone for the FDA approval of the Atrisorb-Doxy Barrier product was achieved in 2000 and the corresponding payment of $1,000,000 was due. Block has not made this payment. Pursuant to the agreement with Block, the Company will be entitled to an additional milestone payment of $2,000,000 upon Block's first commercial sale of the Atrisorb-Doxy Barrier product in the United States. The agreement provides that the first commercial sale of this product in the U.S. must occur within 120 days after FDA approval, subject to certain conditions that have been satisfied. The Company has notified Block that they are in breach of the agreement for failure to commence marketing of the Atrisorb-Doxy barrier product. The FDA approved the Atrisorb-Doxy Barrier product in September 2000. An arbitrator has

                   ATRIX LABORATORIES, INC. AND SUBSIDIARIES been selected with respect to this dispute, but no schedule or hearing has been set. The Company intends to vigorously pursue its right to these milestone payments.

7. ACQUISITION OF VIROTEX

     In November 1998, the Company acquired the common stock of ViroTex. The acquisition was accounted for using the purchase method of accounting and, accordingly, the assets and liabilities of ViroTex were recorded at their fair value at the date of acquisition. The results of operations of ViroTex have been included in the Company's financial statements since the date of acquisition. Total consideration paid was $7,693,749 as follows: cash of $6,201,556, issuance of 37,860 shares of common stock valued at $389,958, stock options to purchase 113,229 shares of common stock valued at $921,370, a warrant to purchase 6,750 shares of common stock valued at $30,556, and transaction expenses of $150,309. The total purchase price of $7,693,749 was allocated to the fair value of the assets, based primarily on an independent third-party valuation, as follows:

Net tangible assets.........................................  $  667,944
                                                              ----------
Intangible assets:
  Purchased in process research and development.............   3,050,000
  Purchased technology......................................   2,800,000
  Purchased royalty rights..................................     600,000
  Goodwill..................................................     575,805
                                                              ----------
Total.......................................................  $7,025,805
                                                              ==========
Net assets purchased........................................  $7,693,749
                                                              ==========

     The Company expensed $3,050,000 of the purchase price, which was allocated to in-process research and development projects, as of the acquisition date. The projects were valued based on an independent third-party valuation. At the time of the agreement, additional consideration of up to $3,000,000 was payable, in shares of common stock or cash upon the satisfaction of certain defined earn-out events related to the performance of certain ViroTex products. In 2000 and 1999, the Company made payments totaling approximately $140,000 and $218,000, respectively, under the earn-out provisions of the merger agreement. All earn-out payments have been recorded as additional goodwill and are being amortized over the remaining estimated useful life of the goodwill. At December 31, 2000, no additional earn-outs are available to be paid under the agreement.

     The following unaudited pro forma results of operations for the year ended December 31, 1998 assumes the purchase of ViroTex had occurred as of January 1, 1998:

                                                                 1998
                                                              -----------
Total revenues..............................................  $25,260,962
Net income (loss)...........................................  $  (142,921)
Basic net income (loss) per Common share....................  $     (0.01)

     The pro forma results of operations include adjustments to give effect to amortization of goodwill and other intangible assets, the write-off of purchased in-process research and development and certain other adjustments. The unaudited pro forma financial information is not necessarily indicative of the results of operations that would have occurred had the purchase been made as of January 1, 1998, or the future results of combined operations.

                   ATRIX LABORATORIES, INC. AND SUBSIDIARIES

8. STOCK OPTION PLANS

     As of December 31, 2000, the Company has three stock-based compensation plans, which are discussed below.

  1987 Performance Stock Option Plan

     The Company has reserved 2,500,000 of its authorized but unissued common stock for stock options to be granted under the 1987 Plan. Under the terms of the 1987 Plan, as amended, options generally vest ratably over a period of three years from the date of grant and expire after ten years. The exercise price of all options is the closing bid price of the stock on the date of grant. There are 1,509 shares that remain available under the 1987 Plan for future employee stock option grants.

     The following tables summarize information on stock option activity for the 1987 Plan:

                                                                               WEIGHTED-
                                              NUMBER OF    EXERCISE PRICE       AVERAGE
                                               SHARES        PER SHARE       EXERCISE PRICE
                                              ---------    --------------    --------------
Options outstanding, December 31, 1997......  1,023,397    $  .50 - 21.75        $ 8.45
  Options granted...........................    409,169      1.18 - 19.00          9.60
  Options canceled or expired...............    (12,190)      .50 - 12.50          8.22
  Options exercised.........................   (145,222)    10.50 - 20.00          1.58
                                              ---------    --------------        ------
Options outstanding, December 31, 1998......  1,275,154       .50 - 21.75          9.60
  Options granted...........................    342,390      5.38 - 12.88         13.98
  Options canceled or expired...............    (68,942)      .50 - 21.75         12.30
  Options exercised.........................   (120,650)     8.75 - 15.00         11.15
                                              ---------    --------------        ------
Options outstanding, December 31, 1999......  1,427,952      5.38 - 20.75          9.54
  Options granted...........................    289,450      7.88 - 16.25          9.53
  Options canceled or expired...............    (71,526)     5.50 - 18.94          9.37
  Options exercised.........................   (135,352)     9.00 - 19.00         14.67
                                              ---------    --------------        ------
Options outstanding, December 31, 2000......  1,510,524    $ 5.38 - 20.75        $ 9.61
                                              ---------    --------------        ------

Options outstanding are available for exercise as
  follows:
Exercisable at December 31, 2000............    972,784                          $ 9.90
Exercisable at December 31, 1999............    884,743                          $ 9.57

                      NUMBER          WEIGHTED-                            NUMBER         WEIGHTED-
                  OUTSTANDING AT       AVERAGE          WEIGHTED-      EXERCISABLE AT      AVERAGE
   RANGE OF        DECEMBER 31,       REMAINING          AVERAGE        DECEMBER 31,    EXERCISE PRICE
EXERCISE PRICES        2000        CONTRACTUAL LIFE   EXERCISE PRICE        2000         EXERCISABLE
---------------   --------------   ----------------   --------------   --------------   --------------
$ 6.75 -  6.88         73,000            4 years          $ 6.80           73,000           $ 6.80
  6.63 - 11.63         94,338            5 years            8.38           94,338             8.38
  5.88 - 14.00        439,201            6 years            8.78          439,201             8.78
 11.38 - 20.75        163,936            7 years           16.72          148,157            16.66
  9.19 - 14.44        289,284            8 years           10.38          159,799            10.47
  5.38 - 16.25        450,765            9 years            8.07           58,289             6.04
                    ---------         ----------          ------          -------           ------
$ 5.38 - 20.75      1,510,524         7.58 years          $ 9.61          972,784           $ 9.90
                    =========         ==========          ======          =======           ======

                   ATRIX LABORATORIES, INC. AND SUBSIDIARIES

  2000 Stock Incentive Plan

     The Company reserved 1,750,000 of its authorized but unissued common stock for stock options to be granted under the 2000 Plan. Under the terms of the 2000 Plan, options generally vest ratably over a period of three years from the date of grant and expire ten years after grant. The exercise price of all options is the closing bid price of the stock on the date of grant. There are 685,675 shares that remain available under the 2000 Plan for future employee stock option grants. The following tables summarize information about stock options outstanding under the 2000 Plan as of December 31, 2000 and for the year then ended:

                                                                                WEIGHTED-
                                               NUMBER OF    EXERCISE PRICE       AVERAGE
                                                SHARES        PER SHARE       EXERCISE PRICE
                                               ---------    --------------    --------------
Options granted..............................  1,064,325    $9.00 - 18.88         $12.09
Options canceled or expired..................     (3,840)    9.00 - 15.19          10.60
Options exercised............................         (0)             N/A            N/A
                                               ---------    -------------         ------
Options outstanding, December 31, 2000.......  1,060,485    $9.00 - 18.88         $12.09
                                               =========    =============         ======

                      NUMBER          WEIGHTED-                            NUMBER         WEIGHTED-
                  OUTSTANDING AT       AVERAGE          WEIGHTED-      EXERCISABLE AT      AVERAGE
   RANGE OF        DECEMBER 31,       REMAINING          AVERAGE        DECEMBER 31,    EXERCISE PRICE
EXERCISE PRICES        2000        CONTRACTUAL LIFE   EXERCISE PRICE        2000         EXERCISABLE
---------------   --------------   ----------------   --------------   --------------   --------------
 $9.00 -  9.64        407,350            9 years          $ 9.64             0               $-0-
  9.38 - 18.88        653,135           10 years           13.61             0                -0-
                    ---------         ----------          ------             --              ----
 $9.00 - 18.88      1,060,485         9.70 years          $12.09             0               $-0-
                    =========         ==========          ======             ==              ====

  Non-Employee Director Stock Incentive Plan

     During the year ended December 31, 1999, the Company adopted a Non-Employee Director Stock Incentive Plan ("DSI Plan"). The purposes of the DSI Plan are to attract and retain the best available Non-Employee Directors, to provide them additional incentives, and to promote the success of the Company's business. This DSI Plan is comprised of two components: an "Automatic Option Grant Program" and a "Stock Fee Program."

     Automatic Option Grant Program

     Immediately following each annual meeting of the Company's stockholders, commencing with the 1999 Annual Stockholders' Meeting, each Non-Employee Director is granted a Non-Qualified Stock Option to purchase 4,000 (5,000 in the case of the Chairman) shares of the Company's common stock. These options vest ratably over a period of three years. The exercise price of each option, which has a maximum ten-year life, is equal to the market price of the Company's common stock on the date of the grant. All options awarded under this portion of the plan are made under the "Performance Stock Option Plan". For the year ended December 31, 2000, 38,400 stock options were issued and none were exercised under this program. The exercise price of these options range from $9.00 to $18.25.

     Stock Fee Program

     Commencing with the 1999 Annual Stockholders' Meeting, each Non-Employee Director will receive an annual retainer fee. Each Non-Employee Director was eligible to elect to apply all or any portion of the retainer fee to the acquisition of shares of restricted common stock or the receipt of stock options. The portion of the fee subject to election of restricted common stock is determined by dividing the elected dollar

                   ATRIX LABORATORIES, INC. AND SUBSIDIARIES amount by the fair market value per share on the date the fee is due to be paid. The restricted common stock vests ratably over a period of three years.

     Beginning with the August 2000 meeting, the annual retainer was amended to provide each Non-Employee Director with 2,800 stock options in place of the retainer fee. The options vest ratably over a period of three years. The exercise price of each stock option, which has a maximum ten-year life, is equal to the market price of the Company's common stock on the date of the grant.

     The maximum aggregate number of restricted shares that may be issued under the Stock Fee Program portion of the plan is 25,000 shares. During the year ended December 31, 2000 and 1999, the Non-Employee Directors elected to have 3,092 and 2,474 shares of Restricted Common Stock issued, respectively and no stock options were elected to be issued. There are 19,434 shares that remain available under this program.

PRO FORMA EFFECT OF STOCK OPTION ISSUANCES

     The Company accounts for the 1987 Plan and the 2000 Plan using the intrinsic value. Accordingly, no compensation expense has been recognized for stock option grants. Had compensation cost been determined based on the fair value of the options at the grant dates of awards under the 1987 Plan consistent with SFAS No. 123, the Company's net income (loss) applicable to common stock and basic and diluted income (loss) per common share would have been changed to the pro forma amounts indicated below:

                                                 2000            1999           1998
                                             ------------    ------------    ----------
Net income (loss) applicable to common
  stock:
  -- as reported...........................  $(47,410,683)   $(13,270,226)   $1,690,046
  -- pro forma.............................  $(51,498,161)   $(14,911,956)   $   76,088
Basic and diluted net income (loss) per
  common share:
  -- as reported...........................  $      (3.99)   $      (1.17)   $      .15
  -- pro forma.............................  $      (4.33)   $      (1.32)   $      .01

     The weighted-average Black-Scholes fair value per option granted in 2000, 1999, and 1998 was $5.65, $5.63, and $5.29, respectively. The fair value of options was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 2000, 1999, and 1998: no dividend yield, expected volatility of 59.14% for 2000, 52.5% for 1999, and 47.7% for 1998, risk free interest rate of 7.0%, and expected life of five years.

NON-QUALIFIED STOCK OPTION PLAN

     The Company has reserved 150,000 of its authorized but unissued common stock for stock options to be granted to outside consultants under its Non-Qualified Stock Option Plan. The Compensation Committee sets the options price and exercise terms granted under the Non-Qualified Plan. The exercise price of all options granted under the Non-Qualified Plan currently outstanding has been the closing market price at the date of grant. There are 52,020 shares, which remain available under the Non-Qualified Plan for future stock option grants.

     The Company accounts for grants under the Non-Qualified Plan at fair value. The weighted-average fair value per option, granted under the Non-Qualified Plan in 2000 and 1998 was $4.66 and $7.80, respectively. The fair value of options granted under the Non-Qualified Plan was estimated on the grant date using the Black-Scholes option-pricing model. The following weighted-average assumptions were used in 2000 and 1999: no dividend yield, expected volatility of 59.14% for 2000 and 47.7% for 1999, risk free interest rate of 7.0%, and expected lives of five years.

                   ATRIX LABORATORIES, INC. AND SUBSIDIARIES

     The following table summarizes information on stock option activity for the Non-Qualified Plan.

                                                                                WEIGHTED-
                                               NUMBER OF    EXERCISE PRICE       AVERAGE
                                                SHARES        PER SHARE       EXERCISE PRICE
                                               ---------    --------------    --------------
Options outstanding, December 31, 1997.......   31,480      $5.13 - 16.50         $ 8.92
  Options granted............................    3,000              15.38          15.38
  Options exercised..........................       --                 --             --
                                                ------      -------------         ------
Options outstanding, December 31, 1998.......   34,480       5.13 - 16.50           8.67
  Options granted............................       --                 --             --
  Options exercised..........................   (1,000)              7.00           7.00
                                                ------      -------------         ------
Options outstanding, December 31, 1999.......   33,480       5.13 - 16.50           8.67
  Options granted............................   20,000       6.00 - 10.13           8.06
  Options exercised..........................   (4,480)              6.63           6.63
                                                ------      -------------         ------
Options outstanding, December 31, 2000.......   49,000      $5.13 - 16.50         $ 9.21
Options vest as follows:
  Currently exercisable......................   48,000                              9.08
     2001....................................    1,000                             15.38
                                                ------                            ------
  TOTAL......................................   49,000                            $ 9.21
                                                ======                            ======

     The following table summarizes information about stock options outstanding under the Non-Qualified Plan as of December 31, 2000:

                      NUMBER          WEIGHTED-                            NUMBER         WEIGHTED-
                  OUTSTANDING AT       AVERAGE          WEIGHTED-      EXERCISABLE AT      AVERAGE
   RANGE OF        DECEMBER 31,       REMAINING          AVERAGE        DECEMBER 31,    EXERCISE PRICE
EXERCISE PRICES        2000        CONTRACTUAL LIFE   EXERCISE PRICE        2000         EXERCISABLE
---------------   --------------   ----------------   --------------   --------------   --------------
 $        5.13         7,000             4 years          $ 5.13            7,000           $ 5.13
          7.00         4,000             5 years            7.00            4,000             7.00
  9.50 - 16.50        15,000             6 years           12.01           15,000            12.01
         15.38         3,000             7 years           15.38            2,000            15.38
  6.00 - 10.13        20,000             9 years            8.06           20,000             8.06
                      ------          ----------          ------           ------           ------
 $5.13 - 16.50        49,000          6.92 years          $ 9.21           48,000           $ 9.08
                      ======          ==========          ======           ======           ======

                   ATRIX LABORATORIES, INC. AND SUBSIDIARIES

9. INCOME TAXES

     Net deferred tax assets at December 31, consist of:

                                                       2000           1999
                                                    -----------    -----------
Deferred tax assets:
  Net operating loss carry forwards...............  $27,975,901    $22,793,308
  Research and development tax credit
     carryforwards................................    2,319,738      1,967,066
  Amortization of intangibles.....................    1,929,018      2,124,879
  Deferred revenue................................    7,688,099             --
  Depreciation....................................      114,972        104,449
  Other items.....................................      415,913        296,266
                                                    -----------    -----------
          Net deferred tax assets.................   40,443,641     27,285,968
                                                    -----------    -----------
  Less valuation allowance........................   40,443,641     27,285,968
                                                    -----------    -----------
          Total...................................  $       -0-    $       -0-
                                                    ===========    ===========

     At December 31, 2000, the Company has $74,864,290 of income tax net operating loss carryforwards and $2,319,738 of research and development credits, which expire through 2020. Included in the deferred tax asset for net operating loss carryforwards are benefits from the exercise of employee stock options of $3,999,792, which when subsequently recognized will be allocated to additional paid in capital.

     A reconciliation of the differences in income tax expense from income
(loss) computed at the federal statutory rate and income tax expense as recorded for the year ended December 31 are as follows:

                                                  2000           1999           1998
                                              ------------    -----------    -----------
Income tax computed at federal statutory
  rate:.....................................  $(16,119,632)   $(4,511,877)   $   590,998
State income taxes -- net of federal
  benefit...................................    (1,564,553)      (437,917)        57,362
Meals and entertainment.....................         9,352          9,569          8,457
Exercise of employee stock options..........      (444,876)      (351,991)      (593,368)
Research and development....................      (352,672)      (359,027)    (1,110,854)
Other.......................................     5,314,708     (1,059,171)        15,316
Change in valuation allowance...............    13,157,673      6,710,414      1,080,272
                                              ------------    -----------    -----------
Income tax expense..........................  $          0    $         0    $    48,183
                                              ============    ===========    ===========

10. SEGMENT AND CUSTOMER INFORMATION

     The Company operates in a single reportable segment and all revenues from customers are primarily from a similar group of periodontal products. Product net sales, royalty revenues and milestone revenues from one customer, Block, amounted to approximately $3,001,000, $3,176,000, and $19,028,000 for the years ended December 31, 2000, 1999 and 1998, respectively. Accounts receivable balances from Block were approximately $953,000 and $502,000 as of December 31, 2000 and 1999 respectively. Revenues from export sales to customers outside of North America amounted to approximately $852,000, $758,000, and $557,000 for the years ended December 31, 2000, 1999, and 1998, respectively.

                   ATRIX LABORATORIES, INC. AND SUBSIDIARIES

11. COMMITMENTS

     As of December 31, 2000, minimum rental commitments under non-cancelable operating leases of one year or more are approximately as follows:

YEAR ENDING                                     MINIMUM RENTAL
DECEMBER 31                                      COMMITMENTS
-----------                                     --------------
2001..........................................     $352,000
2002..........................................      361,000
2003..........................................      200,000
2004..........................................       46,000
2005..........................................       19,000
                                                   --------
Total.........................................     $978,000
                                                   ========

     Rent expenses were approximately $344,000, $330,000, and $276,000 for the following years ended December 31, 2000, 1999, and 1998, respectively.

12. BENEFIT PLANS

     The Company has a 401(k) employee savings plan that allows eligible employees to contribute from 1% to 17% of their income to the Savings Plan. The Company matches 50% of the first 6% of the employees' contributions. Matching contributions to the Savings Plan were $105,848, $119,120, and $91,889 for the following years ended December 31, 2000, 1999, and 1998, respectively.

     The Company has an Employee Stock Purchase Plan that provides eligible employees with the opportunity to purchase shares through authorized payroll deductions at 85% of the average market price on the last day of each quarter. The Company reserved 300,000 shares of its authorized but unissued common stock for issuance under the ESPP, of which 282,663 shares remain available at December 31, 2000.

13. COMMON STOCK

     The Company's Board of Directors has authorized the repurchase of up to $20 million of the 7% Convertible Subordinated Notes or shares of Common Stock. As of December 31, 2000, the Company had repurchased 157,000 shares of its common stock for approximately $1,651,000. In 1999, 149,310 and in 2000, 7,690 shares of the Company's treasury stock were reissued under the ESPP, the Performance Stock Option Plan and the Non-Qualified Plan.

     During 1999, the Company granted an officer the right to purchase up to 50,000 shares of common stock at the market price on the date of purchase. Upon purchase, the Company agreed to match the number of shares acquired for no additional consideration. This arrangement extended for the term of the officer's employment. In 1999, 40,000 shares were purchased and 40,000 shares were issued to match the stock purchases resulting in the recognition of $309,380 compensation expense. In 2000, 10,000 shares were purchased and 10,000 matching shares were issued resulting in the recognition of $75,620 compensation expense. There are no additional shares available to be acquired under this arrangement.

                   ATRIX LABORATORIES, INC. AND SUBSIDIARIES

14. SELECTED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     The following summarizes the quarterly financial information for the year ended December 31, 2000:

                                                 2000 FISCAL QUARTERS
                                -------------------------------------------------------      FISCAL
                                   FIRST         SECOND         THIRD         FOURTH          2000
                                ------------   -----------   ------------   -----------   ------------
Sales.........................  $  1,157,401   $ 1,663,336   $  1,767,564   $ 1,567,926   $  6,156,227
Gross profit..................       698,140       999,476        957,148       857,271      3,512,035
Loss before extraordinary and
  cumulative effect of change
  in accounting principle.....    (3,139,802)   (3,340,285)   (16,007,349)   (4,007,788)   (26,496,558)
Net loss applicable to common
  stock.......................   (23,751,328)   (3,340,285)   (16,097,957)   (4,221,113)   (47,410,683)
                                ------------   -----------   ------------   -----------   ------------
Basic and diluted earnings per
  common share before
  extraordinary and cumulative
  effect of change in
  accounting principle........          (.27)         (.29)         (1.32)         (.32)         (2.23)
                                ------------   -----------   ------------   -----------   ------------
Basic and diluted earnings per
  common share for net loss
  applicable to common
  stock.......................         (2.08)         (.29)         (1.33)         (.34)         (3.99)
                                ============   ===========   ============   ===========   ============

     The following summarizes the quarterly financial information for the year ended December 31, 1999:

                                                  1999 FISCAL QUARTERS
                                  -----------------------------------------------------      FISCAL
                                     FIRST        SECOND         THIRD        FOURTH          1999
                                  -----------   -----------   -----------   -----------   ------------
Sales...........................  $ 1,228,719   $ 1,322,384   $ 1,250,017   $   740,583   $  4,541,703
Gross profit....................      526,503     1,076,648       658,454       306,089      2,567,694
Loss before extraordinary and
  cumulative effect of change in
  accounting principle..........   (3,514,209)   (4,427,047)   (3,909,279)   (4,694,286)   (16,544,821)
Net loss applicable to common
  stock.........................   (2,746,910)   (4,159,457)   (3,909,279)   (2,454,580)   (13,270,226)
                                  -----------   -----------   -----------   -----------   ------------
Basic and diluted earnings per
  common share before
  extraordinary and cumulative
  effect of change in accounting
  principle.....................         (.31)         (.39)         (.34)         (.41)         (1.46)
                                  -----------   -----------   -----------   -----------   ------------
Basic and diluted earnings per
  common share for net loss
  applicable to common stock....         (.24)         (.37)         (.34)         (.22)         (1.17)
                                  ===========   ===========   ===========   ===========   ============

     The quarterly information for 2000 differs from that reported in the Company's quarterly filings on Form 10-Q due to the adoption of SAB No. 101 in the fourth quarter of 2000. The effect of this change resulted in a reduction of loss before extraordinary items and cumulative effect of change in accounting principle of approximately $403,000, $428,000, and $319,000 for the first, second and third quarters, respectively. The effect of this change resulted in an increase in net loss applicable to common stock of approximately $20,208,000 for the first quarter. The effect of this change resulted in a reduction of loss on earnings per common share before extraordinary items and cumulative effect of change in accounting principle of approximately $.04, $.04, and $.03 for the first, second and third quarters, respectively. The effect of this change resulted in an increase of loss on earnings per common share for net loss applicable to common stock of approximately $1.77 for the first quarter.

                   ATRIX LABORATORIES, INC. AND SUBSIDIARIES

15. SUBSEQUENT EVENTS

     In January and February 2001, the Company completed a series of private transactions involving the exchange of 1,459,672 newly issued common shares for $26,062,000, or 52% of the original offering amount, of the 7% convertible subordinated notes. Of the 1,459,672 shares issued, 1,371,684 shares were valued at the conversion price of $19.00 per share and the remaining 87,988 were valued at the closing market price as of the various exchange dates. As a result, the Company will recognize an extraordinary loss of approximately $577,000, for the write-off of pro rata unamortized deferred finance charges. Additionally, as part of the 87,988 shares issued to induce conversion, a debt conversion expense of approximately $2,039,000 will also be recognized in the first quarter ended March 31, 2001. The convertible notes payable balance was reduced to $10,128,000 as a result of these exchanges.

                   ATRIX LABORATORIES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                JUNE 30,       DECEMBER 31,
                                                                  2001             2000
                                                              -------------    -------------
                                                                       (UNAUDITED)
                                           ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $  19,073,358    $   4,484,330
  Marketable securities available for sale, at fair market
    value...................................................     37,175,684       28,910,439
  Notes receivable -- stock subscription and license fee....             --       23,000,000
  Accounts receivable, net of allowance for doubtful
    accounts of $169,431 and $209,659.......................      2,957,232        2,610,683
  Interest receivable.......................................        417,274          472,201
  Inventories...............................................      2,787,987        1,940,929
  Prepaid expenses and deposits.............................      1,416,461        1,085,070
                                                              -------------    -------------
         Total current assets...............................     63,827,996       62,503,652
                                                              -------------    -------------
PROPERTY, PLANT AND EQUIPMENT, NET..........................      7,478,584        6,818,372
                                                              -------------    -------------
OTHER ASSETS:
  Intangible assets, net of accumulated amortization of
    $2,906,694 and $2,399,431...............................      3,748,208        4,049,104
  Deferred finance costs, net of accumulated amortization of
    $197,742 and $628,379...................................        185,684          800,536
                                                              -------------    -------------
    Other assets, net.......................................      3,933,892        4,849,640
                                                              -------------    -------------
         TOTAL ASSETS.......................................  $  75,240,472    $  74,171,664
                                                              =============    =============
                            LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable -- trade.................................  $   2,929,231    $   2,197,980
  Interest payable..........................................         54,939          215,156
  Accrued salaries and payroll taxes........................        362,857          278,684
  Other accrued liabilities.................................        145,035          265,873
  Deferred revenue..........................................      4,538,294        2,997,154
                                                              -------------    -------------
         Total current liabilities..........................      8,030,356        5,954,847
                                                              -------------    -------------
DEFERRED REVENUE............................................     28,036,666       24,217,699
CONVERTIBLE SUBORDINATED NOTES PAYABLE......................      9,711,000       36,190,000
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
  Preferred stock, $.001 par value; 5,000,000 shares
    authorized Series A preferred stock, $.001 par value,
    200,000 shares authorized and no shares issued or
    outstanding.............................................             --               --
  Series A convertible exchangeable preferred stock, $.001
    par value, 20,000 shares authorized; 12,439 and 12,015
    shares issued and outstanding. Liquidation preference
    $12,827,827 and $12,397,505.............................             12               12
  Common stock, $.001 par value; 45,000,000 shares
    authorized; 15,204,402 and 13,341,681 shares issued and
    outstanding.............................................         15,204           13,342
  Additional paid-in capital................................    148,171,512      113,763,660
  Accumulated other comprehensive loss......................       (555,204)        (471,306)
  Accumulated deficit.......................................   (118,169,074)    (105,496,590)
                                                              -------------    -------------
    Total shareholders' equity..............................     29,462,450        7,809,118
                                                              -------------    -------------
         TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY.........  $  75,240,472    $  74,171,664
                                                              =============    =============


              See notes to the consolidated financial statements.

                   ATRIX LABORATORIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                FOR THE SIX MONTHS ENDED JUNE 30, 2001 AND 2000

                                                                                  2000
                                                                  2001         (RESTATED)
                                                              ------------    ------------
                                                                      (UNAUDITED)
REVENUE:
  Net sales and royalties...................................  $  2,576,323    $  2,820,652
  Contract research and development revenue.................     3,432,933         760,150
  Licensing, marketing rights and milestone revenue.........     1,509,084         936,888
                                                              ------------    ------------
         Total revenue......................................     7,518,340       4,517,690
                                                              ------------    ------------
OPERATING EXPENSES:
  Cost of goods sold........................................     1,043,486       1,123,084
  Research and development..................................    13,104,238       7,330,384
  Administrative and marketing..............................     2,701,500       2,211,568
                                                              ------------    ------------
         Total operating expense............................    16,849,224      10,665,036
                                                              ------------    ------------
LOSS FROM OPERATIONS........................................    (9,330,884)     (6,147,346)
                                                              ------------    ------------
OTHER INCOME (EXPENSE):
  Equity in loss of joint venture...........................    (1,516,661)             --
  Investment income.........................................     1,455,979         888,038
  Interest expense..........................................      (490,582)     (1,296,460)
  Debt conversion expense...................................    (2,048,347)             --
  Other.....................................................       (23,312)         78,122
                                                              ------------    ------------
         Net other expense..................................    (2,622,923)       (330,300)
LOSS BEFORE EXTRAORDINARY ITEM AND CUMULATIVE EFFECT OF
  CHANGE IN ACCOUNTING PRINCIPLE............................   (11,953,807)     (6,477,646)
Extraordinary loss on extinguished debt.....................      (288,355)             --
Cumulative effect of change in accounting principle.........            --     (20,611,526)
                                                              ------------    ------------
NET LOSS BEFORE PREFERRED STOCK DIVIDEND....................   (12,242,162)    (27,089,172)
Accretion of dividend on preferred stock....................      (430,322)             --
                                                              ------------    ------------
NET LOSS APPLICABLE TO COMMON STOCK.........................  $(12,672,484)   $(27,089,172)
                                                              ============    ============
Basic and diluted earnings per common share:
  Loss before extraordinary item and cumulative effect of
    change in accounting principle..........................  $       (.82)   $       (.56)
  Extraordinary item........................................          (.02)             --
  Cumulative effect of change in accounting principle.......            --           (1.80)
                                                              ------------    ------------
Net loss before preferred stock dividend....................          (.84)          (2.36)
Accretion of dividend on preferred stock....................          (.03)             --
                                                              ------------    ------------
Net loss applicable to common stock.........................  $       (.87)   $      (2.36)
                                                              ============    ============
Basic and diluted weighted average common shares
  outstanding...............................................    14,655,378      11,457,533
                                                              ============    ============

              See notes to the consolidated financial statements.

                   ATRIX LABORATORIES, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                     FOR THE SIX MONTHS ENDED JUNE 30, 2001

                                                                                         ACCUMULATED
                               PREFERRED STOCK       COMMON STOCK         ADDITIONAL        OTHER
                               ---------------   ---------------------     PAID IN      COMPREHENSIVE    ACCUMULATED
                               SHARES   AMOUNT     SHARES      AMOUNT      CAPITAL          LOSS           DEFICIT
                               ------   ------   -----------   -------   ------------   -------------   -------------
                                                                    (UNAUDITED)
BALANCE, DECEMBER 31, 2000...  12,015    $12      13,341,681   $13,342   $113,763,660     $(471,306)    $(105,496,590)
Comprehensive loss:
  Net loss...................      --     --              --        --             --            --       (12,672,484)
  Other comprehensive loss:
    -- Cumulative foreign
      currency translation
      adjustments............      --     --              --        --             --       (39,046)               --
    -- Unrealized loss on
      investments............      --     --              --        --             --       (44,852)               --
Net comprehensive loss.......
Issuance of Series A
  convertible exchangeable
  preferred stock to Elan for
  accrued dividends..........     424     --              --        --             --            --                --
Accretion on preferred
  stock......................      --     --              --        --        430,322            --                --
Issuance of common stock to
  extinguish debt............      --     --       1,482,031     1,482     28,525,865            --                --
Issuance of common stock to
  MediGene...................      --     --         233,918       234      3,779,766            --                --
Non-qualified stock
  compensation...............      --     --              --        --        116,524            --                --
Exercise of non-qualified
  stock options..............      --     --           5,000         5         29,995            --                --
Exercise of stock options....      --     --         114,074       114      1,242,035            --                --
Issuance for employee stock
  purchase plan..............      --     --           1,198         1         16,715            --                --
Issuance of restricted
  stock......................      --     --          26,500        26        266,630            --                --
                               ------    ---     -----------   -------   ------------     ---------     -------------
BALANCE, JUNE 30, 2001.......  12,439    $12     $15,204,402   $15,204   $148,171,512     $(555,204)    $(118,169,074)
                               ======    ===     ===========   =======   ============     =========     =============


                                   TOTAL
                               SHAREHOLDERS'
                                  EQUITY
                               -------------
                                (UNAUDITED)
BALANCE, DECEMBER 31, 2000...   $ 7,809,118
Comprehensive loss:
  Net loss...................   (12,672,484)
  Other comprehensive loss:
    -- Cumulative foreign
      currency translation
      adjustments............       (39,046)
    -- Unrealized loss on
      investments............       (44,852)
                                -----------
Net comprehensive loss.......   (12,756,382)
Issuance of Series A
  convertible exchangeable
  preferred stock to Elan for
  accrued dividends..........            --
Accretion on preferred
  stock......................       430,322
Issuance of common stock to
  extinguish debt............    28,527,347
Issuance of common stock to
  MediGene...................     3,780,000
Non-qualified stock
  compensation...............       116,524
Exercise of non-qualified
  stock options..............        30,000
Exercise of stock options....     1,242,149
Issuance for employee stock
  purchase plan..............        16,716
Issuance of restricted
  stock......................       266,656
                                -----------
BALANCE, JUNE 30, 2001.......   $29,462,450
                                ===========

              See notes to the consolidated financial statements.

                   ATRIX LABORATORIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                FOR THE SIX MONTHS ENDED JUNE 30, 2001 AND 2000

                                                                                 2000
                                                                  2001        (RESTATED)
                                                              ------------   ------------
                                                                      (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss applicable to common stock.......................  $(12,672,484)  $(27,089,172)
  Adjustments to reconcile net loss to net cash provided by
    (used in) operating activities:
    Accretion of dividend on preferred stock................       430,322             --
    Depreciation and amortization...........................     1,189,378      1,119,817
    Equity in loss of joint venture.........................     1,516,661             --
    Loss on sale of property, plant and equipment...........        23,392          5,447
    Loss on sale of marketable securities...................            --        171,583
    Provision for bad debts.................................       (40,228)            --
    Write-off of obsolete patents...........................           497             --
    Stock compensation......................................       116,524         75,620
    Debt conversion expense.................................     2,048,347             --
    Extraordinary loss on extinguished debt.................       288,355             --
    Cumulative effect of change in accounting principle.....            --     20,611,526
Net changes in operating assets and liabilities:
  Accounts receivable.......................................      (358,524)    (1,521,309)
  Note receivable -- license fee............................     8,000,000             --
  Interest receivable.......................................        54,927        132,747
  Inventories...............................................      (871,070)      (496,645)
  Prepaid expenses and deposits.............................      (332,118)      (636,979)
  Accounts payable..........................................      (531,952)    (1,070,472)
  Interest payable..........................................       136,096         (3,517)
  Accrued salaries and payroll taxes........................        85,547         16,239
  Other accrued liabilities.................................      (115,559)       (50,760)
  Deferred revenue..........................................     5,360,108       (826,888)
                                                              ------------   ------------
         Net cash provided by (used in) operating
           activities.......................................     4,328,219     (9,562,763)
                                                              ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of property, plant and equipment..............    (1,323,557)      (278,593)
  Investments in intangible assets..........................      (206,368)      (112,867)
  Proceeds from sale of property, plant and equipment.......           904             25
  Proceeds from sale of marketable securities...............            --      7,402,545
  Proceeds from maturity of marketable securities...........    18,740,841             --
  Investment in marketable securities.......................   (27,066,960)      (203,049)
                                                              ------------   ------------
         Net cash provided by (used in) investing
           activities.......................................    (9,855,140)     6,808,061
                                                              ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of equity securities...............     5,335,521        402,229
  Note receivable -- stock subscription.....................    15,000,000             --
                                                              ------------   ------------
         Net cash provided by financing activities..........    20,335,521        402,229
                                                              ------------   ------------
NET EFFECT OF EXCHANGE RATE ON CASH.........................      (219,572)        (3,089)
                                                              ------------   ------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........    14,589,028     (2,355,562)
                                                              ------------   ------------
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD..............     4,484,330      3,021,869
                                                              ------------   ------------
CASH AND CASH EQUIVALENTS, END OF PERIOD....................  $ 19,073,358   $    666,307
                                                              ============   ============
Supplemental cash flow information:
  Cash paid for interest....................................  $    354,486   $  1,292,190
                                                              ============   ============
Non-cash activities:
  During the six months ended June 30, 2001, the Company issued common stock valued at
  $28,527,347 to extinguish $26,479,000 of the convertible subordinated notes.

              See notes to the consolidated financial statements.

                   ATRIX LABORATORIES, INC. AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                FOR THE SIX MONTHS ENDED JUNE 30, 2001 AND 2000

NOTE 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accompanying unaudited consolidated financial statements of Atrix Laboratories, Inc. and subsidiaries have been prepared in accordance with generally accepted accounting principles for interim consolidated financial statements and with the instructions to Form 10-Q and Article 10 of Regulation S-X. In the opinion of management, all adjustments considered necessary (which consist of normal recurring accruals) for a fair presentation have been included. These consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto for the year ended December 31, 2000, filed with the Securities and Exchange Commission in the Company's Annual Report on Form 10-K.

     Atrix Laboratories, Inc. was formed in August 1986 as a Delaware corporation. In November 1998, the Company acquired ViroTex. In June 1999, the Company organized its wholly owned subsidiary Atrix Laboratories Limited, which is based in London, England. In February 2000, the Company organized its wholly owned subsidiary Atrix Laboratories GmbH, which is based in Frankfurt, Germany, to conduct its European operations. Collectively, Atrix Laboratories and its subsidiaries are referred to as Atrix or the Company. In June 2000, the Company entered into a research joint venture, Transmucosal Technologies, Ltd., with Elan International Services, Ltd. ("Elan"), a wholly owned subsidiary of Elan Corporation, plc, to develop oncology and pain management compounds. Drug delivery of these compounds will utilize the Company's patented Atrigel and BEMA drug delivery systems and Elan's nanoparticulate delivery technology.

     Atrix is an emerging specialty pharmaceutical company focused on advanced drug delivery. With five unique patented drug delivery technologies, the Company is currently developing a diverse portfolio of products, including proprietary oncology, pain management, growth hormone releasing peptide-1 and dermatology products. The Company also partners with several large pharmaceutical and biotechnology companies to apply its proprietary technologies to new chemical entities or to extend the patent life of existing products. The Company has strategic alliances with several large pharmaceutical companies to use its drug delivery technologies and expertise in the development of new products.

     On June 29, 2001, Statement of Financial Accounting Standards (SFAS) No. 141, "Business Combinations" was approved by the Financial Accounting Standards Board (FASB). SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Goodwill and certain intangible assets will remain on the balance sheet and not be amortized. On an annual basis, and when there is reason to suspect that their values have been diminished or impaired, these assets must be tested for impairment, and write-downs may be necessary. The Company is required to implement SFAS No. 141 on July 1, 2001 and it has not determined the impact, if any, that this statement will have on its consolidated financial position or results of operations.

     On June 29, 2001, SFAS No. 142, "Goodwill and Other Intangible Assets" was approved by the FASB. SFAS No. 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. Amortization of goodwill, including goodwill recorded in past business combinations, will cease upon adoption of this statement. The Company is required to implement SFAS No. 142 on January 1, 2002 and it has not determined the impact, if any, that this statement will have on its consolidated financial position or results of operations.

     Effective in the fiscal fourth quarter of 2000, the Company changed its method of accounting for nonrefundable technology access fees and milestone payments to recognize such payments as revenue over the term of the related agreements. The change in accounting principle is based on guidance provided in the Securities and Exchange Commission's Staff Accounting Bulletin No.
101 -- Revenue Recognition in Financial Statements. Previously, the Company recognized $24,100,000 for nonrefundable technology access

                   ATRIX LABORATORIES, INC. AND SUBSIDIARIES fees and milestone payments as revenue when received and when the Company fulfilled all contractual obligations relating to the fees and milestone payments. There was approximately $20,612,000 cumulative effect for this change in accounting principle that was reported as a charge in the year ended December 31, 2000. The cumulative effect was recorded as deferred revenue that will be recognized as revenue over the remaining contractual terms for each of the specific agreements.

     The following represents the Consolidated Statement of Operations for the six months ended June 30, 2000 as previously reported, the adjustments for the adoption of SAB No. 101, and the resulting Consolidated Statement of Operations as restated for that adoption.

                   ATRIX LABORATORIES, INC. AND SUBSIDIARIES

                   ATRIX LABORATORIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
   FOR THE SIX MONTHS ENDED JUNE 30, 2000 AS PREVIOUSLY REPORTED AND RESTATED
                                  (UNAUDITED)

                                                           2000
                                                      (AS PREVIOUSLY   SAB NO. 101        2000
                                                        REPORTED)      ADJUSTMENTS     (RESTATED)
                                                      --------------   ------------   ------------
REVENUE:
  Net sales and royalties...........................   $ 2,820,652     $         --   $  2,820,652
  Contract research and development revenue.........       760,150               --        760,150
  Licensing, marketing rights and milestone
     revenue........................................       105,000          831,888        936,888
                                                       -----------     ------------   ------------
          Total revenue.............................     3,685,802          831,888      4,517,690
                                                       -----------     ------------   ------------
OPERATING EXPENSES:
  Cost of goods sold................................     1,123,084               --      1,123,084
  Research and development..........................     7,330,384               --      7,330,384
  Administrative and marketing......................     2,211,568               --      2,211,568
                                                       -----------     ------------   ------------
          Total operating expenses..................    10,665,036               --     10,665,036
                                                       -----------     ------------   ------------
INCOME (LOSS) FROM OPERATIONS.......................    (6,979,234)         831,888     (6,147,346)
                                                       -----------     ------------   ------------
OTHER INCOME (EXPENSE):
  Investment income.................................       888,038               --        888,038
  Interest expense..................................    (1,296,460)              --     (1,296,460)
  Other.............................................        78,122               --         78,122
                                                       -----------     ------------   ------------
          Net other expense.........................      (330,300)              --       (330,300)
INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF CHANGE IN
  ACCOUNTING PRINCIPLE..............................    (7,309,534)         831,888     (6,477,646)
Cumulative effect of change in accounting
  principle.........................................            --      (20,611,526)   (20,611,526)
                                                       -----------     ------------   ------------
NET LOSS............................................   $(7,309,534)    $(19,779,638)  $(27,089,172)
                                                       ===========     ============   ============
Basic and diluted earnings per common share:
  Income (loss) before cumulative effect of change
     in accounting principle........................   $      (.64)                   $       (.56)
  Cumulative effect of change in accounting
     principle......................................            --                           (1.80)
                                                       -----------                    ------------
  Net loss..........................................   $      (.64)                   $      (2.36)
                                                       ===========                    ============
  Basic and diluted weighted average common shares
     outstanding....................................    11,457,533                      11,457,533
                                                       ===========                    ============

NOTE 2. PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of Atrix Laboratories, Inc., and its wholly owned subsidiaries Atrix Laboratories Limited and Atrix Laboratories, GmbH. All significant intercompany transactions and balances have been eliminated. While the Company owns 80.1% of Transmucosal Technologies' outstanding common stock, Elan and its subsidiaries have retained significant minority investor rights that are considered "participating rights" as defined in Emerging Issues Task Force Bulletin 96-16, "Investor's Accounting for an Investee When the Investor Has a Majority of the Voting Interest, but the Minority Shareholder or Shareholders Have Certain Approval or Veto Rights." Accordingly,

                   ATRIX LABORATORIES, INC. AND SUBSIDIARIES the Company accounts for its investment in Transmucosal Technologies under the equity method of accounting.

NOTE 3. INVENTORIES

     Inventories are stated at the lower of cost, determined by the first-in, first-out (FIFO) method, or market. The inventory components at June 30, 2001 and December 31, 2000, are as follows:

                                                               JUNE 30,    DECEMBER 31,
                                                                 2001          2000
                                                              ----------   ------------
Raw materials...............................................  $1,982,248    $1,616,878
Work in process.............................................     495,473       144,723
Finished goods..............................................     310,266       179,328
                                                              ----------    ----------
                                                              $2,787,987    $1,940,929
                                                              ==========    ==========

NOTE 4. PROPERTY, PLANT, AND EQUIPMENT

     The components of net property, plant and equipment are as follows:

                                                              JUNE 30,     DECEMBER 31,
                                                                2001           2000
                                                             -----------   ------------
Land.......................................................  $ 1,071,018   $ 1,071,018
Building...................................................    3,616,693     3,610,068
Leasehold improvements.....................................      580,563       470,002
Furniture and fixtures.....................................      561,404       440,534
Machinery..................................................    5,756,210     5,038,815
Office equipment...........................................    1,100,188       813,317
                                                             -----------   -----------
          Total property, plant and equipment..............   12,686,076    11,443,754
Accumulated depreciation and amortization..................   (5,207,492)   (4,625,382)
                                                             -----------   -----------
Property, plant and equipment, net.........................  $ 7,478,584   $ 6,818,372
                                                             ===========   ===========

NOTE 5. NET INCOME (LOSS) PER COMMON SHARE

     Basic net income (loss) per common share excludes dilution and is computed by dividing net income (loss) by the weighted-average number of common shares outstanding during the periods presented. Diluted net income (loss) per common share reflects the potential dilution of securities that could participate in the earnings. Stock options, warrants outstanding and their equivalents are included in diluted earnings per share computations through the "treasury stock method" unless they are antidilutive. Convertible securities are included in diluted earnings per share computations through the "if converted" method unless they are antidilutive. The effect of assuming conversion of the Series A convertible preferred stock is excluded from the diluted earnings per share computations since the conversion option commences July 18, 2002. Additionally, since the Company has not drawn any proceeds under the convertible promissory note agreement with Elan as of June 30, 2001, there was no effect on earnings per share computations pertaining to this convertible promissory note for the periods presented. Common share equivalents have been excluded from the computations in loss periods, as their effect would be antidilutive. For the six months ended June 30, 2001 and 2000, approximately 1.8 million and 1.9 million equivalent dilutive securities (primarily convertible notes and common stock options), respectively, have been excluded from the weighted-average number of common shares outstanding for the basic and diluted net earnings per common share computations as they are antidilutive.

                   ATRIX LABORATORIES, INC. AND SUBSIDIARIES

NOTE 6. CONVERTIBLE SUBORDINATED NOTES PAYABLE

     During the six months ended June 30, 2001, the Company completed a series of private transactions involving the exchange of 1,482,031 issued common shares for $26,479,000, or 53% of the original offering amount, of the 7% convertible subordinated notes. Of the 1,482,031 shares issued, 1,393,629 shares were valued at the conversion price of $19.00 per share and the remaining 88,402 were valued at the closing market price as of the various exchange dates. As a result, the Company recognized an extraordinary loss of approximately $288,000, for the write-off of approximately $585,000 of pro rata unamortized deferred finance charges net of approximately $297,000 interest expense eliminated as a result of these exchanges. Additionally, as part of the 88,402 shares issued to induce conversion, debt conversion expense of approximately $2,048,000 was recognized in the six months ended June 30, 2001. As of June 30, 2001 and December 31, 2000, the convertible notes payable balance was $9,711,000 and $36,190,000, respectively.

NOTE 7. PENDING LEGAL ACTION

     The Company has been involved in disputes with Block Drug Corporation, a wholly owned subsidiary of GlaxoSmithKline, concerning product pricing and the payments due to the Company upon achievement of milestones under the Company's commercialization agreement with Block. With respect to product pricing, arbitration began in December 2000 to resolve the issue as to the minimum price Block must pay for products under the agreement. On April 20, 2001, the Company entered into a settlement agreement with Block resolving the pricing dispute over Block's sale of Atridox. The settlement agreement provides for the payment owed to the Company for sales of the product in 1999. A new pricing schedule for future purchases was also implemented.

     With respect to milestone payments, the Company believes that under the agreement, the milestone for the FDA approval of the Atrisorb-Doxy Barrier product was achieved in 2000 and the corresponding payment of $1,000,000 is due. Block has not made this payment. Pursuant to the Company's agreement with Block, the Company will be entitled to an additional milestone payment of $2,000,000 upon Block's first commercial sale of the Atrisorb-Doxy Barrier product in the United States. The agreement provides that the first commercial sale of this product in the U.S. must occur within 120 days after FDA approval, subject to certain conditions that have been satisfied. The FDA approved the Atrisorb-Doxy Barrier product in September 2000. The Company has notified Block that it is in breach of the agreement for failure to commence marketing of the Atrisorb-Doxy Barrier product and on May 11, 2001 the Company filed a lawsuit in the U.S. District Court for the District of Colorado seeking injunctive relief based on Block's breach of the agreement. Block has initiated arbitration, and an arbitration hearing has been set for November 13, 2001. The Company intends to vigorously pursue its right to these milestone payments.

Prospectus

                                4,000,000 SHARES

                        [ATRIX LABORATORIES, INC. LOGO]

                            ATRIX LABORATORIES, INC.

                                  COMMON STOCK
                         ------------------------------

     We may from time to time offer and sell up to 4,000,000 shares of our common stock, par value $0.001 per share. We may offer these shares in one or more offerings in amounts, at prices and on terms determined at the time of the offering. The specific terms will be contained in one or more supplements to this prospectus. Read this prospectus and any prospectus supplement carefully before you invest.

     Our common stock is quoted on the Nasdaq National Market under the symbol "ATRX."

                         ------------------------------

     INVESTING IN OUR SECURITIES INVOLVES RISKS. BEFORE BUYING OUR SECURITIES, YOU SHOULD REFER TO THE RISK FACTORS INCLUDED IN OUR PERIODIC REPORTS, IN PROSPECTUS SUPPLEMENTS RELATING TO SPECIFIC OFFERINGS AND IN OTHER INFORMATION THAT WE FILE WITH THE SECURITIES AND EXCHANGE COMMISSION. SEE "RISK FACTORS" ON PAGE 2.

                         ------------------------------

     Neither the Securities and Exchange Commission nor any State Securities Commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                  June 5, 2001

                               TABLE OF CONTENTS

About This Prospectus.......................................    1
Where You Can Find More Information.........................    1
Atrix Laboratories, Inc. ...................................    2
Recent Developments.........................................    2
Risk Factors................................................    2
Use of Proceeds.............................................    3
Description of Capital Stock................................    3
Plan of Distribution........................................    9
Legal Matters...............................................   10
Experts.....................................................   10

                             ---------------------

     You should only rely on the information contained or incorporated by reference in this prospectus and in the prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer and sale is not permitted. You should assume that the information appearing in this prospectus, as well as information we previously filed with the SEC and incorporated by reference, is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a "shelf" registration statement that we filed with the Securities and Exchange Commission. By using a shelf registration statement, we may sell up to 4,000,000 shares of our common stock from time to time in one or more offerings. This prospectus only provides you with a general description of the common stock we may offer. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the terms of the securities offered, including the amount, the price and the terms determined at the time of the offering. The prospectus supplement will also contain, with respect to the offering, the name of any underwriters, dealers or agents, the compensation to any underwriters and the net proceeds to us. The prospectus supplement may also add to, update or change information contained in this prospectus. Before purchasing any securities, you should carefully read both this prospectus and any supplement, together with additional information described under the heading "Where You Can Find More Information."

     We will not use this prospectus to offer and sell securities unless it is accompanied by a prospectus supplement that more fully describes the terms of the offering.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other information with the SEC. Our filings with the SEC are available to the public on the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC's public reference rooms at the following addresses:

  450 Fifth Street, N.W.      Seven World Trade Center      500 West Madison Street
         Room 1024                   13th Floor                   Suite 1400
   Washington, DC 20549       New York, New York 10048      Chicago, Illinois 60661

     Please call the SEC at 1-800-SEC-0330 for more information about their public reference rooms and their copy charges. Our SEC filings and other information concerning us are also available at The National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

     The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Any information that we refer to in this manner is considered part of this prospectus. Any information that we file with the SEC after the date of this prospectus will automatically update and supersede the information contained in this prospectus.

     We are incorporating by reference the following documents that we have previously filed with the SEC:

          1. Our Annual Report on Form 10-K for the year ended December 31, 2000, filed with the SEC on March 14, 2001, and Amendment No. 1 on Form 10-K/A to the Annual Report on Form 10-K for the year ended December 31, 2000, filed with the SEC on May 31, 2001,

          2. Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, filed with the SEC on April 26, 2001,

          3. Our Current Report on Form 8-K dated December 29, 2000, filed with the SEC on January 9, 2001,

          4. Our Current Report on Form 8-K dated December 29, 2000, filed with the SEC on February 23, 2001,

          5. Our Current Report on Form 8-K dated April 20, 2001, filed with the SEC on April 24, 2001,

          6. The description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on January 12, 1990, including any amendments or reports filed with the SEC for the purpose of updating such description, and

          7. The description of our Series A Preferred Stock Purchase Rights contained in our Registration Statement on Form 8-A, filed with the SEC on October 1, 1998, including any amendments or reports filed with the SEC for the purpose of updating such description.

     We are also incorporating by reference any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus. In no event, however, will any of the information that we disclose under Item 9 of any Current Report on Form 8-K that we may from time to time file with the SEC be incorporated by reference into, or otherwise be included in, this prospectus.

     You may obtain a copy of any of the documents referred to above, including exhibits specifically incorporated by reference in those documents, without charge by written or oral request directed to Atrix Laboratories, Inc.,
Attention: Corporate Secretary, 2579 Midpoint Drive, Fort Collins, Colorado 80525, telephone number (970) 482-5868 and facsimile number (970) 482-1152. We maintain a web site at www.atrixlabs.com. The reference to our web site does not constitute incorporation by reference of the information contained at the site.

                            ATRIX LABORATORIES, INC.

     We were formed in August 1986 as a Delaware corporation. In November 1998, we acquired ViroTex Corporation through the merger of our wholly owned subsidiary, Atrix Acquisition Corporation, with and into ViroTex. In June 1999, we organized our wholly owned registered subsidiary Atrix Laboratories Limited, which is based in London, England. In February 2000, we organized our wholly owned registered subsidiary Atrix Laboratories GmbH, which is based in Frankfurt, Germany, to conduct our European operations. In June 2000, we entered into a research joint venture, Transmucosal Technologies Ltd. with Elan International Services, Ltd., a wholly owned subsidiary of Elan Corporation, plc.

     We are an emerging specialty pharmaceutical company focused on advanced drug delivery. With five patented drug delivery technologies, we are currently developing a diverse portfolio of products, including proprietary oncology, pain management and dermatology products. We also partner with large pharmaceutical and biotechnology companies to apply our proprietary technologies to new chemical entities or to extend the patent life of existing products.

     Unless the context indicates otherwise, the terms "we," "our," "us" and "Atrix" are used in this prospectus for purposes of convenience and are intended to refer to Atrix Laboratories, Inc. and its subsidiaries. Our principal executive offices are located at 2579 Midpoint Drive, Fort Collins, Colorado, our telephone number is (970) 482-5868, and our facsimile number is (970) 482-1152.

                              RECENT DEVELOPMENTS

     Please see the applicable prospectus supplement and our recent public filings for recent developments.

                                  RISK FACTORS

     You should carefully consider the risks involved before you invest in our securities. These risks include, but are not limited to, any risks that may be described in other filings we make with the SEC and in the prospectus supplements relating to specific offerings of securities.

                                USE OF PROCEEDS

     Unless the applicable prospectus supplement states otherwise, the net proceeds we receive from the sale of the common stock offered by this prospectus will be used for general corporate purposes, which may include:

     - funding the development and growth of our product offerings and business,

     - repaying indebtedness that we may incur from time to time,

     - financing potential acquisitions of complementary businesses, assets and technologies that we may consider from time to time, and

     - general working capital.

     Pending these uses, we may temporarily use the net proceeds to make short-term investments or reduce short-term borrowings.

                          DESCRIPTION OF CAPITAL STOCK

     The following is a general description of our capital stock. The terms of our certificate of incorporation and bylaws are more detailed than the general information provided below. Therefore, you should carefully consider the actual provisions of these documents.

AUTHORIZED CAPITAL STOCK

     As of the date of this prospectus, we are authorized to issue a total of 50,000,000 shares of our capital stock. Each share has a par value of $.001 per share. Of the authorized amount, 45,000,000 of the shares are common stock and 5,000,000 are shares of preferred stock.

     Our Board of Directors may, without further action by our stockholders, issue a series of preferred stock and fix the rights and preferences of those shares, including the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, terms of redemption, redemption price or prices, liquidation preferences and the number of shares constituting any series or the designation of such series. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock issued by us. Of the 5,000,000 authorized shares of preferred stock, 200,000 shares have been designated as Series A Preferred Stock, and 20,000 shares have been designated as Series A Convertible Exchangeable Preferred Stock.

     As of May 31, 2001, there were 15,165,839 shares of common stock issued and outstanding. As of such date, no shares of Series A Preferred were issued or outstanding, and 12,015 shares of Series A Convertible Exchangeable Preferred were issued and outstanding.

COMMON STOCK

     General. Each share of our common stock has identical rights and privileges in every respect. Holders of our common stock do not have any preferences or any preemptive, conversion or exchange rights. All of our outstanding shares of common stock are fully paid and nonassessable. Our common stock is listed on the Nasdaq National Market under the symbol "ATRX."

     Voting Rights. The holders of our common stock are entitled to vote upon all matters submitted to a vote of our stockholders and are entitled to one vote for each share of common stock held. Our certificate of incorporation provides for cumulative voting for the election of directors on or after the date on which we become aware that any stockholder has become the beneficial owner, directly or indirectly, of 30% or more of our outstanding shares of capital stock entitled to vote generally in the election of directors. Our certificate of incorporation also provides that our Board of Directors consists of three classes. The members of each class serve three-year staggered terms with one class elected at each annual meeting of stockholders.

     Dividends. Subject to the prior rights and preferences, if any, applicable to shares of preferred stock or any series of preferred stock, or the restrictions set forth in any applicable indentures, the holders of common stock are entitled to participate equally in dividends, payable in cash, stock or otherwise, as may be declared by our Board of Directors out of any funds legally available for the payment of dividends.

     Liquidation and Distribution. If we voluntarily or involuntarily liquidate, dissolve or wind-up, the holders of our common stock will be entitled to receive after distribution in full of the preferential amounts, if any, to be distributed to the holders of preferred stock or any series of preferred stock, all of the remaining assets available for distribution ratably in proportion to the number of shares of common stock held by them.

     Transfer Agent and Registrar. The principal transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

SERIES A CONVERTIBLE EXCHANGEABLE PREFERRED STOCK

     Dividends. Each share of Series A Convertible Exchangeable Preferred Stock is entitled to receive a mandatory dividend equal to 7% per year of the original issue price of $1,000 per share. This dividend is payable semi-annually on each succeeding six-month anniversary of the first issuance of Series A Convertible Exchangeable Preferred solely by the issuance of additional shares of Series A Convertible Exchangeable Preferred, at a price per share equal to $1,000, and not in cash, compounding to commence six months after the original issuance of Series A Convertible Exchangeable Preferred. Such dividend may include the issuance of fractional shares of Series A Convertible Exchangeable Preferred. In addition, when and if our Board of Directors declares a dividend or distribution payable with respect to our outstanding shares of common stock, the holders of the Series A Convertible Exchangeable Preferred will be entitled to the amount of dividends per share in the same form as such common stock dividends that would be payable on the largest number of whole shares of common stock into which a holder's aggregate shares of Series A Convertible Exchangeable Preferred could then be converted.

     Seniority; Liquidation Preference. We may not issue any additional classes or series of preferred stock with a liquidation preference, dividend or other rights senior to or pari passu to the Series A Convertible Exchangeable Preferred, except with the prior approval of the holders of at least a majority of the then-outstanding shares of Series A Convertible Exchangeable Preferred voting separately as a series. In the event of any liquidation, dissolution or winding-up of the affairs of Atrix before any payment of cash or distribution of other property is made to the holders of our common stock or any other class or series of stock subordinate in liquidation preference to the Series A Convertible Exchangeable Preferred, the holders of the Series A Convertible Exchangeable Preferred will be entitled to receive out of the assets of Atrix legally available for distribution to our stockholders, the original issue price per share of $1,000 (as appropriately adjusted for any combinations or divisions or similar recapitalizations affecting the Series A Convertible Exchangeable Preferred after issuance) and accrued and unpaid dividends thereon.

     If, upon any liquidation, dissolution or winding up, our assets available for distribution to our stockholders are insufficient to pay the holders of the Series A Convertible Exchangeable Preferred the full amounts to which they are entitled, the holders of the Series A Convertible Exchangeable Preferred will share ratably in any distribution of assets in proportion to the respective amounts which would be payable to them in respect of the shares held by them if all amounts payable to them in respect of such were paid in full as described in the preceding paragraph. After the distributions described in the preceding sentence have been paid, subject to the rights of other series of preferred stock that may from time to time be issued, our remaining assets available for distribution to our stockholders will be distributed among the holders of our common stock pro rata based on the number of shares of common stock held by each holder.

     Conversion. Each share of Series A Convertible Exchangeable Preferred is convertible, at the option of the holder, at any time after the date that is two years after the issuance thereof and before the date that is six years after the first issuance thereof, into such number of fully paid and non-assessable shares of common stock (or successor securities) as is determined by dividing (x) the sum of the original issue price of such share of Series A Convertible Exchangeable Preferred and any accrued but unpaid dividends thereon by (y) the Series A Conversion Price, which is initially $18.00 and is subject to adjustment as described below.

Notwithstanding the above, in the case of a merger or consolidation of Atrix with or into another entity as a consequence of which Elan International Services, Ltd., or EIS, will own 50% or less of the equity of the survivor of such merger or consolidation than EIS did of Atrix prior thereto or the sale of our common stock in a firm commitment underwritten public offering, then at our option, the outstanding shares of the Series A Convertible Exchangeable Preferred then held by the original holder of the Series A Convertible Exchangeable Preferred or any of its affiliates will, immediately prior to the consummation thereof be converted into the same number of shares of common stock into which such shares are then convertible. No fractional shares of common stock will be issued upon conversion of the Series A Convertible Exchangeable Preferred.

     If the Series A Convertible Exchangeable Preferred is converted into common stock pursuant to the preceding sentence, the common stock delivered upon such conversion will have the benefit of the exchange right identical to that with respect to the Series A Convertible Exchangeable Preferred so converted, as described below. In all other circumstances of conversion, such exchange right will automatically terminate. If EIS's ownership of common stock will exceed 19.9% of the issued and outstanding shares of our common stock on a fully diluted basis upon conversion of the Series A Convertible Exchangeable Preferred, EIS will to the extent of such excess be entitled to receive non-voting securities of Atrix.

     Anti-Dilution Protection. If we issue any additional shares of common stock (excluding shares issued (1) in connection with a stock split or subdivision, (2) upon conversion of our preferred stock, (3) to employees, consultants or directors in accordance with plans approved by our Board of Directors, (4) under our Employee Stock Purchase Plan and (5) upon conversion of our 7% Convertible Subordinated Notes due 2004) without consideration or for a consideration per share less than the fair market value (as defined in our certificate of incorporation) per share on such date, the conversion price in effect immediately prior to each such issuance will be adjusted on a weighted average basis, as further described in our certificate of incorporation. The number of shares into which the Series A Convertible Exchangeable Preferred are convertible at any time will be proportionately adjusted for any stock splits, subdivisions or combinations, stock or certain other dividends or distributions and recapitalizations.

     Exchange Right. At any time prior to the sixth anniversary of the first issuance of the Series A Convertible Exchangeable Preferred, the original purchaser (or any of its affiliates) of the Series A Convertible Exchangeable Preferred may exchange all of the shares of Series A Convertible Exchangeable Preferred but not any accrued and unpaid dividends thereon for 3,612 convertible preferred shares (as adjusted for any combinations or divisions or similar recapitalizations) of Transmucosal Technologies Ltd., a Bermuda exempted limited liability company, held by Atrix convertible into 30.1% of Transmucosal Technologies' common shares on a fully diluted basis (or, if we have converted the Transmucosal Technologies convertible preferred shares pursuant to the terms thereof, the common shares of Transmucosal Technologies issued upon such conversion). If the original purchaser exercises the exchange right during the first two years after the issuance of the Series A Convertible Exchangeable Preferred, the Transmucosal Technologies convertible preferred shares that the original purchaser will receive from us will be shares of non-voting convertible preferred stock of Transmucosal Technologies. Upon exercise of the exchange right, all shares of Series A Convertible Exchangeable Preferred originally purchased from us, excluding accrued and unpaid dividends thereon, will be canceled and will no longer be entitled to any rights in Atrix.

     Mandatory Redemption. On the date that is six years after the date of the first issuance of shares of Series A Convertible Exchangeable Preferred, we will, at our option, either (1) redeem the shares of Series A Convertible Exchangeable Preferred in cash in an amount equal to the then-applicable liquidation preference or (2) redeem the shares of Series A Convertible Exchangeable Preferred in shares of common stock having a then fair market value equal to the liquidation preference.

     Voting Rights; Protective Provisions. Holders of Series A Convertible Exchangeable Preferred will not be entitled to vote together with the holders of the common stock, including with respect to the election of our directors, other than as described in the following sentence. Subject to the rights of any series of preferred stock that may from time to time come into existence, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then-outstanding shares of Series A Convertible Exchangeable Preferred, voting separately as a series, we may not:

     - amend our certificate of incorporation to alter or change the voting powers, preferences, or other special rights or privileges, or restrictions of the Series A Convertible Exchangeable Preferred so as to affect adversely such shares,

     - change the rights of the holders of the Series A Convertible Exchangeable Preferred in any other respect, or

     - amend our certificate of incorporation so as to create any additional classes or series of preferred stock with a liquidation preference, dividend or other rights senior to the Series A Convertible Exchangeable Preferred.

     Status of Converted Stock. If any shares of Series A Convertible Exchangeable Preferred are converted or exchanged as described above, the shares so converted or exchanged will be canceled and will not be reissuable by Atrix. Our certificate of incorporation will be appropriately amended to effect the corresponding reduction in our authorized capital stock.

RIGHTS AGREEMENT

     The following summary highlights certain provisions of a Rights Agreement between American Stock Transfer & Trust Company, as rights agent, and us, dated as of September 25, 1998, as amended from time to time, and our certificate of incorporation. Because the terms of these documents are more detailed than the general information provided below, you should carefully consider the actual provisions of these documents.

     Rights. On September 25, 1998 our Board of Directors declared a dividend distribution of one right for each outstanding share of our common stock to stockholders of record at the close of business on September 25, 1998, and authorized the issuance of one right with each share of common stock issued (including shares distributed from treasury) by us thereafter and before the Distribution Date defined below. Each right entitles the registered holder to purchase from us one one-hundredth of a share, or a Unit, of Series A Preferred, at a purchase price of $67.50 per Unit, subject to adjustment.

     Initially, the rights attach to all certificates representing shares of outstanding common stock, and no separate rights certificates will be distributed. The rights will separate from the common stock, and the "Distribution Date" will occur upon the earlier of (1) ten business days following a public announcement that a person or group of affiliated or associated persons, or an acquiring person, has acquired or otherwise obtained beneficial ownership of 15% or more of the then outstanding shares of our common stock, and (2) ten business days (or such later date as may be determined by action of our Board of Directors prior to such time as any person becomes an acquiring person) following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of the then outstanding shares of our common stock.

     Until the Distribution Date, (1) the rights will be evidenced by common stock certificates and will be transferred with and only with such common stock certificates, (2) common stock certificates issued after September 25, 1998 (also including shares distributed from treasury) will contain a notation incorporating the Rights Agreement by reference, and (3) the surrender for transfer of any certificates representing outstanding common stock will also constitute the transfer of the rights associated with the common stock represented by such certificates.

     The rights are not exercisable until the Distribution Date and will expire at the close of business on September 25, 2008 unless earlier redeemed or exchanged by us as described below. Under certain circumstances the exercisability of the rights may be suspended. In no event, however, will the rights be exercisable prior to the expiration of the period in which the rights may be redeemed.

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

     As soon as practicable after the Distribution Date, rights certificates will be mailed to holders of record of our common stock as of the close of business on the Distribution Date and, thereafter, the separate rights certificates alone will represent the rights.

     If a person becomes an acquiring person, each holder of a right will thereafter have the right to receive, upon exercise, shares of common stock (or, in certain circumstances, cash, property or other securities of ours) having a value equal to two times the exercise price of the right. The exercise price is the purchase price multiplied by the number of Units of Series A Preferred issuable upon exercise of a right prior to any person's becoming an acquiring person. Following the occurrence of any person's becoming an acquiring person, all rights that are, or under certain circumstances specified in the Rights Agreement were, beneficially owned by any acquiring person will be null and void.

     If at any time following the date that any person becomes an acquiring person, (1) we are acquired in a merger or other business combination transaction and we are not the surviving corporation, (2) any person merges with us and all or part of our common stock is converted or exchanged for securities, cash or property of Atrix or any other person or (3) 50% or more of our assets or earning power is sold or transferred, each holder of a right (except rights which have been voided) will have the right to receive, upon exercise, common stock of the acquiring person having a value equal to two times the exercise price of the right.

     The purchase price payable, and the number of Units of Series A Preferred issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution (1) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A Preferred, (2) if holders of the Series A Preferred are granted certain rights or warrants to subscribe for Series A Preferred or convertible securities at less than the current market price of the Series A Preferred, or (3) upon the distribution to the holders of the Series A Preferred of evidences of indebtedness, cash or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

     With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments amount to at least 1% of the purchase price. We are not required to issue fractional shares of Series A Preferred (other than fractions which are integral multiples of one one-hundredth of a share of Series A Preferred which may be evidenced by depositary receipts). In lieu thereof, an adjustment in cash may be made based on the current market price of a share of Series A Preferred on the day of exercise.

     At any time until ten business days following the public announcement of a person becoming an acquiring person, a majority of our Board of Directors (including, following the date on which there is an acquiring person, the majority of our independent directors) may redeem the rights in whole, but not in part, at a price of $.01 per right (subject to adjustment in certain events) payable, at the election of the majority of our Board of Directors, including a majority of our independent directors, in cash or shares of our common stock. Immediately upon the action of a majority of our Board of Directors (including, following the date on which there is an acquiring person, a majority of our independent directors) ordering the redemption of the rights, the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

     At any time after there is an acquiring person, by action of a majority of our Board of Directors, including a majority of our independent directors, we may exchange all or part of the then outstanding and exercisable rights (other than rights that have become null and void) for shares of our common stock pursuant to a one-for-one exchange ratio, as may be adjusted.

     Until a right is exercised, the holder thereof, as such, will have no rights as a stockholder of Atrix, including, without limitation, the right to vote or to receive dividends. While the distribution of the rights will not be taxable to our stockholders or to us, stockholders may, depending upon the circumstances, recognize taxable income if the rights become exercisable for Units of Series A Preferred or other consideration.

     Any of the provisions of the Rights Agreement may be amended without the approval of the holders of our common stock at any time prior to the Distribution Date, including an amendment to lower certain thresholds described above to not less than the greater of (1) the sum of .001% and the largest percentage of our outstanding shares of common stock then known to us to be beneficially owned by any person or group of affiliated or associated persons, and (2) 10%. After the Distribution Date, the provisions of the Rights Agreement may be amended to cure any ambiguity, defect or inconsistency, to make changes which do not adversely affect the interests of holders of rights (excluding the interests of any acquiring person), or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to adjust (1) the time period governing redemption shall be made at such time as the rights are not redeemable or (2) any other time period unless such lengthening is for the purpose of protecting, enhancing or clarifying the rights of and/or benefiting the holders of rights. In addition, after a person becomes an acquiring person, no amendment or supplement may be made without the approval of a majority of our Board of Directors, including a majority of our independent directors.

     Series A Preferred. The Units of Series A Preferred that may be acquired upon exercise of the rights will be non-redeemable and are subordinate to our shares of Series A Convertible Exchangeable Preferred and any other shares of preferred stock that may be issued by us in the future.

     Each Unit of Series A Preferred will have a minimum preferential quarterly dividend of $.01 per Unit or any higher per share dividend declared on our common stock. In the event of liquidation, the holder of a Unit of Series A Preferred will receive a preferred liquidation payment equal to the greater of $.01 per Unit and the per share amount paid in respect of a share of our common stock.

     Each Unit of Series A Preferred will have one vote, voting together with our common stock. In the event of any merger, consolidation or other transaction in which shares of our common stock are exchanged, each Unit of Series A Preferred will be entitled to receive the per share amount paid in respect of each share of our common stock.

     The rights of holders of the Series A Preferred with respect to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by customary anti-dilution provisions.

     Because of the nature of the Series A Preferred's dividend, liquidation and voting rights, the economic value of one Unit of Series A Preferred that may be acquired upon the exercise of each right should approximate the economic value of one share of our common stock.

     Potential Anti-Takeover Effect. The rights may have anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our Board of Directors unless the offer is conditioned on that person or group acquiring a substantial number of rights. The rights are intended to encourage persons who may seek to acquire control of us to initiate an acquisition through negotiations with our Board of Directors. However, the effect of the rights may be to discourage a third party from making a partial tender offer or otherwise attempting to obtain a substantial equity position in our equity securities or seeking to obtain control of us, even when some of our stockholders may find the transaction attractive. To the extent that any potential acquirors are deterred by the rights, the rights may have the effect of keeping our existing management in office.

PREEMPTIVE RIGHTS

     No holder of any shares of our stock has any preemptive or preferential right to acquire or subscribe for any unissued shares of any class of stock or any authorized securities convertible into or carrying any right, option or warrant to subscribe for or acquire shares of any class of stock.

PROVISIONS WHICH MAY DELAY A CHANGE OF CONTROL OF ATRIX

     Our certificate of incorporation contains certain provisions that may delay or discourage a change of control of Atrix, including provisions:

     - establishing a classified board of directors,

     - permitting cumulative voting in certain circumstances,

     - allowing our Board of Directors to issue and determine the rights, powers and preferences of preferred stock without any vote or further action by our stockholders,

     - establishing a process to enlarge and fill vacancies on our Board of Directors, and

     - deterring certain self-dealing transactions.

     Certain of these provisions are designed to increase the likelihood that our Board of Directors, if presented with a proposal for a business combination or other major transaction from a third party that has acquired a block of our stock, will have sufficient time to review the proposal and possible alternatives to the proposal and to act in what it believes to be in the best interests of our stockholders. These provisions may discourage certain types of non-negotiated transactions which would result in a change of control of us and are expected to encourage persons seeking to acquire control of us to consult first with our Board of Directors to negotiate the terms of any proposed business combination or offer.

                              PLAN OF DISTRIBUTION

     We may offer and sell shares of our common stock described in this prospectus directly to purchasers or to or through underwriters, dealers or designated agents. We will name any underwriter or agent involved in the offer and sale of the shares of common stock in the applicable supplement to this prospectus. We may sell the common stock from time to time in one or more transactions:

     - at a fixed price or prices, which may be changed,

     - at market prices prevailing at the time of sale,

     - at prices related to prevailing market prices, or

     - at negotiated prices.

     We also may authorize underwriters acting as our agents to offer and sell the securities upon terms and conditions that will be described in the applicable prospectus supplement.

     If we use underwriters to assist us in the offer and sale of our common stock, the underwriters may act as our agents, and we may pay the underwriters in the form of discounts, concessions or commissions. These underwriters may sell the securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Any persons whom we use to assist us in the offer and sale of our common stock may be deemed to be underwriters, and any discounts or commissions that they receive from us or from their resale of the common stock may be deemed to be underwriting discounts and commissions under the securities laws.

     Each time we use this prospectus to sell shares of our common stock, we will also provide a prospectus supplement that contains the specific terms about those shares and about the offering. We will identify in the applicable prospectus supplement any underwriter or agent that we use, as well as any compensation that these underwriters or agents will receive from us or otherwise. The prospectus supplement will also include information regarding the terms or our relationship with any underwriters or agents, their obligations with respect to that offering, and information regarding the proceeds that we will receive and our expected use of those proceeds.

     We may grant to underwriters that we use options to purchase additional shares of common stock to cover over-allotments, if any, at the public offering price, with additional underwriting commissions or discounts, as may be set forth in a related prospectus supplement. The terms of any over-allotment option will be set forth in the applicable prospectus supplement.

     If we use dealers to assist us in the offer and sale of the shares of our common stock, we will likely sell the securities to those dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by the dealers at the time of resale. We will include the names of the dealers and the terms of any transactions involving the dealers in the applicable prospectus supplement.

     We may authorize agents or underwriters to solicit offers by some types of institutions to purchase shares of our common stock from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts. These contracts will provide for payment and delivery on a specified date in the future. The conditions to these contracts and the commissions payable for solicitation of these contracts will be described in the applicable prospectus supplement.

     We may enter into agreements with underwriters, dealers and agents who agree to assist us in the offer and sale of shares of our common stock. Under these agreements, we may agree to indemnify the underwriters and their controlling persons, dealers and agents against certain liabilities, including liabilities under the securities laws. We may also agree to contribution relating to any payments that the underwriters and their controlling persons, dealers or agents may be required to make under the securities or other laws. Unless otherwise indicated in the applicable prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

     Certain persons participating in an offering of our common stock may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock, including over-allotment, stabilizing and short-covering transactions in such securities, and the imposition of a penalty bid, in connection with the offering.

     Any underwriters, dealers or agents that assist us in the offer and sale of our common stock may engage in transactions with or perform services for us in the ordinary course of business.

                                 LEGAL MATTERS

     The validity of the common stock offered by this prospectus will be passed upon for us by Morrison & Foerster LLP. As of the date of this prospectus, Morrison & Foerster LLP held options to acquire 5,000 shares of our common stock. Any underwriters will be advised about other issues relating to any offering by their own legal counsel named in the applicable prospectus supplement.

                                    EXPERTS

     The consolidated financial statements of Atrix Laboratories, Inc. incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2000, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of Transmucosal Technologies Ltd. incorporated in this prospectus by reference from our Amendment No. 1 on Form 10-K/A to our Annual Report on Form 10-K for the year ended December 31, 2000, have been audited by KPMG, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

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

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                                3,000,000 SHARES

                        [ATRIX LABORATORIES, INC. LOGO]

                            ATRIX LABORATORIES, INC.

                                  COMMON STOCK

                         ------------------------------
                             PROSPECTUS SUPPLEMENT

                                 AUGUST 8, 2001

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                         BANC OF AMERICA SECURITIES LLC
                           U.S. BANCORP PIPER JAFFRAY
                               CIBC WORLD MARKETS
                             GRUNTAL & CO., L.L.C.

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